As filed with the Securities and Exchange Commission on October 9, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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VERUTEK TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	4955 (Primary Standard Industrial Classification Code Number)	06-1828817 (I.R.S. Employer Identification Number)

65 West Dudley Town Road, Suite 100
Bloomfield, CT  06002
(860) 242-9800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

________________________________________

John Collins
President and Chief Executive Officer
VeruTEK Technologies, Inc.
65 West Dudley Town Road, Suite 100
Bloomfield, CT 06002
(860) 242-9800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

________________________________________

Copy to:
Graham Robinson, Esq. WilmerHale 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000
________________________________________

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐  _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐  _____________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	8,794,672	$0.70	$6,156,270.40	$241.95

(1)
Consists of (a) 5,693,904 shares of common stock, (b) 3,100,768 shares of common stock issuable upon the exercise of warrants and (c) additional shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the OTC Bulletin Board on October 3, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 9, 2008

PROSPECTUS

VERUTEK TECHNOLOGIES, INC.

8,794,672 SHARES OF COMMON STOCK
___________________________

This prospectus relates to the resale from time to time of up to 8,794,672 of shares of our common stock by the selling stockholders identified in this prospectus.  We will not receive any proceeds from the sale of shares of our common stock offered by this prospectus.  We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholders against certain liabilities.

           The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares offered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the OTC Bulletin Board under the symbol “VTKT.”  On October 7, 2008, the last reported sale price of the common stock on OTC Bulletin Board was $0.70 per share.  You are urged to obtain current market quotations for the common stock.
___________________________

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 2.

___________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

___________________________

The date of this prospectus is                   , 2008.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus.  This summary does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

 VeruTEK Technologies, Inc.

We are an environmental remediation company that provides environmental solutions for complex environmental problems. We have developed new clean and green technologies using food-grade surfactants and food additives that remove contamination without risk to humans or the environment. We anticipate that our technologies will allow development of the following revenue streams:

•   remediation of contaminated sites;

•   sale of branded green chemicals,

•   licensing of proprietary technology;

•   laboratory services; and

•   high-level consulting.

We currently generate revenue by providing technical and consulting services related to environmental remediation. Revenues result from the implementation of projects to remedy contaminated sites, treatability and pilot studies to evaluate potential remedies, and consulting services related to environmental remediation. Our objective is to utilize activities from consulting services, treatability studies and pilot studies to successfully demonstrate our capabilities in customizing remedies to address environmental remediation issues and thereby secure much larger contracts for full scale remediation of environmental issues at client sites. We are continuing to pursue such opportunities.  We have not yet established revenue streams related to the sale of branded green chemicals or licensing of proprietary technology.

Corporate Information

VeruTEK Technologies, Inc.’s principal executive offices are located at 65 West Dudley Town Road, Suite 100, Bloomfield, CT 06002, our telephone number at that address is (860) 242-9800 and our Internet address is www.verutek.com. The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document.  Our website address is included as an inactive textual reference only.  Unless the context otherwise requires references in this prospectus, “VeruTEK,” “the Company”, “we,” “us,” and “our” refer to VeruTEK Technologies, Inc. and its subsidiaries.

VeruTEK™, S-ISCO™, VeruSOL™ and Coeluent Technologies™ are our trademarks.  Other tradenames and trademarks appearing in this prospectus are the property of their respective owners.

The Offering

Common Stock offered by selling stockholders	8,794,692 shares, including 3,100,768 shares issuable upon the exercise of the warrants held by the selling stockholders

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering

OTC Bulletin Board symbol	VTKT

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks and uncertainties described below before purchasing our common stock.  The risks and uncertainties described below are not the only ones facing our company.  Additional risks and uncertainties may also impair our business operations.  If any of the following risks actually occur, our businesses, financial condition or results of operations would likely suffer.  In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

 Our substantial indebtedness could adversely affect our financial condition.

We have substantial debt and, in turn, substantial debt service requirements. Our ability to make payments on our convertible notes due 2009 and any future indebtedness we may incur depends on our ability to generate sufficient cash flow. We cannot assure you that:

•	our business will generate sufficient cash flow from operations to service our indebtedness;

•	future borrowings or proceeds from equity issuances will be available in an amount sufficient to enable us to pay our indebtedness on or before the maturity date of such indebtedness; or

•	we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Factors beyond our control may affect our ability to service our indebtedness. These factors include those discussed in this “Risk Factors” section.

If, in the future, we cannot generate sufficient cash flow from our operations to meet our debt service obligations, we may need to refinance our debt, obtain additional financing, issue equity or sell assets, which we may not be able to do on commercially reasonable terms, if at all, and which we may be prohibited from doing under the terms of our indebtedness. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service obligations. Our inability to generate cash flow or obtain funding sufficient to satisfy our debt service obligations could materially and adversely affect our financial condition.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Although our management team has been engaged in the field of environmental remediation for an extended period of time, VeruTEK Technologies, Inc., or VeruTEK-Delaware, a Delaware corporation and our wholly-owned subsidiary, did not begin operations of its current business concept until February 1, 2006. Further, we have only recently completed the acquisition of VeruTEK-Delaware. We have a limited operating history in our current combined form, which makes it difficult to evaluate our business on the basis of historical operations.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

Our results of operations have not been consistent, and we may not be able to achieve profitability.

We incurred net losses that have resulted in an accumulated deficit of approximately $10.3 million as of June 30, 2008. Our management believes that our current business plan will be successful and that we will be able to limit our losses; however, our business plan is speculative and unproven.  There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, that we will be able to curtail our losses now or in the future.  If we incur significant operating losses, our stock price may decline, perhaps significantly.

There is substantial doubt about our ability to continue as a going concern as a result of our cash flow challenges, sustained net losses, the lack of a sufficient number of full scale remediation projects with adequate profit margins, the violation of certain terms of our term note facility and the fact that three customers represent nearly all of our revenues and if we are unable to generate significant revenue or alternative financing we may be required to cease or curtail our operations.

 In their report, dated March 26, 2008, prepared in conjunction with our consolidated financial statements, our independent registered accounting firm included an explanatory paragraph stating that, because we have incurred net losses, have a working capital deficiency and have an accumulated deficit, there is substantial doubt about our ability to continue as a going concern.  We have an accumulated deficit of approximately $10.3 million as of June 30, 2008. Our working capital deficiency of approximately $2.2 million as of December 31, 2007 was eliminated as of June 30, 2008 as a result of funding received from our May 2008 private placement of equity securities.  As of June 30, 2008, we had working capital of approximately $1.8 million.  As is typical with early stage growth companies, these losses are largely a result of business development expenses as well as investment in infrastructure for growing our business and operations.  We are also not in compliance with certain provisions of our term note with our bank which provides the bank with the right to demand repayment or increase the stated interest rate. Should our bank choose to demand repayment of the term note, all interest and principal would become due and payable immediately. We are pursuing a replacement facility and other potential sources of funding with other financial institutions of which there is no guarantee that we will be successful in obtaining such financing. As of the date of this prospectus, we have secured one large project with Keyspan Corporate Services LLC, or Keyspan, and five relatively small commitments for full scale remediation projects. We have not yet secured a sufficient number of sufficiently profitable implementation projects to allow us to achieve profitability. Securing a sufficient number of full scale remediation projects at acceptable profit margins is critical to ensure our long-term viability.  Further, we have two customers that accounted for 64% of our revenues for the six-month period ended June 30, 2008.  These factors raise substantial doubt about our ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue and profit or alternative financing we may be required to cease or curtail our operations.  If we do not secure projects for full scale environmental remediation of sufficient size and profitability or if we do not secure additional funding from other sources, we estimate current funding will sustain our operations through April of 2009.

We are dependent upon two customers and if we are to lose any one of our customers we may be forced to cease operations.

We have two customers that accounted for 64% of our revenues for the six-month period ended June 30, 2008.   If we are unable to develop additional customers or lose one of our existing customers our operations may be severely impacted and we may be forced to cease operations.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Our acquisition of VeruTEK-Delaware occurred on May 9, 2007. Following the acquisition of VeruTEK-Delaware, the management team, consisting of John Collins, George Hoag, and Michael Vagnini, is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional Securities and Exchange Commission, or SEC, reporting requirements and compliance under the Sarbanes-Oxley Act of 2002 not previously required as a private company prior to the acquisition of VeruTEK-Delaware. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a small public company may require us to make projections about future operating results and to provide forecast guidance to the public markets. We have limited experience as a management team in the combined company with dealing with the public markets and as a result our projections may not be made timely or set at expected performance levels and could materially affect the price of our stock. Any failure to meet published projections that adversely affect our stock price could result in losses to investors, shareholder lawsuits or other litigation, sanctions or restrictions issued by the SEC or the exchange upon which the combined company's stock is traded.

While we believe that we currently have adequate internal control over financial reporting, we must maintain adequate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires our management to report on the operating effectiveness of our internal controls over financial reporting. CCR LLP, our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning with the year ended December 31, 2009. We must maintain an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict if changes in circumstances or the nature of our business and operations will require us to spend additional time and resources to maintain the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

We are dependent on the environmental remediation industry, which has experienced volatility in remediation spending.

We derive the majority of our revenues from sales of products and services to the environmental remediation industry. Purchases of our services may be deferred as a result of many factors including mergers and acquisitions, regulatory decisions, weather conditions, rising interest rates, clean-up specific financial situations and general economic downturns. In the future, we may experience variability in operating results, on both an annual and a quarterly basis, as a result of these factors.

Environmental remediation industry sales cycles can be lengthy and unpredictable, which can cause delays in purchasing and variability to our financial projections and could adversely affect our results of operations.

Sales cycles with customers in the environmental remediation industry are generally long and unpredictable due to a variety of factors including political influences, customers’ budgeting, purchasing and regulatory processes. Accordingly, realization of revenues from projects can take longer than expected. Our remediation customers typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a company. Delays in completing these processes can cause delays in purchasing and variability to our financial projections and could adversely affect results of operations.

We face competitive pressures from a variety of companies in the markets we serve which may have an adverse effect on our operating results.

We are a small company in a highly competitive market. Some of our present and potential competitors have, or may have, substantially greater financial, marketing, technical or manufacturing resources, and in some cases, greater name recognition and experience than we have. Some competitors may enter markets we serve and sell products at low prices in order to obtain market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Other companies may also produce products or provide services that are equal or superior to our products and services, which could reduce our market share, reduce our overall sales, severely impair our ability to secure business and require us to invest additional funds in new technology development. Our technology is new and we have secured only one large scale remediation project and five relatively small projects for the full scale remediation of contaminated environmental sites. We have not yet secured a sufficient number of sufficiently profitable implementation projects to allow us to achieve profitability. Securing a sufficient number of full scale remediation projects at acceptable profit margins is critical to ensure our long-term viability.  We may face competition from other environmental remediation firms with alternative technologies that will be less costly to the client and result in our inability to secure projects or result in our inability to secure such projects at acceptable profit margins. If we cannot compete successfully against current or future competitors, this will have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our financial forecasts may not be achieved as a result of the unpredictability of customer buying patterns, which could make our stock price more volatile.

We do not maintain significant levels of backlog. Revenue in any year or quarter is dependent, in significant part, on contracts entered into, booked and completed in that period. Forecasts may not be achieved, either because expected sales are delayed or do not occur or because they occur at lower prices or on terms that are less favorable to us.

In addition, fluctuations may be caused by a number of other factors, including:

•	the timing and volume of customer contracts, projects and customer cancellations;

•	a change in our revenue mix of services and a resulting change in the gross margins;

•	the timing and amount of our expenses;

•	the introduction of competitive services or products by existing or new competitors;

•	reduced demand for any given service or product;

•	the market’s transition to new technologies.

Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices, at later times, or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decrease and may result in shareholder lawsuits.

We need to manage growth in operations to maximize our potential growth and achieve our expected revenues and our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our, sales and marketing operations, our field operations and our laboratory operations. This expansion will place a significant strain on our management team and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively hire, train, motivate, and manage our employees. Our failure to properly manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

If we are not able to implement our strategies in achieving our business objectives, our business operations and financial performance may be adversely affected.

Our business plan is based on circumstances currently prevailing and the assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

If we need additional capital to fund our growth, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including the following:

•	our profitability;

•	the release of competitive products by our competition;

•	the level of our investment in research and development; and

•	the amount of our capital expenditures, including acquisitions.

We cannot assure you that we will be able to obtain capital in the future to meet our needs. If we cannot obtain additional funding, we may be required to:

•	limit our investments in research and development;

•	limit our marketing efforts; and

•	decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We depend on our ability to develop and release new products and services from development in a timely and consistent manner.

Our products and services have only recently reached the point of commercialization, been approved for use by regulatory authorities and still may require additional and continuing development to become competitive with other competing products and services. We expect to continue to make substantial investments in technology development. Our future success will depend, in part, on our ability to continue to design and provide new competitive products and services and to enhance and sustain our existing products and services. This product development will require continued investment in order to maintain and grow our market position. We may experience unforeseen problems in the development or performance of our technologies or products. In addition, we may not meet our product development schedules. Finally, we may not achieve market acceptance of our new products and solutions. These factors could materially affect our ability to forecast operations and negatively affect our stock price, results of operations, cash flow and financial condition.

Our technology may have defects or we may not be able to achieve satisfactory results which could lead to a loss of revenues or product liability claims.

Our products and services use complex development technologies and may contain defects, especially when first introduced or when new technologies are implemented. Despite laboratory testing, we may not detect defects in our new products or technologies until after we have commenced commercial implementation. In addition, we may not be able to achieve satisfactory results in remediating client sites due to the complex nature of such sites and the related contaminants. If defects are discovered or satisfactory results are not achieved after commercial implementation of either new products or services:

•	potential customers may delay purchases;

•	customers may react negatively, which could reduce future sales;

•	our reputation in the marketplace may be damaged;

•	we may have to defend product liability claims;

•	we may be required to indemnify our customers, clients or others;

•	we may incur additional service and warranty costs; and

•	we may have to divert additional development resources to correct the defects, which may result in the delay of new product and technology implementations.

If any or all of the foregoing occur, we may lose revenues, incur higher operating expenses and lose market share, any of which could severely harm our financial condition and operating results.

We depend on a single, exclusive supplier for surfactants and a limited number of suppliers for other chemicals which are a critical raw material in our environmental solutions, and our inability to obtain sufficient supplies of this raw material in a timely manner or at favorable prices could increase our prices or otherwise harm our business.

Our environmental solutions for complex environmental problems require plant-derived, food-grade surfactants, for which we currently have a ten-year exclusive relationship with a single manufacturer and supplier.  Because we are dependent on this outside supplier for surfactants and do not maintain an inventory of surfactants, we must obtain sufficient quantities of quality surfactants from our supplier at acceptable prices and in a timely manner.  This manufacturer and supplier could discontinue manufacturing or supplying surfactants, experience interruptions in their operations or raise their prices. We are also dependent on a limited number of outside manufacturers and suppliers for other chemicals for which we must obtain sufficient quantities of quality product from our suppliers at acceptable prices and in a timely manner.  Any or all of these manufacturers and suppliers could discontinue manufacturing or supplying surfactants or these other chemicals, experience interruptions in their operations or raise their prices.

A major decline in our suppliers’ financial condition could cause a production slowdown or stoppage.  As a result, our customers could cancel orders, which could have a material adverse effect on our business and results of operations.  Any of the foregoing could reduce our sales in a given period, cause a loss of business to a competitor, or otherwise cause our financial condition to suffer.

Moreover, we may not be able to identify alternative sources of supply in a timely fashion or at all, and any relationship by us with such an alternative source could be inconsistent with our ten-year exclusive relationship with our current surfactant supplier or other chemical suppliers.  Any transition to alternate suppliers may result in delays with respect to the performance of our contracts with our customers or otherwise limit our ability to perform under those contracts and could result in a breach of our arrangement with our current surfactant supplier and other chemical suppliers.

We have a long-term letter of understanding with our surfactant supplier and believe we are on good terms with all suppliers.  However, we cannot be certain that we will continue to have access to our current sources of supply of surfactants and other chemicals or that we will not encounter supply problems in the future.

Our inability to maintain adequate manufacturer and supplier relationships due to its financial position and working capital situation may limit the availability of surfactants and other chemicals and impair our ability to implement contracts with customers, which could adversely affect our financial position.

We are subject to regulatory compliance and we may incur substantial expenses in complying with these regulations

We are subject to various governmental regulations including those related to occupational safety and health, labor and wage practices and regulations regarding the performance of certain engineering services. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions, which could materially and adversely affect our business, financial condition and results of operations.

Our operating results may be adversely affected by the uncertain geopolitical environment and unfavorable factors affecting economic and market conditions.

Adverse factors affecting economic conditions worldwide have contributed to a general inconsistency in environmental remediation spending and may continue to adversely impact our business, resulting in:

•	Reduced demand for our products as a result of a decrease in spending by our customers and potential customers;

•	Increased price competition for our products and services; and

•	Higher overhead costs as a percentage of revenues.

Terrorist and military actions may continue to put pressure on economic conditions. If such an attack should occur or if the economic and market conditions in the United States deteriorate as a result of a terrorist attack, we may experience a material adverse impact on our business, operating results, and financial condition as a consequence of the above factors or otherwise.

Stockholders may experience significant dilutions if future equity offerings are used to fund operations or acquire complimentary businesses.

If future operations or acquisitions are financed through the issuance of equity securities, stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We have established an incentive stock award plan for management and employees. We have granted options to purchase shares of our common stock to our directors, employees and consultants and we will grant additional options in the future. The issuance of shares of our common stock upon the exercise of these options may result in dilution to our stockholders.

We may have difficulty defending our intellectual property rights from infringement resulting in lawsuits requiring us to devote financial and management resources that would have a negative impact on our operating results.

We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights. No assurance can be given that our patents and licenses will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us.

If our patents do not protect our environmental remediation processes, or our environmental remediation processes infringe third-party patents, we could have difficulty protecting our technology or be subject to litigation and liability.

We have several patent applications pending in the United States, and intend to file others.  Our success will depend, in part, on our ability to obtain and maintain United States patent protection for our environmental remediation chemicals, methods and processes.  We do not know whether any patents will issue from any of our patent applications or, even if patents issue or have issued, that the issued claims will provide us with any significant protection against competitive products or otherwise be valuable commercially.  If we are not able to obtain adequate patent protection, our ability to prevent competitors from making, using and selling similar environmental remediation chemicals, methods and/or processes may be limited.  Furthermore, in a competitive environmental remediation market, our activities may infringe the claims of patents held by third parties.  Defense and prosecution of infringement or other intellectual property claims, as well as participation in other inter-party proceedings, can be expensive and time-consuming, regardless of whether or not the outcome is favorable to us.  If the outcome of any such litigation or proceeding were adverse, we could be subject to significant liabilities to third parties, could be required to obtain licenses from third parties, or could be required to cease sales of our environmental remediation chemicals, methods and/or processes, any of which outcomes could have a material adverse effect on our business.

If we lose the services of any of our key personnel, including our Chief Executive Officer, Chief Financial Officer and Director of Research and Development our business may suffer.

We are dependent on our key officers, including our Chief Executive Officer, Chief Financial Officer and Director of Research and Development, our directors, and our key employees in our technology, finance, sales and marketing operations. Our business could be negatively impacted if we were to lose the services of one or more of these persons.

Our executive officers, board of directors and key employees are crucial to our business, and we may not be able to recruit, integrate and retain the personnel we need to succeed.

Our success depends upon a number of key management, sales, technical and other critical personnel, including our executive officers, the Board of Directors and key employees. The loss of the services of any key personnel, or our inability to attract, integrate and retain highly skilled technical, management, sales and marketing personnel could result in significant disruption to our operations, including the timeliness of new product introductions, success of product development and sales efforts, quality of customer service, and successful completion of our initiatives, including growth plans and the results of our operations. Any failure by us to find suitable replacements for our key senior management may be disruptive to our operations. Competition for such personnel in the technology industries is intense, and we may be unable to attract, integrate and retain such personnel successfully.

Our bylaws provide that we may indemnify our officers and directors which may result in significant expenditures for our company, which may further exacerbate our losses.

Our bylaws essentially provide that we shall indemnify our directors, officers, employees, and agents to the fullest extent permitted by Nevada law. We will also bear the expenses of litigation for any of our directors, officers, employees, or agents. This indemnification policy could result in substantial expenditures which we may be unable to recoup.

The issuance of shares upon conversion of the Secured Convertible Notes and exercise of outstanding warrants issued to the investors may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the convertible notes issued on May 9, 2007, or the Notes, and exercise of warrants may result in substantial dilution to the interests of other stockholders since the investors may ultimately convert and sell the full amount issuable on conversion. Although the investors may not convert or exercise their Notes and common stock purchase warrants if such conversion would cause them to own more than 9.99% of our outstanding common stock, this restriction does not prevent the investors from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the investors could sell more than their 9.99% limit while never holding more than 9.99%.

We are subject to certain restrictions and covenants under our Securities Purchase Agreement with the holders our Notes and related warrants.

Pursuant to that certain Securities Purchase Agreement that we entered into with investors in May 2007, we are subject to certain restrictions and covenants, including, among others, covenants prohibiting us from terminating our status as an issuer required to file reports under the Securities Exchange Act of 1934, as amended, or Exchange Act, generally prohibiting us from selling all or substantially all of our assets except to certain purchasers, limiting our ability to incur indebtedness or issue securities, prohibiting us from amending or modifying our governing documents, and granting certain rights of first offer to such investors with respect to certain issuances of our securities. These restrictions and covenants may have the effect of delaying, deterring or preventing certain transactions and activities by us, which could adversely affect our results of operations, cash flow and financial condition.

If we breach our registration rights agreement with certain of our investors, we could be subject to penalties or liabilities that could have a material adverse effect on our business.

We previously agreed to effect the registration of shares of our common stock issuable upon the conversion of the Notes and the related warrants under the Securities Act of 1933, as amended, or Securities Act, pursuant to a registration rights agreement. On January 18, 2008, the SEC declared effective our registration statement with respect to 3,270,327 shares of our common stock, which included shares of common stock subject to the registration rights agreement issuable upon the conversion of the Notes and related warrants. The January 18, 2008 registration did not meet the requirement under the registration rights agreement dated May 9, 2007. Under the May 9, 2007 registration rights agreement, the registration statement was to be declared effective within 180 days following May 9, 2007. However, we did receive consents we believe extended the registration deadline from investors comprising approximately 70% of the shares of common stock issuable under the issued and outstanding Notes and warrants. Accordingly, we provided an accrued liability of $24,250 for penalties related to the Notes for which holders did not provide consents extending this deadline.  (See “Management’s Discussion and Analysis or Plan of Operation – Liquidity and Capital Resources” included in our Form 10-Q for the quarterly period ended June 30, 2008.)  To the extent that we fail to meet any other requirements under the registration rights agreement, we could be subject to additional penalties or liabilities, which could have a material adverse effect on our business.

Specific Risks Relating to Our Common Stock

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

 We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

There is a limited market for our common stock which may make it more difficult to dispose of your stock.

 Our common stock is currently quoted on the OTC Bulletin Board, or OTCBB, under the symbol “VTKT”. There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In addition, we agreed to effect the registration of shares issuable upon the conversion of our 6% secured convertible notes and warrants under the Securities Act pursuant to a registration rights agreement. On January 18, 2008, the SEC declared effective our registration statement with respect to 3,270,327 shares of our common stock, which included shares of common stock subject to the registration rights agreement and issued or issuable upon conversion of our secured notes and warrants. If the holders of shares of our common stock registered under the registration statement sell substantial amounts of our common stock in the public market, the market price of our common stock could fall.

Our management controls a significant percentage of our common stock, and their interests may conflict with those of our other stockholders.

Two of our executive officers, John Collins, who is our President, Chief Executive Officer, and Director, and George Hoag, who is our Senior Vice President, Research and Development, together with their affiliates, collectively and beneficially own or control approximately 49% of our common stock, as of January 15, 2008.  The concentration of voting control represented by these holdings gives Messrs. Collins and Hoag and their respective affiliates substantial influence over, and the potential ability to control, any matters which require a stockholder vote (which under Nevada law can in certain circumstances be held without a meeting), including, without limitation, the election of our directors, amendments to our articles of incorporation, going private transactions, and the approval of mergers or other business combination transactions.  The ownership positions of these stockholders may have the effect of delaying, deterring or preventing a change in the composition of our board of directors or a change in control transaction, including a transaction in which the holders of the common stock might receive a premium on their shares over a prevailing market price.  Alternatively, such concentration of ownership could result in us undertaking certain types of transactions, including change of control transactions that it might not otherwise pursue.

The interests of Messrs. Collins and Hoag, in their capacity as our stockholders, may not always coincide with our interests or the interests of other stockholders and they may act in their capacity as our stockholders in a manner that advances their best interests as stockholders and not necessarily those of our other stockholders.  Sales of a significant number of shares of our common stock by Messrs. Collins or Hoag, or the expectation that such sales may occur, could also significantly reduce the market price of our common stock.

Our common stock is subject to the “Penny Stock” rules of the SEC and the trading market in our securities is limited, which makes a transaction in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, is any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Although our common stock is currently subject to the Exchange Act, we may in the future cease to be subject to the Exchange Act.

Shares of our common stock are currently subject to the Exchange Act.  This requires us, among other things, to file periodic reports with the SEC, but these reporting requirements may be terminated in the future if our common stock is not held by 300 or more holders of record.  We may in the future determine that the continued costs associated with being a public company subject to the Exchange Act outweigh the benefits arising as a result of being subject to the Exchange Act, in which event we may (if our common stock is not held by 300 or more holders of record, and subject to certain contractual rights that our prior investors may possess requiring us to remain a public company) terminate its reporting under the Exchange Act or, alternatively, take other action that may further limit liquidity with respect to our common stock.  Termination of our reporting requirements under the Exchange Act would substantially reduce the information required to be furnished by us to our stockholders and would make certain provisions of the Exchange Act no longer applicable to us, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with any stockholders’ meetings and the requirement of furnishing an annual report to stockholders.  Furthermore, the ability of our “affiliates” and persons holding our “restricted securities” to dispose of our common stock pursuant to Rule 144 promulgated under the Securities Act (to the extent Rule 144 would have otherwise been available) may be impaired or eliminated.  In addition, if our common stock were to cease to be subject to the Exchange Act, it would no longer be eligible for listing on the OTCBB, which might further affect liquidity with respect to our common stock and could significantly reduce the value of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act.  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.  Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained.  While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently traded on the OTCBB under the symbol “VTKT” and has been listed for trading on the OTCBB under this symbol since May 17, 2007.  Prior to May 17, 2007, there was no active market for the common stock of the Company.   For the periods indicated, the following table sets forth the high and low bid prices per share of common stock.  These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal 2008
	High	Low

First Quarter	$5.00	1.25
Second Quarter	2.45	0.60
Third Quarter	1.30	0.61

	Fiscal 2007
	High	Low

First Quarter	$--	--
Second Quarter	3.25	.05
Third Quarter	15.00	2.30
Fourth Quarter	4.25	2.00

As of September 30, 2008, we believe our shares of common stock were held by approximately 110 stockholders of record. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of our outstanding common stock is held of record in broker “street names” for the benefit of individual investors. The transfer agent of our common stock is Island Stock Transfer.   The last reported sales price per share of our common stock on the OTCBB on October 7, 2008 was $0.70.

Securities Authorized for Issuance Under Equity Compensation Plans

On March 27, 2008, the Company adopted the VeruTEK Technologies, Inc. 2008 Stock Incentive Plan, or the Plan.  The Plan authorizes the granting of awards for up to a maximum of two million (2,000,000) shares of common stock of the Company.  See “Executive Compensation – Stock Incentive Plan.”

Dividends

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.   Pursuant to a Securities Purchase Agreement entered into with Nite Capital Master, Ltd., Meadowbrook Opportunity Fund LLC, Joel Appel, Icon Capital Partners, LP, Redwood Investment Capital, LP, Jack Herchenbach, Mark Munson and Thomas S. Perakos Living Trust, the Company is prohibited from paying any cash dividends while any of the Notes are outstanding.

BUSINESS

Description of Our Company

VeruTEK-Delaware was organized as a Delaware corporation on February 1, 2006. VeruTEK-Delaware was formed to develop and commercialize new technologies in the field of environmental remediation. VeruTEK-Delaware provides technical and consulting services to clients to resolve complex environmental remediation matters at a wide range of waste sites, principally by combining surfactant (surface active agent) and oxidant chemistries.

On May 9, 2007, a Nevada corporation formerly known as Streamscape Minerals, Inc., or VeruTek-Nevada, entered into and closed a share exchange agreement with VeruTEK-Delaware, and each of VeruTEK-Delaware's shareholders. Pursuant to the share exchange agreement, VeruTek-Nevada acquired all of the issued and outstanding capital stock of VeruTEK-Delaware from the VeruTEK-Delaware shareholders in exchange for 16,684,112 shares of VeruTEK-Nevada common stock.

We conduct our business operations through VeruTEK-Delaware, our wholly-owned subsidiary. As used hereafter, the terms “Company”, “VeruTEK”, “we,” “us,” or “our” refer to VeruTEK-Nevada and our wholly owned subsidiary, VeruTEK-Delaware.

VeruTEK-Nevada was incorporated in the State of Nevada on February 3, 2004. Until we acquired VeruTek-Delaware, we were an exploration stage company in the business of the acquisition and exploration of mining properties and intended to be in the business of mineral property exploration. Management determined that the lack of capital and a lack of funding sources to fund mining explorations and mining operations would not allow us to execute our business plan in a viable fashion. Management decided not to proceed with a mineral exploration program and consequently elected to merge with VeruTEK-Delaware.

Description of Business

We are an environmental remediation company that provides environmental solutions for complex environmental problems. We have developed new clean and green technologies using food-grade surfactants and food additives that remove contamination without risk to humans or the environment. We anticipate that our technologies will allow development of the following revenue streams:

•	remediation of contaminated sites;

•	sale of branded green chemicals,

•	licensing of proprietary technology;

•	laboratory services; and

•	high-level consulting.

We currently derive our revenue from high level consulting services related to the evaluation of environmental contamination risks for clients, laboratory services related to treatability studies intended to evaluate the effectiveness of our technology, know-how and processes in addressing specific contamination issues at specific client sites and from pilot projects intended to demonstrate the effectiveness of our capabilities by directly addressing contamination issues at client sites. Our objective is to utilize activities from each of the above revenue sources to successfully demonstrate our capabilities in addressing environmental remediation issues and thereby secure much larger contracts for full scale remediation of environmental issues at client sites. We are continuing to pursue such opportunities. As of this date, the Company has secured one large project with Keyspan and five relatively small commitments for full scale remediation projects. Securing a sufficient number of full scale remediation projects at acceptable profit margins is critical to ensure the long-term viability of the Company.   We have not yet established revenue streams related to the sale of branded green chemicals or licensing of proprietary technology.

The Company had two customers that accounted for approximately 83% of its revenues for the year ended December 31, 2007. A major utility company located in the Northeastern United States and a major engineering firm accounted for 57% and 26% of fiscal 2007 revenues, respectively.

We have successfully tested the first series of clean, green and effective technologies for surface and subsurface contamination in laboratory and field studies. The tests have involved both laboratory and field study. Laboratory studies were conducted by an independent third-party laboratory. Field tests were observed by a third party consultant and the New York State Department of Environmental Conservation, or the NYSDEC. A report on field tests prepared by the third party consultant has been accepted by the NYSDEC.  In addition, we have received approvals from the South Carolina Department of Health and Environmental Control and the Florida Department of Environmental Protection to utilize our technology for remediation at potential client sites in their respective states.  We will use this technology to diversify our revenue streams. In the long term, these technologies will be used to penetrate the fragmented environmental market  so the Company can become the first large, green environmental services firm.

Currently, most contaminated surface soil is excavated, treated at an off-site facility and landfilled. Initially, remediation of contaminated sites will be our most significant revenue stream. We will clean soils, sediments, and groundwater especially for clients with large liabilities (such as Fortune 500 industrial clients, utilities, the federal government and others). These solutions remove contamination at complex (large) commercial/industrial and government sites. Our opportunity and vision is to replace the dig/haul/landfill mentality that pervades the environmental market. Instead of costly removal of vast quantities of contaminated soil, we now have the ability to design treatments in place using food-grade materials.

Branded green chemical development is our second revenue stream. We have developed our first line of green, biodegradable solutions for environmental cleanup. The continual development and branding of the VeruSOL line of products will facilitate movement of the marketplace to more intelligent, earth-friendly solutions. We believe selling of branded green chemicals will catalyze our position in the environmental marketplace.

The environmental market is fragmented between water resources management, laboratory and analytical, consulting, real estate, and remediation sectors. Remediation (or cleanup) and laboratory services are common themes of these markets; both are marketing vehicles and revenue generators. Initially, our laboratory services will focus on high-end and specialty analysis of pollutants with the expectation and treatability studies. As we grow, the laboratory will grow to provide support for our growing services.

With a previous dearth of real environmental solutions available, the environmental consulting market is currently commodity driven by technologies centered on excavation and landfill disposal. These traditional remediation technologies are basic to many implementers and result in a lack of differentiation and higher levels of competition. With more complete, long-term solutions for cleanup, the environmental consulting market will be changed to high-end consulting for true cost-effective remediation utilizing green chemistry that can be safely implemented. We are positioned to capitalize on this trend in the market.

Our technologies can achieve complete or near complete cleanup of soils to provide a real solution. We use plant-derived natural surfactants that constitute our green solution.  The cost of our technology is comparable to excavation and landfill disposal technologies for contamination near the surface of the ground. However, unlike traditional excavation and landfill remediation, our technology is not depth limited and consequently we are able to remediate subsurface soil contamination at greater depths. The cost of excavation and landfill disposal remediation at depth is prohibitive. In addition, excavation and landfill disposal is almost never 100 percent effective and sometimes leaves significant amounts of contamination in place. Excavation and landfill disposal also increases the likelihood of exposure to contaminants for workers and communities through which contaminants are hauled. By design, landfill disposal moves the contamination from one location to the landfill location without eliminating the contamination. Our technology has none of these limitations.

Our technologies are effective in remedying organic chemical based non-aqueous phase liquids in soils and groundwater.  Organic chemicals are carbon and hydrogen compounds that are important constituents of many products and industries such as paints, plastics, food, explosives, drugs, petrochemicals, to name but a few. As a result of our technology development, we have positioned ourselves as a solution provider for many types of organic chemical contamination by providing uniquely designed solutions in partnership with the traditional environmental remediation consultants and implementers. We believe our technology is unique and patent applications covering our technology are pending. The Company is using its green chemistry solutions and implementation technologies for a number of applications, including providing remedies to treat herbicide and pesticide contamination and contaminated real estate.  The Company is also evaluating opportunities in its laboratory including oil spill remediation, oil extraction and water treatment. Accordingly, we believe we are uniquely positioned to capitalize on the drive toward more effective, safe and economical solutions to environmental problems.

We expect our technologies will have an impact on the “brownfields” real estate market. These green technologies are non-intrusive and can safely remedy contamination in-place in cities and residential areas without having to destroy structures or move residents. Our technologies can be used to essentially eliminate significant obstacles faced in the sale or resale of these properties. This area offers another source of potential revenue.

We believe we have the opportunity to redefine the environmental market with green-brand, thoughtful, and cost-effective solutions. In addition, borrowing marketing strategies from other industries will help transform the large commodity-driven environmental market to a specialty market.

As of September 30, 2008, we had 18 employees, of which 14 are full time salaried employees and 4 are hourly employees. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Products and Services

We have developed several new, patentable technologies that we believe will change the nature of the environmental remediation market at complex waste sites. By combining surfactant and oxidant chemistries, we have invented a proprietary controlled dissolution and desorption process (by dilute surfactant mixtures) with concomitant biological or chemical destruction processes. We have already developed a simultaneously coupled co-solvent/surfactant activated persulfate oxidation process. Our goal is to have our remedies replace generic site remedies with designer surfactant/oxidant combinations that are environmentally safe and non-intrusive to the nearby community. Designer remedial applications have the same brand appeal to environmental stakeholders that “designer drugs” have in the pharmaceutical industry. We expect the environmental industry to evolve toward a pharmaceutical-like business with green chemicals (the VeruSOL™ line, for example) continually developed and sold under developed brand names.

Our Surfactant-Enhanced In Situ Chemical Oxidation (S-ISCO™) is a technology that safely destroys (reduces to carbon dioxide and water) organic contamination.  It can target contamination deep in the subsurface of soils such that remediation is possible where previously it was not possible.  It is disruptive because it will force Principal Responsible Parties to remedy their subsurface contamination instead of leaving it in place.  It also provides a cost-effective and safe means to remedy surface and subsurface contamination in place without excavating it and sending millions of tons of contaminated soils to landfills, many of which are hundreds or thousands of miles away.  Our technology has been tested in the laboratory for a specific contaminated site with coal tar in the subsurface.  It was also successfully implemented at a pilot test site from April 2006 to November 2006.  An independent third-party report concluded that our S-ISCO™ mixtures traveled together (coeluted) to targeted soil zones and contaminants were solubilized and destroyed through the pilot test area. Results of the transport data show that contaminated soil strata were and can be targeted for treatment by the S-ISCO™ method. The pilot test demonstrated that S-ISCO™ can be used to treat the contaminants such as tar saturated soils, tar blebs and tar-coated lenses beneath buildings and other potential obstructions (for example, railroad tracks).  The NYSDEC has also approved the application of S-ISCO™ for full scale remediation at the site of our pilot test. S-ISCO™ is one type of a family of coelution technologies that we are developing.  We have completed extensive laboratory work for the remediation of chlorinated compounds.  We are beginning to work on implementing a remedy for the remediation of common herbicides and pesticides often found as residual material in farm soils.

We have developed Green Chemistry solutions using plant-derived surfactants and implementation technologies that remediate and eliminate the environmental effects of chemical waste.

COELUENT TECHNOLOGIES™

Coeluent Technologies™ include Surfactant-enhanced in situ chemical oxidation (S-ISCO™) and provide treatment that enables the rapid removal of contaminants from soils and groundwater.

S-ISCO™

The S-ISCO™ process uses groundwater to move Green chemicals that destroy contaminants where they are located in the soil.  Alternatively, in soils that have low permeability, S-ISCO™ can be deployed using emplaced fracturing methodologies or direct-push injection.  S-ISCO™ requires no heavy equipment, no destruction of buildings, little odor control, and very little community impact.

VeruSOL™

The Company’s VeruSOL™ product is a surfactant (surface active agent) based solvent. By combining VeruSOL™ with traditional oxidant chemistries the Company is able to remove contaminants from soils and groundwater through a controlled dissolution and desorption process, eliminating the need for excavation.

Currently the Company provides five variants of VeruSOL™, each designed for a specific type of contamination:

•           VeruSOL 1 – Designed to clean MGP and heavy diesel contamination

•           VeruSOL 2 – Designed to clean lighter organics, NAPLs and gasoline

•           VeruSOL 3 – Designed to clean chlorinated DNAPLs

•           VeruSOL 4 – Designed to clean soil and groundwater PCBs

•           VeruSOL 5 – Designed specifically for clay matrices

Additional Product Opportunities

The Company’s primary market is the remediation of surface and subsurface soil and groundwater contamination.  The Company also currently has field tests which include herbicide/pesticide and contaminated real estate remediation.  We believe our solutions have applications in oil spill remediation, oil extraction and water treatment.

HERBICIDES AND PESTICIDES

The Company has developed a remedy for legacy soil and groundwater herbicides and pesticides such as endrin and DDT that it is currently testing in a field demonstration.  Remedying herbicide and pesticides is useful in marketing to chemical companies that have a portfolio of contaminated properties from past improper disposal practices, railroads that used them extensively on their right of ways and military sites.  It also provides an additional opportunity to formulate a retail product that can be sold for residential buyers concerned about the presence of toxic compounds in their lawns.  Notably, communities around the United States are preventing residential and commercial development of farmland soils that have had past agricultural activities until removal of legacy herbicides and pesticides.

CONTAMINATED REAL ESTATE REMEDIATION

The Company believes its technologies will have an impact on the “Brownfield’s” real estate market.  The Company’s green technologies can safely remedy contamination in-situ in cities and residential areas without having to destroy structures or move residents.  These technologies can be used to essentially eliminate the stigma of these properties for sale and resale.  The Company plans to develop  partnerships or joint-ventures with a real estate investment companies to clean urban, contaminated properties which can potentially be one of our most lucrative revenue streams.

OIL SPILLS

S-ISCO™ products are readily applicable to oil spills.  Because they are made of natural surfactants, they do not impact the marine environment.  Their action in slowly dissolving and then degrading coal tar is easily transferred to beach oil, both on rocks and which has seeped into the beach sands.

Demand

Government, industry, and the public are interested in cleaning up the environment. Federal and State laws require the cleanup of contamination that has been released into the environment.  When hazardous waste is dumped in soil, it poses a direct risk to dermal exposure and contaminants volatilize such that people can be harmed by inhaling minute quantities of gas that volatilize from the soil.  The hazardous waste also migrates to groundwater where minute quantities of the organic compounds dissolve in the groundwater.  These dissolved contaminants, benzene, for example, are transported off-site, where they volatilize into the soil gas and eventually can make their ways into houses.  The exposure pathways are called “vapor intrusion.”  Inhalation of the minute quantities of contaminants has been identified by the United States Environmental Protection Agency, or the EPA, as a significant potential exposure pathway to be evaluated on hazardous waste sites.  There is no permanent remedy that removes contamination to provide sufficient protection to the general public and ecology.   As such, most owners of contaminated land generally approach the clean up through a risk based standard where they do the minimum clean up in order to limit their liability.  Risk-based standards are not a permanent remedy for several reasons:  (1) they are constantly being revised (usually downward) based on new or updated toxicological information, (2) there are new compounds that added to the regulatory list as new toxicological information is acquired and (3) based on new toxicological information, any site that is “closed” but that has residual contamination (that is, most, if not all, contaminated sites) can be reopened by EPA to require a more extensive cleanup.  We believe parties engaged in site clean up will begin to migrate from risk based standard remedies to designer surfactant/oxidant combinations that are environmentally safe and non-intrusive to the nearby community.

Distribution

Our products and services will be distributed and marketed by direct marketing, environmental consulting firms, licensees and chemical companies. We are currently distributing exclusively through two channels (direct marketing and environmental consulting firms). We will continue to patent site-specific remedies for system and license upgrades. This plan assumes that we will continue to rent, lease or resell equipment developed for the implementation of these new technologies.

Environmental Market

The environmental market is fragmented between water resources management, laboratory and analytical, consulting and remediation sectors. Remediation, which is an endpoint of all environmental projects, ties these markets together.

Trends in the Remediation Market

The market for environmental remediation is being driven by a number of trends including:

•           a better understanding of the health risks associated with environmental contamination;

•           an increased awareness as it relates to environmental conservation;

•           a stricter regulatory environment;

•           an improved understanding of the benefits of Green Chemistry solutions; and

•           the desire to solve environmental contamination with solutions that are economically sustainable.

Government, industry and the public are demanding the clean up of the environment, in no small part due to the increasingly proven negative health effects of contamination.  While consumer advocacy groups are stridently demanding further regulatory and legislative mandates and are increasingly vocal, it is important to note that federal and state laws already require the cleanup of environmental contamination.

Additionally, federal legislation such as the Clean Water Act, the Superfund law and Sarbanes-Oxley, have created both a legal requirement and a financial incentive to clean up contaminated sites, accelerating demand for environmental remediation. The Clean Water Act restricts pollution of the “Waters of the United States” without a permit.  The Superfund program forces people who own or who have owned toxic waste sites to remedy contamination that has leaked offsite.  The Superfund Amendment, Resource Conservation and Recovery Act, legislates that Potentially Responsible Parties are responsible for onsite contamination.  Other important environmental contamination legislation includes the Endangered Species Act, the Community Right to Know Act and the Toxic Substances Control Act.

The profit motive also drives the environmental remediation market.  Real estate developers have increasingly focused on acquiring and remedying contaminated properties due to their low acquisition costs and potential for value recovery.  Property owners, insurers and shippers importantly seek to mitigate their environmental liabilities through environmental remediation.

Due to such legislation, large corporations must set aside substantial reserves to pay for environmental remediation.  These firms are required by Federal and state law to cleanup the contamination that has been released into the environment.  Corporate reserves mainly address the impact of contamination on human health and the ecology. In addition, new government accounting rules will now require government bodies or agencies to recognize remediation liabilities.

As a result, VeruTEK believes that over the next several years, federal, state, and local governments and private industry will commit billions of dollars annually to clean up sites contaminated with hazardous waste and petroleum products from a variety of industrial sources, which should drive demand for environmental remediation services and technologies.

Technology

Excavation and landfilling is the most frequently used method of soil and groundwater remediation in the US. However, much of the simple surface contamination amenable to low-tech removal has been completed. The remaining problems are deeper subsurface and contributing substantial contamination to groundwater and vapor in residences and commercial establishments. Because there is no effective remediation of subsurface contamination, there is a high demand for an effective remedy to subsurface contamination.

Technology Implications of VeruTEK Technologies

Remediation costs have been a prohibitive factor in speeding the pace of cleanups and the flow of revenues for firms concentrating on remedial construction. Cost effectiveness is already a vital competitive differentiating factor for contractors and is expected only to grow in importance. For many complex sites, such as those with light non-aqueous phase liquids, or LNAPLs, or dense non-aqueous phase liquids, or DNAPLs, including chlorinated solvents, Manufactured Gas Plant, or MGP, residuals and polynuclear aromatic hydrocarbons, or PAHs, treatment has been practically limited to excavation with off-site disposal.

Technology has played a limited role to date in the remediation of hazardous waste sites but will become increasingly important in the future as in situ remediation (remediation of contaminants in the place they are situated) methods gain importance. Previously, “dig and haul” was the method of choice for remediation. The table below presents the limitations of traditional remediation systems.

Remedy	Limitation

Soil excavation and incineration or disposal	Incapable of handling enormous volumes; not able to nondestructively remedy beneath buildings; liability retention associated with off-site disposal.

Off-site disposal	Environmental and community concerns, cost.

Pump and treat - groundwater	Liability not eliminated, only shifted. Proven ineffective, especially for non-aqueous phase liquids - acknowledged as a containment method.

EPA policy and a strong emphasis on cost effectiveness from the buyers of remediation services are both helping to drive in-situ methods, which require better technical solutions. The majority of “backlogged sites” are problem sites, which may either require novel treatment or new technologies. There is an urgent need in the marketplace for ways to treat both groundwater and soil contamination.

Fewer of the more complex sites have been cleaned up and many U.S. Department of Energy sites are specifying “cap and contain” solutions to prevent contamination problems from spreading or worsening while they await remediation. In effect, this creates a technology waiting game until cost-effective on-site treatment methods are proven and approved by regulators.

Development of In Situ Technology

The development of soil-vapor extraction, or SVE, was a significant development in the in situ remediation of petroleum-based wastes (Dr. Hoag, one of the founders of VeruTEK was the primary developer of SVE technology in the early 1980s). However, the presence of chlorinated compounds, NAPLs, or DNAPLs nullifies the effectiveness of the combined SVE and current above-ground systems. (Many chlorinated volatile organic chemicals, or VOCs, are (1) not well absorbed onto activated carbon, (2) resistant to effective catalysis, and (3) corrode internal combustion engines because of hydrochloric acid formation.) The slow rate of extraction of NAPLs or DNAPLs makes SVE an impractical remedial method for those contaminants, particularly those at depths lower than the water table.

More recently, in-situ chemical oxidation has been used to remediate soils and groundwater, especially in media that are contaminated with chlorinated VOCs. In-situ chemical oxidation, or ISCO, involves injecting chemical oxidants into the soil and/or groundwater to oxidize organic contaminants. The common oxidants are hydrogen peroxide-based, Fenton’s reagent, and potassium permanganate, or KMnO 4, better known as permanganate. Ozone can also oxidize organic contaminants in-situ, but it has been used less frequently when higher levels of contaminants are present. Complete mineralization to carbon dioxide and water is the desired endpoint of an ISCO process. These ISCO technologies can work well on simple sites with low-level soil and ground water contamination, but generally have failed on sites (complex sites) that have NAPLs present. Potassium permanganate is limited to treating chloroethenes, such as trichloroethene, but is ineffective at treating non-chlorinated hydrocarbons and most pesticides, herbicides and PCBs. Our successful combination of surfactant and oxidant chemistry has allowed the development of a controlled release of NAPL and absorbed contaminants into the aqueous phase with subsequent degradation by oxidants. Coupled with free-radical based in-situ chemical oxidation processes such as activated persulfate and Fenton’s Chemistry, industry and government agencies will now have a remedial alternative that can treat their many waste sites.

We believe the more complex sites with chlorinated contaminants, heavier organics (semi-VOCs) and metals make up the majority of waste sites that have not begun remedial action.

The Company has filed patent applications for both its S-ISCO™ green chemistry solutions as well as its Coeluent Technologies™ implementation equipment.  S-ISCO™ can target and destroy subsurface soil and ground water contamination for complete remediation.  The Company’s Coeluent Technologies™ are a controlled dissolution and desorption process for biological or chemical destruction processes.

Technology Opportunities

The trends in technology applications and characteristics of waste sites requiring remediation provide market opportunities for technologies that:

•	Are completely in-situ;

•	Minimize residuals;

•	Treat chlorinated hydrocarbons;

•	Treat LNAPLs and DNAPLs where conventional SVE and ISCO is generally ineffective;

•	Are proprietary and provide market differentiation;

•	Simultaneously treat groundwater and soil;

•	Can be used in tandem with other complementary technologies.

As previously shown, our technologies are directly applicable to each of the most likely remediation opportunities presented in the next 5 years.

Competition

The remediation market is composed of a substantial number of companies. We believe most top remediation companies are large construction management firms that mainly provide low-technology solutions that move soils to treatment centers or landfills. We believe the trend is toward smaller high-tech companies.

Several mid-sized, full-service remediation companies are poised to compete with the larger remediation firms by using innovative technology as a differentiator. One such company has also branded a calcium peroxide-based, slow-oxygen-release product as a key technology. This technology may compete with our Company on specific sites, but is more likely a useful partner to our Company on sites requiring multiple strategies and higher levels of technologies required for cleanup and site closure.

There are several smaller remediation companies that would have a similar client base to our Company . However, the quality of many smaller-sized implementers work has become an issue amongst industry and regulatory agencies because of a lack of focus. Their range of services and their implementation of “one remedy fits all” is in line with the larger remediation market, where excavation and removal is the clear choice. In the ISCO and innovative technology market, it is clear that high-level consulting is a key success factor in what is now a niche market.

Several other smaller remediation companies provide a menu of new technologies including chemical oxidation methods. Generally, they are regional companies with one office and limited capabilities. As such, they can be considered potential teaming partners of the Company.

We believe the trend in environmental remediation is moving toward more sophisticated cleanup operations that emphasizes risk and liability management. The trend is moving away from specialization reflecting that a team should be able to solve more than one problem or use one technology. This trend benefits smaller firms that can provide niche services to the larger remediation companies that dominate the market.

The beliefs regarding the competitive dynamics in each of the three main remediation markets are outlined below.

The traditional excavation/landfill market is comprised of consultants, who recommend dig and haul strategies and then contract the landfill type companies.  These companies are also allies of the Company because they are supposed to be technology neutral.  The Company also works with landfill/treatment companies.

We believe that the problems with traditional excavation include:

•	Not environmentally friendly and requires excavation of material in neighborhoods and transporting through communities;

•	Not a sustainable and green remedy, due to energy inefficiency;

•	Low tech solution;

•	Landfill capacity is shrinking and the cost of landfill space is increasing;

•	Potentially responsible party continues to bear liability even in the landfill, if the landfill leaks;

•	Contamination often exceeds 25 feet and continues into the groundwater.

The containment market is a remedy of last resort.  Containment solutions include a wall constructed in the soil to keep contamination contained.  We believe that issues with this solution include:

•	It does not solve the problem;

•	The wall dissolves;

•	Liability is still there;

•	Can not generally reuse the property;

•	Expensive solution;

•	Community unfriendly.

The final market, which is usage of an oxidant, is mainly employed by chemical companies.  We believe that oxidant solutions have several shortcomings which include:

•	Remedy is not permanent in nature;

•	It can be expensive;

•	Inject it and forget it;

•	Oxidant solutions are not effective.

Barriers to Entry

We have identified four barriers to competition that are important to maintain during implementation of our business plan. First, we have implemented an aggressive patent program to ensure that intellectual property rights are maintained. A provisional patent that acts as an umbrella for all S-ISCO technology was applied for in April 2006. Final patents were applied for in March of 2007. Second, we plan to focus our competitive efforts on more complex issues where simple solutions such as excavation are not effective. We are providing the leadership to refocus competition on the larger excavation market and partnering with potential competitors in delivering its products and solutions to clients.

Third, the science and engineering behind ISCO is sufficiently complex to provide a barrier to competition and barriers to entry. We have completed comprehensive treatability studies and a field test regarding remediation of contaminants by our S-ISCO chemical oxidation process. Together, these processes required 18 months of project implementation.

Fourth, we will through research and development and branding begin to differentiate our surfactant/oxidant formulations. This will provide potential clients with a brand that provides assurance of effectiveness through a record of success. We have begun this strategy by offering four different VeruSOL products for specific applications.

Description of Property

The Company’s principal executive officers and laboratory facilities are located at 65 West Dudley Town Road, Suite 100, Bloomfield, Connecticut  06002.   The location contains approximately 8,800 square feet of space which is leased.  Approximately, one half of the space is office space, approximately 25% comprises laboratory facilities and approximately 25% is warehouse and storage space.  The term of the lease runs to July 31, 2012 with an option to extend the term for an additional five years.  We believe the facilities will adequately meet the needs of the Company for at least the next year and possibly longer.

Legal Proceedings

It is possible we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENTS’ DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS – CAUTIONARY STATEMENTS

 Some of the statements contained in this Form S-1 that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•	Our ability to raise capital when needed and on acceptable terms and conditions;

•	The intensity of competition; and

•	General economic conditions.

All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

OVERVIEW

VeruTEK-Delaware was incorporated as a Delaware corporation on February 1, 2006. VeruTEK-Delaware was formed to develop and commercialize new technologies in the field of environmental remediation. VeruTEK-Delaware provides technical and consulting services to clients to resolve complex environmental remediation matters at a wide range of waste sites, principally by combining surfactant and oxidant chemistries.

On May 9, 2007, VeruTEK-Nevada entered into and closed a reverse acquisition merger agreement, hereafter defined as the Merger, with VeruTEK-Delaware, and each of VeruTEK-Delaware's shareholders. Pursuant to such agreement, the Company acquired all of the 21,430 issued and outstanding shares of capital stock of VeruTEK-Delaware from the VeruTEK-Delaware shareholders in exchange for 16,684,112 shares of the Company's common stock, issued $1,685,000 in convertible notes and warrants, and changed its name to “VeruTEK Technologies, Inc.” (see Note 8 to the Consolidated Financial Statements for the year ending December 31, 2007 included elsewhere herein ). The merged company is hereafter referred to as the “Company”.

Concurrent with the Merger, the Company issued $1,685,000 of 6% secured convertible notes and warrants. Proceeds from the transaction were approximately $1.5 million, net of transaction commissions and expenses.  The notes will be convertible under certain conditions into shares of the Company’s common stock.  The Company agreed to effect the registration of the shares issuable under the notes and warrants under the Securities Act pursuant to a registration rights agreement and received a notice of effectiveness of its registration statement regarding shares of common stock issuable under the notes and warrants, as well as certain other outstanding shares of its common stock, from the SEC on January 18, 2008. The Company believes that the registration statement as of the time of its effectiveness registered all of the shares of Company common stock then required to be registered pursuant to the terms of the registration rights agreement. Additionally, on January 4, 2007, the Company raised $600,000 through the issuance of convertible debt to accredited investors, or the Bridge Loan. Concurrent with the Merger, the Bridge Loan was converted into shares of common stock of the Company (see Note 7 to the Consolidated Financial Statements for the year ending December 31, 2007 included elsewhere herein).

The consolidated financial statements for the period ended December 31, 2007, the period from February 1, 2006 (inception) through December 31, 2006 and the condensed consolidated financial statements for the period ended June 30, 2008 reflect the consolidated accounts of VeruTEK Technologies, Inc. and its wholly owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation

Going Concern

The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  As shown in the Company’s condensed consolidated financial statements, the Company had an accumulated deficit of approximately $10.1 million as of December 31, 2007 and $10.3 million at June 30, 2008.   As is typical with early stage growth companies, the Company’s recurring net losses have been largely a result of business development expenses as well as investments in infrastructure for growing the Company’s business and operations.  The possible continuation of net losses and the accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management believes that the Company will be successful in its efforts to adequately meet its capital needs and continue to grow its business.  During May 2008 the Company completed a private placement raising approximately $6.2 million (before transaction related expenses) in funds from 41 institutional and accredited investors and 3 directors. Expected transaction expenses directly related to the private placement are estimated to be approximately $500,000.  The successful completion of the May 2008 private placement resulted in a positive net working capital balance as of June 30, 2008 of approximately $1.8 million. The positive working capital balance, which includes approximately $5.4 million in cash and cash equivalents, will be utilized to support future operations. The Company estimates current funding will sustain its operations through April 2009.

Revenues

The Company generates revenue by providing technical and consulting services related to environmental remediation. Revenues result from the implementation of projects to remedy contaminated sites, treatability and pilot studies to evaluate potential remedies, and consulting services related to environmental remediation. The Company’s objective is to utilize activities from consulting services, treatability studies and pilot studies to successfully demonstrate its capabilities in customizing remedies to address environmental remediation issues and thereby secure much larger contracts for full scale remediation of environmental issues at client sites. The Company is continuing to pursue such opportunities. As of this date, the Company has secured one large project with Keyspan   and five relatively small commitments for full scale remediation projects. Securing a sufficient number of full scale remediation projects at acceptable profit margins is critical to ensure the long-term viability of the Company.

On March 3, 2008, the Company and Keyspan entered into an agreement, or the Agreement, pursuant to which the Company agreed to provide Keyspan with professional services for the purpose of implementing the Company’s Surfactant Enhanced In-Situ Chemical Oxidation, or S-ISCO, remedial measures at Operable Unit number 4, or OU-4 Cesspool area of the Bay Shore former MGP site in Bay Shore, New York.  The Company’s services are being performed in accordance with the New York State Department of Environmental Conservation approved Bay Shore/Brightwaters Former MGP Site OU-4, Former Cesspool, S-ISCO Work Plan, dated February 19, 2008.  The Company’s work under this Agreement focuses on the Company’s implementation of S-ISCO at the former OU-4 cesspool area to remediate the MGP-related impacts.  The Agreement contains customary terms and conditions as applied to independent contractors of professional services, including, but not limited to, warranties by the Company regarding the performance of its services in a workmanlike and professional manner, covenants regarding the Company’s compliance with applicable law, indemnification of Keyspan by the Company with respect to, among other things, materials, goods, work and services provided by the Company pursuant to the Agreement, and non-disclosure obligations under the Agreement.  The term of the Agreement will remain in effect until December 31, 2009, unless extended or earlier terminated pursuant to the Agreement’s terms.  The Agreement may be terminated in connection with certain specified events of default, including, but not limited to, any failure by the Company to perform any material covenant for period of thirty (30) days after notice of such failure and any breach by the Company of its non-disclosure obligations under the Agreement.  Keyspan may also terminate the Agreement for convenience upon ten (10) days prior written notice.

LIQUIDITY AND CAPITAL RESOURCES

Financing

During May 2008, the Company closed a private placement with 41 institutional and accredited investors and 3 of its directors. This private placement, or the Financing, consisted of a sale of 2,846,952 units, or Units, each consisting of two shares of the Company’s common stock, or the Shares, and one warrant, or an Investor Warrant, to purchase a share of the Company’s common stock at a price of $2.20 per Unit for gross aggregate proceeds of approximately $6.2 million.  Expected transaction expenses directly related to the Financing were $493,359. In addition, the Company issued warrants, or the Needham Warrants, to purchase 253,816 shares of the Company’s common stock to the Company’s placement agent for the transaction, Needham & Company LLC.  Each Investor Warrant has an exercise price of $1.30 per share and each Needham Warrant has an exercise price of $1.10 share, each of which is subject to certain adjustments as set forth in the respective warrant agreements.  The warrants may be exercised for cash or by means of a cashless exercise and will expire in five years after the date of issuance.

In connection with the closing of the Financing, the Company entered into a registration rights agreement with the purchasers.  Under the terms of the registration rights agreement, the Company agreed to file a registration statement with the SEC for the resale of the Shares as well as the shares of the Company’s common stock underlying the warrants issued in the Financing. Failure to file the registration statement within 150 days from the closing of the Financing may result in payment by the Company to each investor of liquidated damages, subject to limitations set forth in the registration rights agreement. These liquidated damages will also be payable in the event that the resale registration statement has not been declared effective within certain time periods or if sales cannot be made pursuant to the registration statement following its effectiveness, each as described in the registration rights agreement.

On October 17, 2007, the Company completed a private placement of investment units to accredited investors at the price of $1.50 per investment unit. Each investment unit is comprised of one share of common stock; a five year non-callable warrant to purchase one share of common stock at an exercise price of $1.80 per share; and a five year non-callable warrant to purchase one share of common stock at an exercise price of $2.10 per share. The Company raised approximately $1.9 million (net of $125,648 transaction related expenses) from approximately 29 accredited investors, who were issued 1,373,334 of the aforementioned investment units. There were no underwriting discounts or commissions incurred in the transaction. The securities issued in conjunction with the transaction are not subject to any registration rights.

On May 9, 2007, the Company issued $1,685,000 of Notes convertible into 1,685,000 shares of common stock, and detachable warrants to purchase 842,500 shares of common stock which are exercisable for a 5 year period at an exercise price of $1.20. Gross proceeds amounted to $1,685,000 and net proceeds amounted to approximately $1.5 million. Gross proceeds were allocated to the Notes and warrants, respectively. The amount allocated to the Notes was $1,396,767 and resulted in a beneficial conversion discount of $151,650. The beneficial conversion discount will be amortized to interest expense over the term of the Notes. The $288,233 allocated to the warrants was recorded as a discount to the Notes and as a derivative instrument liability as of the issue date in accordance with EITF Issue 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The $288,233 discount to the Notes will be amortized to interest expense over the life of the Notes. The warrants are subject to mark-to-market adjustment in each period. As a result, for the six months ended June 30, 2008, the Company recorded a pre-tax benefit for derivative instrument income of $1,928,000. The resulting derivative instrument liability was $239,000 at June 30, 2008.  The fair value of the warrants was determined by using the Black-Scholes model assuming a risk free interest rate of 3.2%, volatility of 64% and an expected life equal to the May 9, 2012 contractual life of the warrants. The Notes mature on May 9, 2009, and accordingly have been classified as a current liability in the June 30, 2008 condensed consolidated balance sheet.

During the first six months of 2008, $20,000 of the Notes issued on May 9, 2007 was converted to common stock. The Company issued 20,000 shares of common stock in exchange for the Notes.

The Company agreed to effect the registration of the shares to be issued upon the conversion of the Notes and warrants under the Securities Act pursuant to a registration rights agreement. The registration rights agreement required the Company to file a registration statement and have such registration statement declared effective within 60 and 180 days, respectively, following the May 9, 2007 closing for the Notes.  In the event that the Company failed to file by the required filing deadline or if such registration statement was not declared effective by the required effective deadline, then the Company is required to make cash payments to holders of the Notes equal to 2% of the purchase price for each relevant 30 day period prorated for partial periods.  However, the Company was entitled to suspend its filing and effective deadline for a period of 10 consecutive business days under certain circumstances.  The Company did not file its initial registration statement until July 20, 2007 which was not within the 60 day period allowed under the registration rights agreement.  The Company believes it was entitled to suspend the filing of such registration period and, as a result, does not owe a cash penalty in accordance with this provision of the registration rights agreement.

The Company received a notice of effectiveness from the SEC on January 18, 2008 for registration of 3,270,327 shares of the Company’s common stock. This registration did not meet the requirement under the registration rights agreement for the registration statement to be declared effective within 180 days following the May 9, 2007 closing for Notes. However, the Company did receive consents extending the registration deadline from investors comprising approximately 70% of the issued and outstanding Notes and warrants. Accordingly, the Company has provided an accrued liability of $24,250 for penalties related to those Notes for which holders did not provide consents extending this deadline.  The Company believes the registration statement at the time of its effectiveness registered all of the shares of the Company common stock then required to be registered pursuant to the terms of the registration rights agreement.

In addition, in the event that sales of shares related to the Notes or warrants issued on May 9, 2007 cannot be made pursuant to the registration statement after it has been declared effective, or the Company is required to file an amendment or supplement (or a new registration statement) with certain timing exceptions, the Company is required to make cash payments to holders of the Notes equal to 2% of the purchase price for each 30 day period prorated for partial periods. The Company does not currently believe it is probable that it will incur these penalties under the registration rights agreement and consequently has not recorded a provision for these penalties.

The Bridge Loan secured on January 4, 2007 was intended to support development plans and fund operations until the Company secured additional financing. The Bridge Loan carried a stated interest rate of 10% which was payable beginning on May 31, 2007. The Company incurred $65,000 in debt issuance costs which were being amortized to interest expense over the term of the loan. The Bridge Loan was to mature upon the earlier of (a) completion of an equity financing transaction, or (b) May 31, 2008. Upon closing of the Merger, the Bridge Loan was converted into 750,000 shares of the Company’s common stock. As a result of the conversion, accrued interest expense of $20,833 was paid through the issuance of 26,051 shares of the Company’s common stock. Additionally, in the second quarter of 2007 the Company accelerated the amortization of the remaining $51,040 of unamortized debt issuance costs. In accordance with the terms of the Bridge Loan, the Company has issued warrants to the holders of the Bridge Loan which are exercisable for up to a 5 year period.  The warrants entitle the holders to purchase shares of common stock of the Company equal to the number of shares converted under the Bridge Loan at a price of $1.20 per share. The Company allocated the gross proceeds of the Bridge Loan to the loan and detached warrants, respectively. Gross proceeds allocated to the loan resulted in a $200,345 beneficial conversion discount which was recognized as interest expense in the second quarter of 2007. The $148,567 allocated to the warrants was based on the fair value of the warrants and was recorded as a charge to interest expense and additional paid-in capital in the second quarter of 2007.  The fair value of the warrants was determined by using the Black-Scholes model assuming a risk free rate of 4.9%, volatility of 50% and an expected life equal to the contractual life of the warrants (May 9, 2012).

On May 26, 2006 and August 16, 2006, the Company secured an $82,500 term note, or the Term Note, from Webster Bank, or the Bank. The Term Note matures on August 16, 2011. Payments of principal and interest on the Term Note total $1,728 per month. The outstanding balance due on the Term Note as of June 30, 2008 was $56,242.

As a result of the issuance of the Notes on May 9, 2007, the Company has been in default of certain provisions of the Term Note. As a result, at the option of the Bank, the stated interest rates for the Term Note could be increased and repayment of the Term Note could be accelerated. Additionally, the Bank could elect to increase the stated interest rate for the Term Note to 13.25%.  Should the Bank choose to accelerate the Term Note, all interest and principal would become due and payable immediately. As a result of the Bank having the option to accelerate the Term Note, the amount outstanding under the Term Note has been classified as a current liability. As of the date of this filing, the Company has not received any notice that the Bank has elected to increase the interest rate or accelerate the repayment of the Term Note. The Term Note is guaranteed by certain officers and a director of the Company.

Commitments

The Company has entered into a lease agreement for office and lab facilities commencing August 1, 2007 and continuing for a 5 year term with an option to renew for a further 5 years. The lease agreement requires annual rental payments ranging from $38,000 in year one to $42,000 in year five. In addition, the Company will be responsible for maintenance, taxes, insurance and other costs related to the facility. The Company has incurred $85,070 in leasehold improvement costs as of June 30, 2008 to substantially complete its renovation plan for its initial occupation of the facility.

The Company does not have any off-balance sheet arrangements.

Officer Compensation

The Company has employment agreements effective May 4, 2007 with Mr. John Collins, President and Chief Executive Officer and Mr. George Hoag, Senior Vice President, Research and Development and effective May 14, 2007 with Mr. Michael F. Vagnini, Senior Vice President and Chief Financial Officer. The employment agreements with Mr. Collins and Mr. Hoag expire on December 31, 2016 and the employment agreement with Mr. Vagnini is an “at-will” agreement . Mr. Collins’ employment agreement includes a base salary of $250,000 per annum, Mr. Hoag’s employment agreement includes a base salary of $350,000 per annum and Mr. Vagnini’s employment agreement includes a base salary of $200,000 per annum.  Mr. Collins and Mr. Hoag are also owed $300,000 each as deferred compensation to be paid at a future unspecified date. These amounts, totaling $600,000, are included in due to officers/directors in the accompanying balance sheets.   Mr. Vagnini’s employment agreement also included a grant 506,051 shares of common stock and restricted common stock that will vest over future periods. As of the date hereof, 272,489 shares have vested. Mr. Vagnini would forfeit the 233,562 remaining unvested shares should his employment with the Company terminate. Mr. Vagnini will have 116,781 common shares vesting on February 5, 2009 and 116,781 vesting on February 5, 2010. (See Note 9 to the consolidated financial statements for the fiscal year ending December 31, 2007 included elsewhere herein for further discussion of common stock grants.)

The employment agreements also include the following benefits and payments:

a.           annual incentive payments equal to 50% of base salary to be paid at the discretion of the Board of Directors of the Company, or the Board;

b.           participation in any future stock option program offered by the Company if their respective equity holding is less than 10% of the total equity of the Company;

c.           participation in any future stock option program offered by the Company if their respective equity holding is less than 10% of the total equity of the Company;

d.           twenty days of paid vacation annually;

e.           an automobile allowance of $750 per month for Mr. Hoag;

f.           severance in the event of a termination (or effective termination) that is not for cause in the amount of one year’s salary that coincides with a like term of a non-compete agreement for Mr. Collins and Mr. Hoag and 90 days for Mr. Vagnini.

On April 10, 2008, the Board approved the grant of incentive stock options for 50,000 shares of common stock to an officer of the Company.  The options were granted pursuant to the Plan.  The options will vest in equal yearly increments over a five-year period beginning the first anniversary of the initial grant date and will expire on April 10, 2014.  The exercise price per share payable upon the exercise of the options is $1.25.

Director Compensation

Effective October 12, 2007, the Board of Directors has granted the following compensation to Mark Ain and Carlos Naudon for their services as non-employee directors of the Board. For the fiscal year 2007, an aggregate stipend of $60,000 for all services to be rendered as a director of the Company, an aggregate stipend of $24,000 for services as chair of such committee(s) of the Board as the Board may from time to time request, and aggregate fees of $16,000 for attendance (either in person or by telephone) at Board and/or committee meetings, all of which aggregate amounts was paid in one lump sum following their October 12 appointment as directors.

Effective October 12, 2007, the Board of Directors has granted the following compensation to Douglas Anderson for his services as the Chair of the Board. For fiscal year 2007, an aggregate stipend of $60,000 for all services to be rendered as a director of the Company, an aggregate stipend of $74,000 for all services to be rendered as Chair of the Board and for all services rendered as chair of such committee(s) of the Board as the Board may from time to time request, and aggregate fees of $16,000 for attendance (either in person or by telephone) at Board and/or Board committee meetings, all of which aggregate amounts was paid in one lump sum following his October 12, 2007 appointment as Chair of the Board.

On April 10, 2008, the Board approved a grant of 745,879 nonqualified stock options, or collectively, the Non-Employee Director Options, to three non-employee directors of the Company, or collectively, the Non-Employee Directors.  In connection with the grant of the Non-Employee Director Options, the Board also adjusted previously disclosed non-employee director compensation for 2008, determining that, effective as of January 1, 2008, the 2008 non-employee director cash compensation will be a monthly retainer of $2,000 and a per meeting fee of $1,000.  Previously disclosed compensation for 2008 for the chairman was to have been an aggregate stipend of $60,000 for all services to be rendered as a director of the Company, an aggregate stipend of $74,000 for all services rendered as Chair of the Board and for all services rendered as chair of such committee(s) of the Board as the Board may from time to time request, and aggregate fees of $16,000 for attendance (either in person or by telephone) at Board and/or Board committee meetings. Previously disclosed compensation for 2008 for the two other Non-Employee Directors would have had each receiving an aggregate stipend of $60,000 for all services to be rendered as a non-employee director of the Company, an aggregate stipend of $24,000 for services as chair of such committee(s) of the Board as the Board may from time to time request, and aggregate fees of $16,000 for attendance (either in person or by telephone) at Board and/or committee meetings.

The Non-Employee Director Options have been granted pursuant to the Plan.  The Non-Employee Director Options will vest in approximately equal yearly increments over a three-year period beginning on the first anniversary of the initial grant date and will expire on April 10, 2012.  The exercise price per share payable upon the exercise of each of the Non-Employee Director Options is $1.25.

Stipends, fees and the composition of the compensation of the Board are subject to review by the Board from time to time.

Cash Flows Provided By / (Used In) Operations

Net cash used in operations was $1,384,630 for the six months ended June 30, 2008. The use of cash was primarily a result of a cash operating loss incurred by the Company. The Company’s net loss of $169,348 included a non cash benefit of $1,928,000 to mark a derivative instrument liability to market. This was partially offset by non cash charges of $41,031 for depreciation and amortization, $27,674 for amortization of debt issue costs, $71,314 for the amortization of debt discounts related to warrants, $37,521 for the amortization of beneficial conversion discounts, and $114,455 for employee stock compensation expense. Cash used in operations also benefited from a $298,047 increase in accounts payable, a $64,471 increase in accrued payroll and benefits and a $61,423 increase in customer deposits. The increase in accounts payable primarily reflected higher expenses incurred in the first six months for legal services, amounts payable for director fees and higher payables related increased remediation activities.

Net cash used in operations for the six months ended June 30, 2007 was $772,208. The use of cash was primarily a result of operating losses incurred by the Company. The Company’s $3,777,037 net loss from operations was largely offset by non-cash charges included in the loss. The non-cash charges included $1,711,767 to mark a derivative instrument liability to market, $792,554 for employee stock compensation expense, $211,127 for amortization of beneficial conversion discounts, $148,567 for non-cash interest expense related to the issuance of warrants, $72,905 for the amortization of debt issuance costs, $20,552 for the amortization of debt discounts related to warrants, $17,444 for depreciation and amortization, and $20,833 for interest paid for by the issuance of common stock.

Net cash used in operations was approximately $2.1 million for the year ended December 31, 2007. The use of cash was primarily a result of operating losses incurred by the Company. The Company’s net loss of approximately $5.9 million from operations included non cash charges of $1,878,767 to mark a derivative instrument liability to market, $874,709 for employee stock compensation expense, $242,068 for the amortization of beneficial conversion discounts, $51,040 for the acceleration of the amortization of debt issuance costs, $79,300 for amortization of debt discounts related to warrants, $148,567 for non-cash interest expense related to warrant issuances, $41,890 for depreciation, $44,733 for amortization and $20,833 for interest paid for by the issuance of common stock. Cash used in operations was partially offset by a $94,369 reduction in accounts receivable, a $55,314 increase in accounts payable and a $312,434 increase in other current liabilities. The decrease in accounts receivable resulted from a decline in revenues. Increases in accounts payable and other current liabilities resulted primarily from higher expenses and the timing of payments. The increase in other current liabilities also included an increase of $87,500 due to deposits received from customers for future services to be provided by the Company.

Net cash used in operations for the period from February 1, 2006 (inception) to December 31, 2006 of approximately $322,000 included a $ 220,412 increase in accounts receivable that was offset by increases in accounts payable of $151,416, accrued payroll and benefits of $202,976 and other current liabilities of $2,885. The Company’s $4,226,149 net loss from operations included a non-cash charge of $3,100,000 to expense the value of transferred research and development, $600,000 for deferred compensation due to officers and directors, $37,087 for employee stock compensation expense and $25,736 for depreciation.

Cash Flows Provided By / (Used In) Investing and Financing Activities

Net cash used in investing activities for the six months ended June 30, 2008 amounted to $283,221. Expenditures were primarily for the construction and purchase of machinery and equipment and the purchase of laboratory equipment. Net cash used in investing activities for the six months ended June 30, 2007 of $52,769 was related primarily to expenditures for machinery and equipment.

Cash provided by financing activities for the six months ended June 30, 2008 of $5,885,698 included $6,263,294 in gross proceeds from the May 2008 private placement of equity securities. These proceeds were partially offset by $367,766 in payments directly related to the May 2008 private placement and $9,830 for repayments of long-term debt.

Cash provided from financing activities for the six months ended June 30, 2007 of $1,587,813 included $1,685,000 in gross proceeds from convertible notes issued on May 9, 2007 and $510,000 in proceeds from the issuance of the Bridge Loan. These proceeds were partially offset by the $349,407 repayment of the Company’s revolving credit facility, $140,000 in debt issuance cost payments, $108,568 in payments directly related to the recapitalization and issuance of the Notes and $9,212 in repayments of long-term debt.

Net cash used in investing activities for the year ended December 31, 2007 amounted to approximately $219,000. Expenditures amounted to approximately $95,000 for machinery and equipment, $82,000 for leasehold improvements and $42,000 for other assets including furniture, office equipment and laboratory equipment. Net cash used in investing activities of approximately $124,000 for the period from February 1, 2006 (inception) to December 31, 2006 was primarily for the purchase of machinery and equipment amounting to $92,000 and  for the purchase of furniture, office and lab equipment amounting to $32,000.

Cash provided by financing activities for the year ended December 31, 2007 of  approximately $3.4 million included $2,060,001 in gross proceeds from the October 17, 2007 sale of equity securities, $1,685,000 in gross proceeds from the Notes and $510,000 in proceeds from the Bridge Loan. These proceeds were partially offset by the $349,407 repayment of the Company’s revolving credit facility, $140,000 in debt issuance cost payments, $198,568 in payments directly related to the Merger and $125,648 in payments directly related to the October 17, 2007 sale of equity securities. Additionally, scheduled repayments of long-term debt amounted to $18,630.

Cash provided by financing activities for the period from February 1, 2006 (inception) to December 31, 2006 amounted to approximately $514,000. This primarily resulted from $349,407 in net proceeds received from the revolving credit facility, $82,500 in proceeds received from the Term Note and $90,000 received as an advance on the Bridge Loan.

RESULTS OF OPERATIONS – FOR THE SIX MONTHS ENDED JUNE 30, 2008 VERSUS THE SIX MONTHS ENDED JUNE 30, 2007

Net revenues for the six months ended June 30, 2008 were $264,469 as compared to $461,577 for the six months ended June 30, 2007. For the first six months of 2008, approximately 48% of the Company’s revenue was derived from full scale remediation projects, 31% from consulting services related to the evaluation of environmental contamination at various sites, and 21% from treatability and pilot studies intended to customize remedies to address specific contamination issues at specific client sites. For the first six months of 2007, approximately 64% of revenues were generated from consulting services and 36% were generated from treatability studies.

Revenues for the first six months of 2008 from consulting services were $214,191 less than 2007 and revenues from treatability and pilot studies were $109,073 less than 2007. This was partially offset by $126,156 in higher revenues from implementation of projects.

The Company’s objective is to utilize activities from consulting services, treatability studies and pilot studies to successfully demonstrate its capabilities in addressing environmental remediation issues and thereby secure much larger contracts for full scale remediation of environmental issues at client sites. The Company is continuing to pursue such opportunities. As of June 30, 2008, the Company had secured one large project with Keyspan and four relatively small commitments for full scale remediation projects. Securing full scale remediation projects at acceptable profit margins is critical to ensure the long-term viability of the Company. Management cannot provide any guarantee that the Company will be successful in securing a sufficient number of full scale remediation projects with acceptable profit margins.

Costs of revenues for the first six months of 2008 of $758,648 were $186,850 greater than the prior year. The increase was due to $68,903 in higher fixed and other overhead costs, $96,606 for estimated losses on fixed price projects and $21,341 in higher direct project costs. Provisions for estimated losses on fixed price contracts are based on expected revenues that exclude any performance based fees that may be earned as described in the Company’s revenue recognition policy. Revenues from performance based fees are recognized in the period in which the project-specific criteria are achieved and client acceptance is obtained. Higher fixed and overhead costs were primarily due to higher supplies expenses and higher depreciation.

Selling, general and administrative expenses of $1,221,016 for the first six months of 2008 were $149,472 lower than the prior year. The decrease was primarily due to $691,962 in lower stock based compensation expense and $31,277 reduction in investor relations expenses. This was primarily offset in part by an increase of $273,789 for legal, audit and professional fees, an increase of $123,346 for sales and marketing staff, $43,943 in administrative personnel expenses, $42,000 in higher board of directors fees, a $35,092 increase for facilities rent and services, and a $28,498 increase for insurance.

For the first six months of 2008, research and development expense of $208,391 increased by $133,551 versus the first six months of 2007. The increase was due to additional research and development activities related to new technology opportunities.

Derivative instrument income was $1,928,000 for the first six months of 2008 as compared to derivative instrument expense of $1,711,767 for the first six months of 2007. Derivative instrument income and expense reflects a non-cash mark-to-market benefit or charge to record the derivative instrument liability related to warrants issued in conjunction with the Notes at fair value. The change in the fair value of the derivative instrument liability was primarily due to a decline in the fair value of the warrants that resulted from a lower fair market value of the Company’s underlying shares of common stock at June 30, 2008.

Interest expense of $189,717 for the first six months of 2008 was $320,004 lower than the prior year.  The decrease primarily resulted from $434,745 of non-cash charges in 2007 related to the conversion of Bridge Loan to shares of the Company’s common stock. This was comprised of $200,345 for the amortization of the Bridge Loan beneficial conversion discount, $148,567 for amortization of the discount related to Bridge Loan warrants, $65,000 of debt issuance amortization and $20,833 of interest paid through the issuance of common stock. Partially offsetting the $434,745 decrease resulting from the Bridge Loan was an increase of $133,553 related to the  Notes. The increase resulting from the Notes was comprised of $19,769 for the amortization of debt issuance costs, $26,718 for the amortization of a beneficial conversion discount, $50,783 for the amortization of a discount related to warrants issued in conjunction with the Notes and $36,283 in interest paid on the Notes.

The Company did not recognize any benefit or expense for income taxes for the first six months of 2008 or 2007. At June 30, 2008, the Company had established a full valuation allowance against all tax benefits and accordingly recorded no income tax expense or benefit for the period ended June 30, 2008.

RESULTS OF OPERATIONS – FOR THE THREE MONTHS ENDED JUNE 30, 2008 VERSUS THE THREE MONTHS ENDED JUNE 30, 2007

Net revenues for the quarter ended June 30, 2008 were $106,051 as compared to $184,421 for the quarter ended June 30, 2007. For the second quarter of 2008, approximately 85% of the Company’s revenue was derived from full scale remediation projects, 14% from treatability and pilot studies intended to customize remedies to address specific contamination issues at specific client sites and 1% from consulting services related to the evaluation of environmental contamination at various sites. For the second quarter of 2007, approximately 51% of revenues were generated from consulting services and 49% were generated from treatability studies.

Revenues for the second quarter of 2008 from consulting services were $92,773 less than 2007 and revenues from treatability and pilot studies were $75,765 less than 2007. This was partially offset by $90,168 in higher revenues from implementation of projects.

The Company’s objective is to utilize activities from consulting services, treatability studies and pilot studies to successfully demonstrate its capabilities in addressing environmental remediation issues and thereby secure much larger contracts for full scale remediation of environmental issues at client sites. The Company is continuing to pursue such opportunities. As of June 30, 2008, the Company had secured one large project with Keyspan and four relatively small commitments for full scale remediation projects. Securing full scale remediation projects at acceptable profit margins is critical to ensure the long-term viability of the Company. Management cannot provide any guarantee that the Company will be successful in securing a sufficient number of full scale remediation projects with acceptable profit margins.

Costs of revenues for the second quarter of 2008 of $381,374 were $92,709 greater than the prior year. The increase was due to $38,489 in higher fixed and other overhead costs, $26,832 for estimated losses on fixed price projects and $27,388 in higher direct project costs. Provisions for estimated losses on fixed price contracts are based on expected revenues that exclude any performance based fees that may be earned as described in the Company’s revenue recognition policy. Revenues from performance based fees are recognized in the period in which the project-specific criteria are achieved and client acceptance is obtained. Higher fixed and overhead costs were primarily due to higher personnel costs (including salaries, benefits and stock based compensation), supplies expenses and depreciation.

Selling, general and administrative expenses of $595,614 for the second quarter of 2008 were $229,365 higher than the second quarter in the prior year. The higher expenses were primarily due to increases of $104,708 for sales and marketing staff, $59,188 for legal, audit and professional fees, $24,000 in higher board of directors fees, a $14,771 increase for facilities rent and services, $20,336 for insurance, $13,144 for recruiting fees and $9,364 in administrative personnel expenses. The increase was partially offset by a $31,277 reduction in investor relations expenses.

For the second quarter of 2008, research and development expense of $87,137 increased by $55,188 versus the second quarter of 2007. The increase was due to additional research and development activities related to new technology opportunities.

Derivative instrument income was $307,000 for the second quarter of 2008 as compared to derivative instrument expense of $1,711,767 for the second quarter of 2007. Derivative instrument income and expense reflects a non-cash mark-to-market benefit or charge to record the derivative instrument liability related to warrants issued in conjunction with the Notes at fair value. The change in the fair value of the derivative instrument liability was primarily due to a decline in the fair value of the warrants that resulted from a lower fair market value of the Company’s underlying shares of common stock at June 30, 2008.

Interest expense of $96,293 for the second quarter of 2008 was $381,252 lower than the prior year.  The decrease primarily resulted from $414,771 of non-cash charges in 2007 related to the conversion of the Bridge Loan to shares of the Company’s common stock. This was comprised of $200,345 for the amortization of the Bridge Loan beneficial conversion discount, $148,567 for amortization of the discount related to Bridge Loan warrants, $54,628 of debt issuance amortization and $11,231 of interest paid through the issuance of common stock. Partially offsetting the $414,771 decrease resulting from the Bridge Loan was an increase of $42,507 related to the Notes. The increase resulting from the Notes was comprised of $6,487 for the amortization of debt issuance costs, $8,710 for the amortization of a beneficial conversion discount, $16,554 for the amortization of a discount related to warrants issued in conjunction with the Notes and $10,756 in interest paid on the Notes.

The Company did not recognize any benefit or expense for income taxes for the second quarter 2008 or 2007. At June 30, 2008, the Company had established a full valuation allowance against all tax benefits and accordingly recorded no income tax expense or benefit for the period ended June 30, 2008.

RESULTS OF OPERATIONS – FOR THE YEAR ENDED DECEMBER 31, 2007 VERSUS THE PERIOD FROM FEBRUARY 1, 2006 (INCEPTION) TO DECEMBER 31, 2006

Net revenues for 2007 were $616,331 as compared to $ 1,650,143 for the period from February 1, 2006 (inception) through December 31, 2006, or the Prior Year Period. In 2007, revenues were derived from consulting services related to the evaluation of environmental contamination risks at various sites for various clients and treatability studies intended to evaluate the effectiveness of the Company’s remediation technology, know-how and processes in addressing specific contamination issues at specific client sites. In 2006, the Company generated revenues related to a pilot project at a customer site which successfully confirmed the effectiveness of the Company’s technology at that site. In addition, the Company also generated revenues in 2006 from the evaluation of environmental contamination risks at various sites for various clients. Revenues in 2006 from the pilot project amounted to $966,664 and were the primary reason for the higher revenues being realized in the Prior Year Period versus the year ended December 31, 2007.

The Company’s objective is to utilize activities from each of the above mentioned revenue sources to successfully demonstrate its capabilities in addressing environmental remediation issues and thereby secure much larger contracts for full scale remediation of environmental issues at client sites. The Company is continuing to pursue such opportunities. As of March 26, 2008, the Company had secured one large project with Keyspan and three relatively small commitments for full scale remediation projects. Securing full scale remediation projects at acceptable profit margins are critical to ensure the long-term viability of the Company. Management cannot provide any guarantee that the Company will be successful in securing a sufficient number of full scale remediation projects with acceptable profit margins.

For 2007, approximately 30% of the Company’s revenue was derived from consulting services related to the evaluation of environmental contamination risks at various sites for various clients and 27% was derived from project planning activities related to a contaminated client site. Approximately 43% of the Company’s revenue was generated from treatability studies intended to evaluate the effectiveness of the Company’s remediation technology, know-how and processes in addressing specific contamination issues at specific client sites. For the Prior Year Period, approximately 59% of the Company’s revenues were generated from the above mentioned pilot project at a customer site, 32% were generated from consulting services, 8% was related to project planning activities and 1% was generated from treatability studies.

Costs of revenues for 2007 of $1,101,303 were $1,212,306 less than the Prior Year Period. Direct third party costs incurred in supporting projects of $87,123 for 2007 were $684,744 less than the Prior Year Period primarily due to higher costs incurred in the Prior Year Period to support the above mentioned pilot project. Fixed and other overhead costs for 2007 of $1,014,180 were $527,562 less than the Prior Year Period. This decrease was primarily the result of $600,000 in non-recurring accrued compensation costs recognized in 2006 in accordance with the employment agreements of two officers, Mr. John Collins, President and Chief Executive Officer, and Mr. George Hoag, Senior Vice President of Research and Development and $21,625 in lower costs related to stock compensation. This was partially offset by $63,628 in higher salaries and benefit costs and $23,139 in higher laboratory costs and depreciation to support increased activity for treatability studies.

Selling, general and administrative expenses of $2,679,316 for 2007 were $2,318,018 higher than the Prior Year Period. The increase was primarily due to a $859,247 increase in non-cash stock compensation expense, a $443,635 increase for legal, audit and professional fees, an increase of $350,000 for fees paid to members of the Company’s board of directors, a $395,118 increase in salaries and benefits, a $68,100 increase for advertising programs and a $65,103 increase for investor relations costs. In addition, the increase also included $24,250 for estimated penalties related to registration rights associated with the Merger, $22,425 in recruiting costs associated with new employees hired, $31,624 in higher insurance premiums and $17,313 in higher rent.

Research and development expense declined from $3,178,805 for the Prior Year Period to $167,618 for 2007. In accordance with FAS 2, “Accounting for Research and Development Costs,” the Prior Year Period research and development expense included a $3,100,000 non-cash charge to expense the fair value of technology transferred to the Company by its founding officers and directors at inception. All other research and development expenses incurred in the Prior Year Period amounted to $78,805 as compared to $167,618 incurred for 2007. This remaining increase of $88,813 reflects the increase in research and development activities undertaken by the Company.

Derivative instrument expense increased by $1,878,767 to mark-to-market derivative instrument liabilities related to warrants issued in conjunction with the Notes.

Interest expense of $677,359 for 2007 was $654,779 higher than the Prior Year Period.  The increase primarily resulted from $200,345 for amortization of the Bridge Loan beneficial conversion discount, $148,567 for amortization of the discount related to Bridge Loan warrants, the acceleration of $51,040 of debt issuance amortization related to the Bridge Loan (see Liquidity and Capital Resources discussion above), $218,072 of interest expense related to the Notes and $34,793 of interest related to the Bridge Loan. The $218,072 in interest expense related to the Notes included non-cash amortization of $ 30,773 for debt issuance costs, $41,723 for a beneficial conversion discount and $79,300 for a discount related to warrants issued in conjunction with the Notes. The $34,793 of interest expense related to the Bridge Loan included $13,960 in amortization of debt issuance costs and $20,833 of interest paid though the issuance of common stock.

The Company did not recognize any benefit or expense for income taxes for 2007. For the period from February 1, 2006 (inception) to the Merger, VeruTEK-Delaware had elected to be treated as an S corporation under relevant sections of federal and state income tax laws and, accordingly, was not subject to federal or state income tax. Concurrent with the Merger, VeruTEK-Delaware’s tax status changed from an S corporation to a C corporation under sections of the federal and state income tax laws. However, at December 31, 2007, the Company had established a full valuation allowance against all tax benefits and accordingly recorded no income tax benefit for the period ended December 31, 2007.

CRITICAL ACCOUNTING ESTIMATES

The Company’s consolidated financial statements and condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements.  The Company’s estimates are based on historical experience and currently available information.  Actual results in these areas could differ from management’s estimates.

Stock Based Compensation

The Company’s critical accounting estimates and critical accounting policies for share based compensation are as follows.

The Company applies the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment”, or SFAS 123R, to all share based payment awards made to employees and directors. SFAS 123R establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123R, share based compensation is measured at the grant date, based upon the fair value of the award, and is recognized as an expense over the holders’ requisite service period (generally the vesting period of the equity award). The Company has expensed its share-based compensation for share based payments under the ratable method, which treats each vesting tranche as if it were an individual grant.

The Company periodically grants shares of common stock and stock options for a fixed number of shares of common stock to its employees and directors. Stock options are granted with an exercise price greater than or equal to the fair market value of the Company’s common stock at the date of the grant. The Company estimates the fair value of stock options using a Black-Scholes valuation model. Key inputs used to estimate the fair value of stock options include the exercise price of the award, the expected post-vesting option life, the expected volatility of the Company’s stock over the option’s expected term, the risk free interest rate over the option’s expected term, and the expected annual dividend yield.

The Company accounts for common stock awards granted to employees and directors based on the fair value of the common shares issued. Due to the absence of available arms-length transactions with unrelated parties for the period prior to the Company’s going public, the Company utilized a discounted cash flow method to determine the fair value of common stock shares as of the date such shares were granted. Appropriate discount rates were utilized reflecting venture capital discount rates in the start-up or early development stages. The Company utilized a start-up venture capital discount rate of 70% for the period up to and including September 30, 2006. Subsequent to September 30, 2006 and up to the date on which the Company went public, the Company adjusted its discount rate to 50%, reflecting the successful completion of a pilot remediation project at a client location, thereby substantiating the effectiveness of the Company’s technology and know-how. Subsequent to the Company going public, the fair value of the Company’s common stock is determined by using the adjusted close price from an active market.

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

The Company recognizes stock-based compensation expense for the number of awards that are ultimately expected to vest. As a result, recognized stock compensation is reduced for estimated forfeitures prior to vesting. The Company’s estimate of annual forfeiture rates was approximately 3%. Estimated forfeitures will be reassessed in subsequent periods and may change based on new facts and circumstances.

Since the Company has not generated any taxable income to date and has not paid any federal or state taxes based on income since inception, it has provided a valuation allowance for the full amount of its net deferred tax assets and, accordingly, no tax benefits related to stock compensation expense have been recorded in its condensed consolidated financial statements.

 Research and Development Expense

Research and development expenses include payroll, employee benefits, depreciation and direct expenses associated with the discovery and development of new technologies related to environmental remediation. Research and development costs are expensed as incurred.

At February 1, 2006 (inception), Mr. Collins and Mr. Hoag transferred proprietary technology and “know-how” to the Company. In accordance with FAS 2, “Accounting for Research and Development Costs,” the fair value of the transferred technology at February 1, 2006 (inception) totaled $3,100,000 and was immediately recognized as research and development expense with an offset to additional paid-in capital. Fair value of the transferred proprietary technology and know-how was determined by a discounted cash flow method. The Company used a start-up venture capital discount rate of 70% for this purpose.

Accounts Receivable

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make such payments, additional allowances may be required. An increase in allowances for customer non-payment would increase the Company’s expenses during the period in which such allowances are made. The amount recorded as an allowance for doubtful accounts in any such period is based on our estimate of probable losses potentially resulting from the inability of the Company’s customers to make required payments. The Company did not require an allowance for doubtful accounts as of June 30, 2008.

Revenue Recognition

The Company generates revenue by providing technical and consulting services related to environmental remediation. Revenues result from the implementation of projects to remedy contaminated sites, treatability and pilot studies to evaluate potential remedies, and consulting services related to environmental remediation.

  Revenue from the implementation of projects to remedy environmental issues at contaminated sites generally includes fixed fees and performance based fees. Fixed fee revenue is recognized on the proportional performance model (which approximates the percentage of completion method), based on costs incurred. In order to calculate the completion ratio on a given project, costs incurred to date on the project are divided by the total estimated costs for the entire project. This ratio is then multiplied by the total fixed fee to be earned on the project, resulting in the amount of revenue earned to date. Performance based fees are tied to the achievement of project-specific criteria related to the reduction or elimination of contaminants. Performance based fee revenue is recognized in the period in which the project-specific criteria are met and client acceptance is obtained.

Certain technical services provided by the Company on a fixed price basis, primarily treatability studies, are recognized using the completed contract performance model as these contracts are generally short-duration contracts. Fees are based upon completion of agreed-upon task-based laboratory services. The Company recognizes revenue when applicable tasks are completed in accordance with the completed contract performance model.

Revenues related to consulting services are generally recognized on a time and materials basis in accordance with agreed-upon billing rates and in the period such services are provided.

It is the Company’s normal and customary business practice to enter into service agreements that, once approved by authorized representatives of the Company and its customer, are considered to be binding. In the absence of an approved service agreement, or approved change order, the Company recognizes revenue only when persuasive evidence of an arrangement exists

The Company bears the risk of cost overruns and inflation with respect to its fixed price contracts, including those for full scale remediation.  If circumstances indicate a loss on a fixed price contract, a provision is made at that time for the entire loss.  Revenues related to such fixed price contracts comprised approximately 61% of the Company’s total revenues for the six months ended June 30, 2008 and approximately 36% for the six months ended June 30, 2007.  At June 30, 2008, the Company had $148,923 of deferred revenue in the form of customer deposits received that relate to future services to be provided by the Company. This deferred revenue has been recorded in current liabilities in the condensed consolidated balance sheet as of June 30, 2008. The deferred revenue will be recognized upon completion of the services at a future date. Deferred costs are comprised of costs incurred prior to the recognition of the related revenue. Deferred costs at June 30, 2008 amounted to $8,551 and are included in other current assets in the condensed consolidated balance sheets.

Derivative Instrument Liability

The Company accounts for derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities, as amended,” which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of the hedging relationship designation. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged.

 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Below are the names and certain information regarding our executive officers and directors.

Name	Age	Position with Company	Employed Since	Director Since	Term Expires

George Hoag	55	Senior Vice President and Director of Research and Development	2/1/2006	NA	NA

John Collins	49	President, Chief Executive Officer, and Director	2/1/2006	5/9/2007	2008(1)

Michael Vagnini	52	Senior Vice President and Chief Financial Officer	2/5/2007	NA	NA

Douglas Anderson	58	Director	NA	10/12/2007	2008(1)

Mark Ain	65	Director	NA	10/12/2007	2008(1)

Carlos Naudon	58	Director	NA	10/12/2007	2008(1)

(1)   Each of Messrs. Collins, Anderson, Ain and Naudon were elected to the Board of Directors until the annual meeting of stockholders of the Company in 2008 and until their successors have been duly elected and qualified.  The Company has not held an annual meeting of stockholders in 2008 and accordingly, each of Messrs. Collins, Anderson, Ain and Naudon will remain a director of the Company until their successors have been duly elected and qualified.

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at its annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

John Collins serves as President, Chief Executive Officer and Director. Dr. Collins received his Ph.D. in Soil Physical Chemistry from the University of California (Riverside) in 1988, his MS from the University of Connecticut in 1985 and his BS from McGill University in 1980. In his 20-year career, he has managed regional offices for several large environmental consulting firms and has consulted to Department of Defense/Energy/EPA and Fortune 500 companies on environmental risk, remediation, insurance cost recovery and liability. Dr. Collins is a well-known proponent of green technologies in solving the worldwide legacy of industrial contamination. Since 1997, Mr. Collins has served as an environmental consultant for various clients providing ecological risk assessment. From 1991 to 1997, Mr. Collins served as a member of the U.S. Environmental Protection Agency - Hanford Environmental Restoration Project where he advised EPA managers on human health and ecological risk assessment issues at the Hanford sites.

George Hoag serves as Senior Vice President and Director of Research and Development. Dr. Hoag has served in this role since January, 2007. Dr. Hoag also served as President and Chief Executive officer of the Company from its inception (February 1, 2006) through January, 2007. Dr. Hoag was a director of the Company from its inception (February 1, 2006 through October 12, 2007. Dr. Hoag received his Ph.D. in Environmental Engineering in 1983, his MS from the University of Lowell in 1980 and his BA from the University of Colorado in 1976. He founded and directed the Environmental Research Institute at the University of Connecticut until 2002 and served as a Professor in Civil and Environmental Engineering through 2003. He has been a manager of Hoag Environmental Systems, LLC, a sole proprietorship, since 1998. Dr. Hoag has over 200 peer- reviewed scientific papers, 4 patents and is considered one of the fathers of In Situ Chemical Oxidation (ISCO), Soil Vapor Extraction and other environmental remediation methods.

Michael Vagnini serves as Chief Financial Officer and Senior Vice President. Mr. Vagnini worked for Chemtura Corporation (formerly Crompton Corporation and Uniroyal Chemical Company, Inc. ) for 27 years serving finally as Senior Vice President and Controller. Previously, he was CFO of Uniroyal Chemical Canada Ltd. from 1986 through 1994. Mr. Vagnini received his BS - Accounting from the University of Connecticut in 1978 and his MBA - Finance from the University of Connecticut in 1980.

Douglas Anderson serves as the Chairman of the Board.  Mr. Anderson is the former Chairman, CEO and President of Open Solutions, Inc. (OSI), a leading provider of e-business and software applications for community financial institutions. OSI was acquired in January 2007 by private equity firms (The Carlyle Group and Providence Equity Partners). In addition, Mr. Anderson was President of Manchester Savings Bank before it was sold to New Alliance Bank.

Mark Ain serves as a director.  Mr. Ain founded Kronos in 1977 and served as Kronos Incorporated's CEO through 2005. He has since served as Executive Chairman.  Mr. Ain has a BS in electrical engineering from MIT, and an MBA from the Simon School at the University of Rochester.  Mr. Ain is also a director for several public and non-profit companies including KVH Industries, LTX-Credence Corporation,  SpaceClaim Corporation, Walker Home & School, YMCA of Boston; Board of Trustee member, University of Rochester, and Simon School Executive Advisory Committee, University of Rochester.

Carlos Naudon serves as a director.  Mr. Naudon has served as the President and CEO of Banking Spectrum Inc. and partner of Allister & Naudon, counselors at law, both since 1984.  Mr. Naudon, a former director of Open Solutions, Inc., serves as an independent member of the audit committee of the New York City Housing Authority and is a trustee of various community and healthcare organizations. Mr. Naudon received his Bachelors in economics and computer science from the University of Maryland in 1972, his  MBA (Accounting, Finance and Operations Management) in 1974 from the Simon School at the University of  Rochester and his law degree from Brooklyn Law School in 1981. Mr. Naudon is a retired Certified Public Accountant.

Code of Ethics

We adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of our Company.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation earned by the Company’s Chief Executive Officer and the two other most highly compensated executive officers, or the Named Executive Officers, who served during the year ended December 31, 2007, and whose annual salary and bonus during the fiscal year ended December 31, 2007 exceeded $100,000.   There were no other executive officers of the Company. Each became an executive officer of our Company upon the acquisition of VeruTEK-Delaware.

Name and Principal Position	Year	Salary	Bonus and Other		Stock Awards		Total
George Hoag (1)	2006	$238,716	$-		$-		$238,716
Senior Vice President and Director	2007	$371,250	$5,250	(3)	$-		$376,500
of Research and Development

John Collins (1)	2006	$161,419	$-		$-		$161,419
President and Chief Executive Officer	2007	$256,863	$-		$-		$256,863

Michael Vagnini (2)	-	$-	$-		$-		$-
Chief Financial Officer and Senior	2007	$148,037	$-		$675,225	(4)	$823,262
Vice President

(1)
The documented compensation for Hoag and Collins reflects their employment agreements for 2006 for VeruTEK-Delaware. However, Hoag and Collins were each awarded a $300,000 lump sum compensation amount under their new employment agreements with our company in respect of fiscal year 2006, payable in a subsequent year, subject to restrictions under the terms of the Notes. These amounts are included in due to officers / directors in the accompanying balance sheet included herein (See Note 13 to the consolidated financial statements for the fiscal year ending December 31, 2007 included elsewhere herein).

(2)	Mr . Vagnini commenced employment with our Company in February of 2007.

(3)	Mr. Hoag received an automobile allowance of $5,250.

(4)
Mr. Vagnini was granted 506,051 common shares of the Company’s common stock in accordance with the terms of his employment agreement, of which 194,635 had vested as of December 31, 2007. The value of such vested shares for the purposes of determining Mr. Vagnini’s compensation was based on the publicly traded market price of the common stock as published in the OTCBB under the symbol “VTKT” on the dates such shares vested. (See Note 9 to the consolidated financial statements for the fiscal year ending December 31, 2007 included elsewhere herein for a further discussion of share based compensation.)

Except as set forth in the table above, there has been no other compensation paid to the Named Executive Officers for the periods set forth above.

We have employment agreements with Mr. John Collins, President and Chief Executive Officer, Mr. George Hoag, Senior Vice President, Research and Development and Mr. Michael Vagnini, Senior Vice President and Chief Financial Officer. The employment greements for Mr. Collins and Mr. Hoag expire on December 31, 2016, and the employment agreement for Mr. Vagnini is an “at-will” agreement. Mr. Collins’ agreement includes a base salary of $250,000, Mr. Hoag’s agreement includes a base salary of $350,000 and Mr. Vagnini’s agreement includes a base salary of $200,000. The employment agreements include the following benefits and payments:

a.           annual incentive payments to a maximum of 50% of their respective base salaries, at the discretionof the Board of Directors;

b.           participation in any future stock option program offered by the Company if they are then theowner of less than 10% of the total equity interest in the company;

c.           Participation in a profit sharing plan if approved and implemented by the Board of Directors;

d.           Twenty days of paid vacation annually;

e.           an automobile allowance of  $750 per month for Mr. Hoag; and

f.           severance in the event of a termination (or effective termination) that is not for cause in theamount of one year’s salary that coincides with a like term of a non-compete agreement for Mr.Collins and Mr. Hoag and 90 days for Mr. Vagnini.

To date, Mr. Collins and Mr. Hoag have not received approximately $300,000 each in compensation due to them under their employment agreements. The amounts payable to Mr. Collins and Mr. Hoag with respect to deferred compensation are included in due to officers/directors in the accompanying balance sheet (see Note 13 to the consolidated financial statements for the fiscal year ending December 31, 2007 included elsewhere herein).

Each of the above named executives is eligible to participate in the Company’s 401(k) retirement plan (see Note 14 to the accompanying consolidated financial statements for the fiscal year ending December 31, 2007 included elsewhere herein).

Equity Awards Outstanding

There were no options granted to the Named Executive Officers during the year ended December 31, 2007.  The Named Executive Officers did not hold any stock options at December 31, 2007.

Mr. Vagnini was granted 506,051 shares of restricted common stock in accordance with the terms of his employment agreement. As of December 31, 2007, 194,635 shares have vested. Mr. Vagnini would forfeit the 311,416 unvested shares should his employment with the Company terminate. 77,854 common shares vested on February 5, 2008, and 116,781 shares will vest on February 5, 2009 and 116,781 shares will vest on February 5, 2010. The value of Mr. Vagnini’s unvested shares at December 31, 2007 was $1,089,956 based on the publicly traded market price of the common stock as published in the OTCBB under the symbol “VTKT” as of that date. (See Note 9 to the consolidated financial statements for the fiscal year ending December 31, 2007 included elsewhere herein for further discussion of assumptions used in valuing common stock grants.)

Stock Incentive Plan

On March 27, 2008, the Company adopted the Plan. The purpose of the Plan is to promote the long-term growth and profitability of the Company by providing incentives to improve shareholder value and to contribute to the growth and financial success of the Company and enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility within the Company or certain affiliates of the Company.  Under the Plan, eligible participants may be awarded options to purchase common stock of the Company, restricted shares, restricted share units, share appreciation rights, phantom shares or performance awards.  The Company intends to submit the Plan for approval by the Company’s shareholders at the next annual shareholder meeting.  The Board has authority to administer the Plan and has delegated this authority to the Compensation Committee of the Board.  In addition, the Board or the Compensation Committee may delegate duties to the Company’s chief executive officer or other senior officers of the Company, to the extent permitted by law and the Company’s Bylaws.  Employees, officers, directors and consultants of the Company or of certain affiliates of the Company are eligible to participate in the Plan.  However, the actual recipients of awards under the Plan are selected by the Board or the Compensation Committee.  The Plan authorizes the granting of awards for up to a maximum of two million (2,000,000) shares of common stock of the Company.  If any award granted under the Plan expires, terminates or is forfeited, surrendered or canceled, without delivery (or, in the case of restricted shares, vesting) of common stock or other consideration, the common stock of the Company that were underlying the award shall again be available under the Plan.

On April 10, 2008, the Board of Directors approved the grant of incentive stock options for 50,000 shares of common stock, to Mr. Vagnini.  The options were granted pursuant to the Plan.  The options will vest in equal yearly increments over a five-year period beginning the first anniversary of the initial grant date and will expire on April 10, 2014.  The exercise price per share payable upon the exercise of the options will be $1.25.

On April 10, 2008, the Board of approved a grant of Non-Employee Director Options to the Non-Employee Directors.  In connection with the grant of the Non-Employee Director Options, the Board also adjusted previously disclosed non-employee director compensation for 2008, determining that, effective as of January 1, 2008, the 2008 non-employee director cash compensation will be a monthly retainer of $2,000 and a per meeting fee of $1,000.  Previously disclosed compensation for 2008 for the chairman was to have been an aggregate stipend of $60,000 for all services to be rendered as a director of the Company, an aggregate stipend of $74,000 for all services rendered as Chair of the Board and for all services rendered as chair of such committee(s) of the Board as the Board may from time to time request, and aggregate fees of $16,000 for attendance (either in person or by telephone) at Board and/or Board committee meetings. Previously disclosed compensation for 2008 for the two other Non-Employee Directors would have had each receiving an aggregate stipend of $60,000 for all services to be rendered as a non-employee director of the Company, an aggregate stipend of $24,000 for services as chair of such committee(s) of the Board as the Board may from time to time request, and aggregate fees of $16,000 for attendance (either in person or by telephone) at Board and/or committee meetings.

The Non-Employee Director Options were granted pursuant to the Plan.  The Non-Employee Director Options will vest in approximately equal yearly increments over a three-year period beginning on the first anniversary of the initial grant date and will expire on April 10, 2012.  The exercise price per share payable upon the exercise of each of the Non-Employee Director Options will be $1.25.

Termination Payments

John Collins and George Hoag have entered into an employment agreement where the employee may terminate his employment thereunder for Good Reason. “Good Reason” means (i) a material diminution of the employee's employment duties without the employee's consent, which consent shall not be unreasonably withheld; or (ii) a material and persistent breach by the Company of Section 3 of the employment agreement (Compensation Section). The employee must provide the Company thirty (30) days prior written notice of his intention to resign for Good Reason which states his intention to resign and sets forth the reasons therefore, and any resignation without delivery of such notice shall be considered to be a resignation for other than Good Reason. In the event that the employee terminates his employment for Good Reason, the employee shall be entitled to (i) payment of the employee's then- current accrued, unpaid base compensation and accrued, unused vacation, each prorated through the date of termination, and (ii) an amount in respect of individual severance pay equal to the then current full year base compensation plus bonus compensation. During the thirty (30) day period following the delivery of such notice,  the employee shall reasonably cooperate with the Company in locating and training the employee's successor and arranging for an orderly transference of his responsibilities. In addition, the Company may terminate the employee’s employment without Cause upon fourteen (14) days written notice. In the event that the employee is terminated without Cause, the employee shall be entitled to (i) payment of the employee’s then-current accrued, unpaid base compensation and accrued, unused vacation, each prorated through the date of termination, and (ii) an amount in respect of individual severance pay equal to the then current full year base compensation plus bonus compensation. During the fourteen (14) day period following the delivery of such notice, the employee shall reasonably cooperate with the Company in arranging for an orderly transference of his responsibilities. “Cause” shall mean the employee’s: (i) conviction of, or indictment for, criminal negligence or criminal acts in the work place or conviction of a felony, (ii) violation of the Company’s material policies or procedures that have been made known to the employee, or violation by the employee on corporation premises of any law or material regulation, (iii) material breach or violation of the agreement, (iv) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, (v) appropriation of a business opportunity or transaction in contravention of the employee’s duties to the Company, (vi) any improper action by the employee which has a detrimental effect on the corporation’s reputation or business, (vii) failure to perform the duties assigned or requested by the employee’s superiors, or (viii) gross negligence, incompetence or willful misconduct by the employee in the performance of the employee’s duties.

Michael Vagnini has similar termination payments; however, his severance pay is for a period of up to ninety (90) days.

Pension and Nonqualified Deferred Compensation

We do not presently have a pension plan or any nonqualified deferred compensation plans.

Director Compensation

During the year ended December 31, 2006, the Directors of VeruTEK-Delaware received no compensation.

Director compensation for the year ended December 31, 2007 is as follows:

Director	Fee Paid for Services as a Director	Dollar Amount of Stock Awards	Dollar Amount of Other Stock Awarded		Total

Douglas Anderson	$150,000	$-	$9,135	(1)	$159,135
Mark Ain	$100,000	$-	$-		$100,000
Carlos Naudon	$100,000	$-	$-		$100,000

(1) Mr. Anderson was granted and received 11,678 shares of common stock prior to his appointment as a director of the Company. Mr. Anderson’s shares were granted and issued prior to the shares of the Company being publicly traded and accordingly have been valued for compensation purposes as of the May 7, 2007 issue date using a discounted cash flow model. A discounted cash flow model has also been used to determine the value of the shares awarded at the grant date, February 19, 2007, in accordance with SFAS 123(revised 2004), “Share Based Payments.” The value of shares awarded at the February 19, 2007 grant date and reflected as compensation expense for the twelve-month period ended December 31, 2007 was approximately $9,000.

During 2007, the Board of Directors, then composed of the Company’s two largest shareholders and senior executives, determined that it would be in the Company’s best interest to have a board of directors composed largely of independent, non-employee directors.  The Board of Directors also determined that, although it would be preferable for director compensation be at least partly equity based, the Company did not have the requisite approvals to issue equity as director compensation.

Effective October 12, 2007, the Board of Directors determined that it is advisable and in the best interest of the Company to establish the compensation of each individual who is retained as a director of the Company for services rendered as a non-employee director of the Company. The Board authorized by resolution of the Company to pay a director for services as a non-employee director of the Company the following: for fiscal year 2007, an aggregate stipend of $60,000 for all services to be rendered as a director of the Company, an aggregate stipend of $24,000 for services as chair of such committee(s) of the Board as the Board may from time to time request, and aggregate fees of $16,000 for attendance (either in person or by telephone) at Board and/or committee meetings, all of which aggregate amounts (less such deductions as shall be required to be withheld by applicable laws and regulations) shall be payable in one lump sum as soon as reasonably practicable after such individual becomes a member of the Board.

Effective October 12, 2007, the Board of Directors authorized by resolution of the Company to pay the Chair of the Board of the Company, the following: for fiscal year 2007, an aggregate stipend of $60,000 for all services to be rendered as a director of the Company, an aggregate stipend of $74,000 for all services to be rendered as Chair of the Board and for all services rendered as chair of such committee(s) of the Board as the Board may from time to time request, and aggregate fees of $16,000 for attendance (either in person or by telephone) at Board and/or Board committee meetings, all of which aggregate amounts (less such deductions as shall be required to be withheld by applicable laws and regulations) shall be payable in one lump sum as soon as reasonably practicable after being appointed as Chair of the Board.

Such stipends, fees and the composition of compensation are subject to review of the Board from time to time.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

On May 21, 2004, we issued 2,500,000 shares of our common stock at $0.001 per share to each of our president, Ezio Montagliani, and our secretary and treasurer, Peter Keller.

From our inception on February 3, 2004 to August 31, 2006, we recognized a total of $6,750 in donated rent and $6,750 in donated services from our president, Ezio Montagliani.

Mr. Montagliani provided management services and office premises to us free of charge. The donated services are valued at $250 per month and the donated office premises were valued at $250 per month. During the period from our inception on February 3, 2004 to August 31, 2006, donated services of $6,750 and donated rent expense of $6,750 were charged to operations.

Otherwise, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors and officers;

•	Any person proposed as a nominee for election as a director;

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

•	Our promoters, Ezio Montagliani and Peter Keller; and

•	Any member of the immediate family of any of the foregoing persons.

Effective October 17, 2007, we completed a private placement of investment units to accredited investors consisting of investment units at the price of $1.50 per investment unit. Each investment unit is comprised of one (1) share of common stock, a five year non-callable warrant to purchase one share of common stock at an exercise price of $1.80 per share and a five year non-callable warrant to purchase one share of common stock at an exercise price of $2.10 per share. The Company raised approximately $1.9 million  (net of transaction related expenses) from approximately 29 accredited investors, who were issued 1,373,334 investment units. No underwriting discounts or commissions were applicable to this Offering Round.  Douglas Anderson, Mark Ain, and Carlos Naudon (each a director of our company) purchased shares of common stock in our company and were issued warrants.

During May 2008, we closed the Financing with 41 institutional and accredited investors and 3 of our directors, Douglas Anderson, Mark Ain and Carlos Naudon. The Financing consisted of the sale the Units, each Unit consisting of the Shares and an  Investor Warrant, at a price of $2.20 per Unit for gross aggregate proceeds of $6,263,294.  Estimated transaction expenses directly related to the Financing were $493,359. In addition, the Company issued the Needham Warrants to purchase 253,816 shares of the Company’s common stock to the Company’s placement agent for the transaction, Needham & Company LLC.  Each Investor Warrant has an exercise price of $1.30 per share and each Needham Warrant has an exercise price of $1.10 share, each of which is subject to certain adjustments as set forth in the respective warrant agreements.  The warrants may be exercised for cash or by means of a cashless exercise and will expire five years after the date of issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2008 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent of our common stock; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned		Percentage of Common Stock (2)
George Hoag*	9,913,539	(4)	36.68%
John Collins*	3,295,949	(5)	12.19%
Michael Vagnini*(3)	506,051		1.87%
Douglas Anderson*	1,123,040	(6)	4.07%
Mark Ain*	910,365	(7)	3.31%
Carlos Naudon*	750,908	(8)	2.74%
Peter Perakos	1,716,681	(9)	6.35%
Hoag Environmental LP	2,945,995		10.90%
Collins Family LP	1,926,108		7.13%
Allister & Naudon	120,000	(10)	0.44%
All officers and directors as a group (persons)	16,499,853		58.06%
*Executive officer and/or director of our company.

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o VeruTEK Technologies, Inc., 65 West Dudley Town Rd., Suite 100, Bloomfield, CT 06002.
(2)
Applicable percentage ownership is based on 27,029,278 shares of common stock outstanding as of September 30, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of September 30, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of September 30, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)
The shares held by Mr. Vagnini are subject to reverse vesting in the case he terminates his employment with the Company prior to a certain date.   See “Executive Compensation – Equity Awards Outstanding.”

(4)	Includes 6,967,544 shares of common stock held by George Hoag and 2,945,995 shares of common stock held by Hoag Environmental, LP.

(5)	Includes 1,369,841 shares of common stock held by John Collins and 1,926,108 shares of common stock held by Collins Family LP.
(6)
Includes (i) 200,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock at a price of $1.80 per share, (ii) 200,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock at a price of $2.10 per share and (iii) 170,454 shares of common stock issuable upon exercise of warrants to purchase shares of common stock at a price of $1.30 per share.

(7)
Includes (i) 133,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock at a price of $1.80 per share, (ii) 133,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock at a price of $2.10 per share and (iii) 170,455 shares of common stock issuable upon exercise of warrants to purchase shares of common stock at a price of $1.30 per share.

(8)
Includes (i) 40,000 shares of common stock held by Allister & Naudon, (ii) 94,000 shares of common stock issuable upon exercise warrants to purchase shares of common stock at a price of $1.80 per share held by Carlos Naudon Dynasty Trust, (iii) 40,000 shares of common stock issuable upon exercise of warrants held by Allister & Naudon to purchase shares of common stock at a price of $1.80 per share, (iv) 94,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock at a price of $2.10 per share held by Carlos Naudon Dynasty Trust, (v) 40,000 shares of common stock issuable upon exercise of warrants held by Allister & Naudon to purchase shares of common stock at a price of $2.10 per share and (vi) 113,636 shares of common stock issuable upon exercise of warrants held by Carlos Naudon to purchase shares of common stock at a price of $1.30 per share.

(9)
The information reported is the last information available to VeruTEK relating to the ownership by Peter Perakos.  VeruTEK cannot identify any updated information relating to these holdings in SEC reports, and so has reported the best information available to it with respect to ownership by Peter Perakos. Includes 1,278,363 shares of common stock held by Peter Perakos and 438,318 shares of common stock held by Perakos Environmental, LP.

(10)
Includes (i) 40,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock at a price of $1.80 per share and (ii) 40,000 shares of common stock issuable upon exercise of warrants to purchase shares of common stock at a price of $2.10 per share.

DESCRIPTION OF CAPITAL STOCK

 We are authorized to issue up to 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2008, there were 27,029,278 shares of common stock outstanding and no shares of preferred stock outstanding.

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is Island Stock Transfer.

Trading Market

Our common stock is traded on the OTC Bulletin Board.

SELLING STOCKHOLDERS

The shares of common stock covered by this prospectus include:

•	5,693,904 shares of common stock that we issued to the selling stockholders in a private placement in May 2008;

•
2,846,952 shares of common stock issuable upon exercise of warrants to purchase common stock which we issued to the selling stockholders in connection with their purchase of shares of common stock in the private placement; and

•	253,816 shares of common stock issuable upon exercise of a warrant to purchase common stock which we issued to a selling stockholder in October 2008.

The following table sets forth, to our knowledge, certain information about the selling stockholders as of September 30, 2008.  As of September 30, 2008, there were 27,029,278 shares of our common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares.  Shares of common stock issuable under upon exercise of warrants that are exercisable within 60 days after September 30, 2008 are deemed outstanding for computing the percentage ownership of the person holding the warrants but are not deemed outstanding for computing the percentage ownership of any other person.  Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)
	Number	Percentage		Number	Percentage
Aron Joel Ain	36,000 (2)	*	36,000	__	__
Mark S. Ain	910,365(3)	3.31%	511,365	399,000	1.46%
Ross D. Ain	68,181(4)	*	68,181	__	__
Glen W. Albanese(5)	17,046(6)	*	17,046	__	__
Douglas K. Anderson	1,123,040(7)	4.07%	511,362	611,678	2.23%
Ardsley Partners Renewable Energy Fund, L.P.	430,479(8)	1.58%	430,479	__	__
Ardsley Renewable Energy Offshore Fund, Ltd.	844,800(9)	3.09%	844,800	__	__
Allan R. Blair and Betty Jean Blair	150,000(10)	*	150,000	__	__
Cascade Capital Partners, L.P.	322,842(11)	1.19%	322,842	__	__
Cascade Capital Partners II, L.P.	18,069(12)	*	18,069	__	__
Christopher H. Berg Revocable Trust VA DTD 3-28-95	450,000(13)	1.66%	450,000	__	__

Robert C. Ciricillo	150,000(14)	*	150,000	__	__
Clarion Capital Corporation	300,000(15)	1.11%	300,000	__	__
Curtis Cravens	164,637(16)	*	88,638	75,999	*
Samir Desai	13,635(17)	*	13,635	__	__
Joseph DiBenedetto, Jr.	190,000(18)	*	150,000	40,000	*
Charles Duck Jr.	76,000(19)	*	75,000	1,000	*
Charles Duck Jr. Rollover IRA	300,000(20)	1.11%	300,000	__	__
Douglas M. Dunnan	259,672(21)	*	75,000	184,672	*
Stephen S. Eakle	36,000(22)	*	36,000	__	__
E.M. Johnston LLC	68,184(23)	*	68,184	__	__
Douglas P. Faucette	409,089(24)	1.51%	409,089	__	__
Sheila B. Flanagan	184,089(25)	*	34,089	150,000	*
Thomas M. Geiger	45,000(26)	*	45,000	__	__
HFR HE Ardsley Master Trust	88,353(27)	*	88,353	__	__
Jack Iacovone(4)	37,500(28)	*	37,500	__	__
Jeffrey W. Allister IRA R/O Bear Stearns Securities Corp. Custodian	315,816(29)	1.16%	81,816	234,000	*
JSL Kids Partners	136,365(30)	*	136,365	__	__
Kenneth G. Kadel and Susan Y. Kadel	47,727(31)	*	47,727	__	__
George Edward King	1,091,500(32)	3.96%	450,000	641,500	2.34%
Stephan A. Leccese(4)	37,500(33)	*	37,500	__	__
John S. Lemak(4)	136,362(34)	*	136,362	__	__
Bruce David Logan	34,089(35)	*	34,089	__	__
Lyman B. Dickerson Revocable Trust	340,908(36)	*	340,908	__	__
Arjuna Martlin	136,362(37)	*	136,362	__	__
Paul W. Miller	34,500(38)	*	34,500	__	__
Carlos P. Naudon	750,908(39)	2.74%	340,908	410,000	1.50%
Needham & Company, LLC	253,816(40)	*	253,816	__	__
Ronald B. Stakland	34,089(41)	*	34,089	__	__
The Jacqueline Jean Wells Revocable Trust	36,000(42)	*	36,000	__	__
The Leonard and Dena Oppenheim Revocable Trust Dated 1/6/00	482,500(43)	1.77%	420,000	62,500	*
The Prior Family LLC(4)	34,500(44)	*	34,500	__	__

Trendline Capital LP	225,000(45)	*	225,000	__	__
Andrew Troob(4)	102,273(46)	*	102,273	__	__
Ursus Securities LLC	168,183(47)	*	68,184	99,999	*
Michael Barry Wasserman(4)	34,092(48)	*	34,092	__	__
Jonathan M. Weld	34,092(49)	*	34,092	__	__
Joseph A. Welna	134,091(50)	*	34,092	99,999	*
Jack Wilen(4)	34,092(51)	*	34,092	__	__
Ronald Andrew Wohl	204,546(52)	*	204,546	__	__
Laurence Zalk	272,727(53)	1.01%	272,727	__	__
__________________________
* Less than one percent.

(1)
We do not know when or in what amounts a selling stockholder may offer shares for sale.  The selling stockholders might not sell any or all of the shares offered by this prospectus.  Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	Includes 12,000 shares of common stock issuable upon exercise of warrants held by Aron Joel Ain.

(3)	Includes 436,455 shares of common stock issuable upon exercise of warrants held by Mark S. Ain.

(4)	Includes 22,727 shares of common stock issuable upon exercise of warrants held by Ross D. Ain.

(5)
The selling stockholder is an affiliate of a registered broker-dealer.  The selling stockholder has informed us that the selling stockholder purchased the securities in the ordinary course of business, and at the time of such purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	Includes 5,682 shares of common stock issuable upon exercise of warrants held by Glen W. Albanese.

(7)	Includes 570,454 shares of common stock issuable upon exercise of warrants held by Douglas K. Anderson.

(8)	Includes 143,493 shares of common stock issuable upon exercise of warrants held by Ardsley Partners Renewable Energy Fund, L.P.

(9)	Includes 281,600 shares of common stock issuable upon exercise of warrants held by Ardsley Renewable Energy Offshore Fund, Ltd.

(10)	Includes 50,000 shares of common stock issuable upon exercise of warrants held by Allan R. Blair and Betty Jean Blair.

(11)	Includes 107,614 shares of common stock issuable upon exercise of warrants held by Cascade Capital Partners, L.P.

(12)	Includes 6,023 shares of common stock issuable upon exercise of warrants held by Cascade Capital Partners II, L.P.

(13)	Includes 150,000 shares of common stock issuable upon exercise of warrants held by Christopher H. Berg Revocable Trust VA DTD 3-28-95.

(14)	Includes 50,000 shares of common stock issuable upon exercise of warrants held by Robert C. Ciricillo.

(15)	Includes 100,000 shares of common stock issuable upon exercise of warrants held by Clarion Capital Corporation.

(16)	Includes 80,212 shares of common stock issuable upon exercise of warrants held by Curtis Cravens.

(17)	Includes 4,545 shares of common stock issuable upon exercise of warrants held by Samir Desai.

(18)	Includes 50,000 shares of common stock issuable upon exercise of warrants held by Joseph DiBenedetto, Jr.

(19)	Includes 25,000 shares of common stock issuable upon exercise of warrants held by Charles Duck Jr.

(20)	Includes 100,000 shares of common stock issuable upon exercise of warrants held by Charles Duck Jr. Rollover IRA.

(21)	Includes 137,336 shares of common stock issuable upon exercise of warrants held by Douglas M. Dunnan.

(22)	Includes 12,000 shares of common stock issuable upon exercise of warrants held by Stephen S. Eakle.

(23)	Includes 22,728 shares of common stock issuable upon exercise of warrants held by E.M. Johnston LLC.

(24)	Includes 136,363 shares of common stock issuable upon exercise of warrants held by Douglas P. Faucette.

(25)	Includes 111,363 shares of common stock issuable upon exercise of warrants held by Sheila B. Flanagan.

(26)	Includes 15,000 shares of common stock issuable upon exercise of warrants held by Thomas M. Geiger.

(27)	Includes 29,451 shares of common stock issuable upon exercise of warrants held by HFR HE Ardsley Master Trust.

(28)	Includes 12,500 shares of common stock issuable upon exercise of warrants held by Jack Iacovone.

(29)
Includes (i) 27,272 shares of common stock issuable upon exercise of warrants held by Jeffrey W. Allister IRA R/O Bear Stearns Securities Corp. Custodian, (ii) 36,000 shares of common stock held by Jeffrey W. Allister, (iii) 72,000 shares of common stock issuable upon exercise of warrants held by Jeffrey W. Allister, (iv) 40,000 shares of common stock held by Allister & Naudon, (v) 80,000 shares of common stock issuable upon exercise of warrants held by Allister & Naudon and (vi) 6,000 shares of common stock held by Allister & Naudon P/S/P f/b/o Jeffrey W. Allister.

(30)	Includes 45,455 shares of common stock issuable upon exercise of warrants held by JSL Kids Partners.

(31)	Includes 15,909 shares of common stock issuable upon exercise of warrants held by Kenneth G. Kadel and Susan Y. Kadel.

(32)	Includes 550,000 shares of common stock issuable upon exercise of warrants held by George Edward King.

(33)	Includes 12,500 shares of common stock issuable upon exercise of warrants held by Stephan A. Leccese.

(34)	Includes 45,454 shares of common stock issuable upon exercise of warrants held by John S. Lemak.

(35)	Includes 11,363 shares of common stock issuable upon exercise of warrants held by Bruce David Logan.

(36)	Includes 113,636 shares of common stock issuable upon exercise of warrants held by Lyman B. Dickerson Revocable Trust.

(37)	Includes 45,454 shares of common stock issuable upon exercise of warrants held by Arjuna Martlin.

(38)	Includes 11,500 shares of common stock issuable upon exercise of warrants held by Paul W. Miller.

(39)
Includes (i) 113,636 shares of common stock issuable upon exercise of warrants held by Carlos P. Naudon, (ii) 40,000 shares of common stock held by Allister & Naudon, (iii) 188,000 shares of common stock issuable upon exercise of warrants held by Carlos Naudon Dynasty Trust and (iv) 80,000 shares of common stock issuable upon exercise of warrants held by Allister & Naudon.

(40)	Includes 253,816 shares of common stock issuable upon exercise of warrants held by Needham & Company, LLC.

(41)	Includes 11,363 shares of common stock issuable upon exercise of warrants held by Ronald B. Stakland.

(42)	Includes 12,000 shares of common stock issuable upon exercise of warrants held by The Jacqueline Jean Wells Revocable Trust.

(43)
Includes (i) 140,000 shares of common stock issuable upon exercise of warrants held by The Leonard and Dena Oppenheim Revocable Trust Dated 1/6/00, (ii) 2,500 shares of common stock held by Leonard A. Oppenheim IRA and (iii) 60,000 shares of common stock issuable upon conversion of the Notes.

(44)	Includes 11,500 shares of common stock issuable upon exercise of warrants held by The Prior Family LLC.

(45)	Includes 75,000 shares of common stock issuable upon exercise of warrants held by Trendline Capital LP.

(46)	Includes 34,091 shares of common stock issuable upon exercise of warrants held by Andrew Troob.

(47)	Includes 89,394 shares of common stock issuable upon exercise of warrants held by Ursus Securities LLC.

(48)	Includes 11,364 shares of common stock issuable upon exercise of warrants held by Michael Barry Wasserman.

(49)	Includes 11,364 shares of common stock issuable upon exercise of warrants held by Jonathan M. Weld.

(50)	Includes 78,030 shares of common stock issuable upon exercise of warrants held by Joseph A. Welna.

(51)	Includes 11,364 shares of common stock issuable upon exercise of warrants held by Jack Wilen.

(52)	Includes 68,182 shares of common stock issuable upon exercise of warrants held by Ronald Andrew Wohl.

(53)	Includes 90,909 shares of common stock issuable upon exercise of warrants held by Lawrence Zalk.

Relationships with Selling Stockholders

Mark S. Ain, Douglas K. Anderson and Carlos P. Naudon are members of our board of directors.

Needham & Company, LLC, or Needham, is a registered broker-dealer.  Needham previously acted as the placement agent for the Financing, and the shares issuable upon the exercise of warrants being registered hereby for Needham were received as compensation for its services as placement agent in the Financing. Glen Albanese, Samir Desai, Jack Iacovone and Stephan A. Leccese are, to the knowledge of the Company, employees of Needham.

Other than as set forth above, to our knowledge, no selling security holder has held any position of office or otherwise had a material relationship with us within the past three years.

PLAN OF DISTRIBUTION

 We are registering the shares of common stock issued in a private placement and shares of common stock issuable upon exercise of warrants issued in a private placement to permit the resale of these shares of common stock by the holders of the shares and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock or warrants and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Ballard Spahr Andrews & Ingersoll, LLP.

EXPERTS

The consolidated  balance sheet of VeruTEK Technologies, Inc. and Subsidiaries as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity  ( deficiency ) and cash flows for the year then ended and for the period from February 1, 2006 (inception) through December 31, 2006 appearing in this prospectus and registration statement have been audited by CCR LLP , independent registered public accounting firm, as set forth in their report dated March 26, 2008  thereon appearing elsewhere in this prospectus and registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.  In their report, dated March 26, 2008, prepared in conjunction with our consolidated financial statements, our auditors included an explanatory paragraph stating that, because we have incurred net losses, have a working capital deficiency and have an accumulated deficit, there is substantial doubt about our ability to continue as a going concern.

The balance sheet of VeruTEK Technologies, Inc. as of December 31, 2006, and the related statements of operations, changes in stockholders’ deficiency, and cash flows for the period from February 1, 2006 (inception) through December 31, 2006 appearing in this prospectus and registration statement have also been audited by CCR LLP, an independent registered public accounting firm, as set forth in their report dated May 7, 2007 thereon appearing elsewhere in this prospectus and registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. In their report, dated May 7, 2007, prepared in conjunction with our financial statements, our auditors included an explanatory paragraph stating that, because we have sustained a net loss, have a working capital deficiency, and have an accumulated deficit, there is substantial doubt about our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other documents with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.  Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC.  The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules.  You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

VeruTEK Technologies, Inc.
Index to Financial Statements

VeruTEK Technologies, Inc.

June 30, 2008 Condensed Financial Statements (Unaudited)	F-2

December 31, 2007 Audited Financial Statements	F-20

December 31, 2006 Audited Financial Statements	F-40

June 30, 2008

Condensed Consolidated Financial Statements

(Unaudited)

VeruTEK Technologies, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$5,400,722	$1,182,875
Accounts receivable	148,819	126,043
Other current assets	134,297	60,590
Total current assets	5,683,838	1,369,508

Property and equipment, net	655,021	321,756
Other assets, net	57,909	85,583

Total assets	$6,396,768	$1,776,847

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
Convertible notes - current, net	$1,454,975	$-
Long-term debt - current	61,193	68,504
Accounts payable	595,852	206,730
Accrued payroll and benefits	262,971	198,500
Due to officers / directors	600,000	600,000
Derivative instrument liability	239,000	2,167,000
Customer deposits	148,923	87,500
Other current liabilities	491,315	272,457
Total current liabilities	3,854,229	3,600,691

Convertible notes, less current portion, net	-	1,366,140
Long-term debt, less current portion	15,846	18,365
Total liabilities	3,870,075	4,985,196

Stockholders' equity (deficiency):
Preferred stock, $.001 par value; 10,000,000 shares
authorized, none issued and outstanding	-	-
Common stock, $.001 par value; 150,000,000 shares
authorized, 27,019,278 issued and outstanding as of
June 30, 2008; 21,305,374 issued and outstanding
as of December 31, 2007	27,019	21,305
Additional paid-in capital	12,783,203	6,884,527
Accumulated deficit	(10,283,529)	(10,114,181)
Total stockholders' equity (deficiency)	2,526,693	(3,208,349)

Total liabilities and stockholders' equity (deficiency)	$6,396,768	$1,776,847

The accompanying notes are an integral part of these condensed consolidated financial statements.

VeruTEK Technologies, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
For the six month and three month periods ended June 30, 2008 and 2007

	Six months ended June 30,		Three months ended June 30,
	2008	2007	2008	2007

Net revenues	$264,469	$461,577	$106,051	$184,421

Costs, expenses and other income:
Cost of revenues	758,648	571,798	381,374	288,665
Selling, general and administrative	1,221,016	1,370,488	595,614	366,249
Research and development	208,391	74,840	87,137	31,949
Non-operating expenses (income):
Interest expense	189,717	509,721	96,293	477,545
Derivative instrument (income)
expense	(1,928,000)	1,711,767	(307,000)	1,711,767
Interest income	(15,955)	-	(15,955)	-
Total costs, expenses and other
income	433,817	4,238,614	837,463	2,876,175

Loss before income taxes	(169,348)	(3,777,037)	(731,412)	(2,691,754)

Income tax provision	-	-	-	-

Net loss	$(169,348)	$(3,777,037)	$(731,412)	$(2,691,754)

Weighted average common shares outstanding:
Basic and diluted	22,605,797	17,137,997	24,167,792	18,572,474

Net loss per share
Basic and diluted	$(0.01)	$(0.22)	$(0.03)	$(0.14)

The accompanying notes are an integral part of these condensed consolidated financial statements.

VeruTEK Technologies, Inc.
Condensed Consolidated Statement of Changes in Stockholders' Equity (Deficiency)
For the six months ended June 30, 2008 (Unaudited)

	Common Stock
	Shares Issued	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance, January 1, 2008	21,305,374	$21,305	$6,884,527	$(10,114,181)	$(3,208,349)

Stock based compensation (Note 6)	-	-	114,455	-	114,455

Conversion of convertible notes to common
stock (Note 5)	20,000	20	19,980	-	20,000

Issuance of common stock and warrants in
connection with private placement, net of
issuance costs of $493,359 (Note 6)	5,693,904	5,694	5,764,241	-	5,769,935

Net loss	-	-	-	(169,348)	(169,348)

Balance, June 30, 2008	27,019,278	$27,019	$12,783,203	$(10,283,529)	$2,526,693

The accompanying notes are an integral part of these condensed consolidated financial statements.

VeruTEK Technologies, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the six month periods ended June 30, 2008 and 2007

	Six Months Ended	Six Months Ended
	June 30, 2008	June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(169,348)	$(3,777,037)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41,031	17,444
Amortization – debt issuance costs	27,674	72,905
Amortization of debt discounts – warrants	71,314	20,552
Amortization of beneficial conversion discount	37,521	211,127
Non-cash interest expense on warrant issuance	-	148,567
Non-cash interest expense on bridge loan	-	20,833
Derivative instrument (income) expense	(1,928,000)	1,711,767
Stock based compensation expense	114,455	792,554
Changes in operating assets and liabilities, net:
Accounts receivable	(22,776)	3,428
Other current assets	20,238	(23,654)
Accounts payable	298,047	(38,273)
Accrued payroll and benefits	64,471	(17,893)
Customer deposits	61,423	-
Other current liabilities	(680)	85,472
Net cash used in operating activities	(1,384,630)	(772,208)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(283,221)	(52,769)
Net cash used in investing activities	(283,221)	(52,769)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock and warrants	6,263,294	-
Proceeds from convertible notes	-	1,685,000
Proceeds from long-term debt - bridge loan	-	510,000
Repayment of revolving loan	-	(349,407)
Payments directly related to private placement issuance costs	(367,766)	-
Payments directly related to recapitalization	-	(108,568)
Payments for debt issuance costs	-	(140,000)
Repayments of long-term debt	(9,830)	(9,212)
Net cash provided by financing activities	5,885,698	1,587,813

NET INCREASE IN CASH	4,217,847	762,836
CASH, beginning of period	1,182,875	68,519
CASH, end of period	$5,400,722	$831,355

The accompanying notes are an integral part of these condensed consolidated financial statements.

VeruTEK Technologies, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited) (Continued)
For the six month periods ended June 30, 2008 and 2007

	Six Months Ended	Six Months Ended
	June 30, 2008	June 30, 2007
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	$55,939	$12,202
Non-cash investing and financing activities:
Common stock issued upon conversion of convertible notes	20,000	-
Amounts payable for property and equipment – included in accounts payable	91,075	-
Accrued costs directly related to private placement transactions – included in
other current liabilities	125,593	53,150
Common stock issued upon conversion of bridge loan and accrued interest	-	620,833
Beneficial conversion discount – convertible notes	-	151,650
Discount on bridge loan	-	148,567
Common stock issued to advisors - recapitalization	-	36,850

The accompanying notes are an integral part of these condensed consolidated financial statements.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited condensed consolidated financial statements of VeruTEK Technologies, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All such adjustments are of a normal recurring nature, except as disclosed in the accompanying notes to condensed consolidated financial statements.  Operating results for the three-month and six-month periods ended June 30, 2008 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 2008. The consolidated balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007.

BASIS OF PRESENTATION

VeruTEK Technologies, Inc. (the “Company”) was formed to develop and commercialize new technologies in the field of environmental remediation. The Company provides technical and consulting services to clients to resolve complex environmental remediation matters at a wide range of waste sites, principally by combining surfactant and oxidant chemistries.

The accompanying condensed consolidated financial statements reflect the consolidated accounts of VeruTEK Technologies, Inc. and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

The Company generates revenue by providing technical and consulting services related to environmental remediation. Revenues result from the implementation of projects to remedy contaminated sites, treatability and pilot studies to evaluate potential remedies, and consulting services related to environmental remediation.

Revenue from the implementation of projects to remedy environmental issues at contaminated sites generally includes fixed fees and performance based fees. Fixed fee revenue is recognized on the proportional performance model (which approximates the percentage of completion method), based on costs incurred. In order to calculate the completion ratio on a given project, costs incurred to date on the project are divided by the total estimated costs for the entire project. This ratio is then multiplied by the total fixed fee to be earned on the project, resulting in the amount of revenue earned to date. Performance based fees are tied to the achievement of project-specific criteria related to the reduction or elimination of contaminants. Performance based fee revenue is recognized in the period in which the project-specific criteria are met and client acceptance is obtained.

Certain technical services provided by the Company on a fixed price basis, primarily treatability studies, are recognized using the completed contract performance model as these contracts are generally short-duration contracts. Fees are based upon completion of agreed-upon task-based laboratory services. The Company recognizes revenue when applicable tasks are completed in accordance with the completed contract performance model.

Revenues related to consulting services are generally recognized on a time and materials basis in accordance with agreed-upon billing rates and in the period such services are provided.

It is the Company’s normal and customary business practice to enter into service agreements that, once approved by authorized representatives of the Company and its customer, are considered to be binding. In the absence of an approved service agreement, or approved change order, the Company recognizes revenue only when persuasive evidence of an arrangement exists

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

REVENUE RECOGNITION (Continued)

The Company bears the risk of cost overruns and inflation with respect to its fixed price contracts, including those for full scale remediation.  If circumstances indicate a loss on a fixed price contract, a provision is made at that time for the entire loss.  Revenues related to such fixed price contracts comprised approximately 61% of the Company’s total revenues for the six months ended June 30, 2008 and approximately 36% for the six months ended June 30, 2007.  At June 30, 2008, the Company had $148,923 of deferred revenue in the form of customer deposits received that relate to future services to be provided by the Company. This deferred revenue has been recorded in current liabilities in the condensed consolidated balance sheet as of June 30, 2008. The deferred revenue will be recognized upon completion of the services at a future date. Deferred costs are comprised of costs incurred prior to the recognition of the related revenue. Deferred costs at June 30, 2008 amounted to $8,551 and are included in other current assets in the condensed consolidated balance sheets.

DERIVATIVE INSTRUMENT LIABILITY

The Company accounts for derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of the hedging relationship designation. Accounting for changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At June 30, 2008, the Company did not have any derivative instruments that were designated as hedges.

Derivative instrument income of $1,928,000 and $307,000 for the six-month and three-month periods ended June 30, 2008, respectively, reflect a non-cash mark-to-market benefit for the derivative instrument liability resulting from warrants issued in conjunction with convertible notes (see Note 5).

STOCK BASED COMPENSATION

The Company applies the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”) to all share based payment awards made to employees and directors. SFAS 123R establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123R, share based compensation is measured at the grant date, based upon the fair value of the award, and is recognized as an expense over the holders’ requisite service period (generally the vesting period of the equity award). The Company has expensed its share-based compensation for share based payments under the ratable method, which treats each vesting tranche as if it were an individual grant.

The Company periodically grants shares of common stock and stock options for a fixed number of shares of common stock to its employees and directors. Stock options are granted with an exercise price greater than or equal to the fair market value of the Company’s common stock at the date of the grant. The Company estimates the fair value of stock options using a Black-Scholes valuation model. Key inputs used to estimate the fair value of stock options include the exercise price of the award, the expected post-vesting option life, the expected volatility of the Company’s stock over the option’s expected term, the risk free interest rate over the option’s expected term, and the expected annual dividend yield.

The Company accounts for common stock awards granted to employees and directors based on the fair value of the common shares issued. Due to the absence of available arms-length transactions with unrelated parties for the period prior to the Company going public, the Company utilized a discounted cash flow method to determine the fair value of common stock shares as of the date such shares were granted. Appropriate discount rates were utilized reflecting venture capital discount rates in the start-up or early development stages. The Company utilized a start-up venture capital discount rate of 70% for the period up to and including September 30, 2006. Subsequent to September 30, 2006 and up to the date on which the Company went public, the Company adjusted its discount rate to 50%, reflecting the successful completion of a pilot remediation project at a client location, thereby substantiating the effectiveness of the Company’s technology and “know-how.” Subsequent to the Company going public, the fair value of the Company’s common stock is determined by using the adjusted close price from an active market.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

STOCK BASED COMPENSATION (Continued)

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

The Company recognizes stock-based compensation expense for the number of awards that are ultimately expected to vest. As a result, recognized stock compensation is reduced for estimated forfeitures prior to vesting. The Company’s estimate of annual forfeiture rates was approximately 3%. Estimated forfeitures will be reassessed in subsequent periods and may change based on new facts and circumstances.

Since the Company has not generated any taxable income to date and has not paid any federal or state taxes based on income since inception, it has provided a valuation allowance for the full amount of its net deferred tax assets and, accordingly, no tax benefits related to stock compensation expense have been recorded in its condensed consolidated financial statements.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the current period presentation.

ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities" (“SFAS 161”), which changes the disclosure requirements for derivative instruments and hedging activities. SFAS 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company has not yet determined the effect, if any, that SFAS 161 will have on its condensed consolidated financial statements.

There are no other accounting pronouncements not yet adopted that are expected to impact the Company’s financial statements.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 2 –	GOING CONCERN / MANAGEMENT’S PLAN

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  As shown in the accompanying condensed consolidated financial statements, the Company has accumulated deficit of approximately $10.3 million at June 30, 2008.   As is typical with early stage growth companies, the Company’s recurring net losses have been largely a result of business development expenses as well as investments in infrastructure for growing the Company’s business and operations.  The possible continuation of net losses and the accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management believes that the Company will be successful in its efforts to adequately meet its capital needs and continue to grow its business.  During May 2008 the Company completed a private placement raising approximately $6.2 million (before transaction related expenses) in funds from 41 institutional and accredited investors and 3 directors. Expected transaction expenses directly related to the private placement are estimated to be approximately $500,000 (see Note 6).  The successful completion of the May 2008 private placement resulted in a positive net working capital balance as of June 30, 2008 of approximately $1.8 million. The positive working capital balance, which includes approximately $5.4 million in cash and cash equivalents, will be utilized to support future operations. The Company estimates current funding will sustain its operations beyond the twelve-month period ending June 30, 2009.

NOTE 3 –	CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash accounts at high quality financial institutions with balances, at times, in excess of federally insured limits. The Company controls this risk by minimizing cash held at financial institutions and by selecting high quality financial institutions to hold such cash deposits. Investments of excess cash are maintained in high quality money market funds invested in U.S. government securities. The Company controls credit risk associated with trade receivables through credit approvals, customer limits and monitoring procedures. For the six months ended June 30, 2008, the Company had two customers that accounted for approximately 64% of its revenues and the remaining customers each accounted for less than 10% of the Company’s revenues for the period. For the six months ended June 30, 2007, the Company had two customers that accounted for approximately 86% of its revenues. The Company records an allowance for doubtful accounts based on the Company’s estimated losses resulting from the inability of its customers to make required payments. The Company did not require an allowance for doubtful accounts as of June 30, 2008.

NOTE 4 –	BANK DEFAULT ON DEBT

The Company is not in compliance with certain provisions of its Term Note and thus is in default. As a result, the stated interest rates for the Term Note may be increased and repayment of the Term Note may be subject to acceleration. Accordingly, the Company’s bank could elect to increase the stated interest rate for the Term Note to 13.25%. Should the Company’s bank choose to accelerate the Term Note, all interest and principal would become due and payable immediately. The Term Note has been classified as a current liability as of June 30, 2008 and December 31, 2007. As of the date of this filing, the Company has not received any notice that the bank has elected to increase the interest rate or accelerate the repayment of the Term Note.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 5 –	CONVERTIBLE NOTES

On May 9, 2007, the Company issued $1,685,000 of convertible notes (the “Notes”) and related warrants. The Notes carry a stated interest rate of 6%, mature two years from the date of issuance, and, at the option of the holders, are convertible under certain conditions into common stock of the Company at a conversion price of $1.00 per share. The warrants entitle the holder to purchase the number of shares of the Company’s common stock equal to 50% of the number of shares of common stock into which the Notes are convertible. The warrants have a 5 year life and have an exercise price of $1.20 per share. The holders of the Notes have been granted a security interest in substantially all of the assets of the Company. The Notes contain covenants that limit the ability of the Company to enter into certain transactions and to further encumber the Company’s assets. The covenants include restrictions on incurring additional indebtedness, payment of dividends, distributions of capital stock, repurchases of capital stock and payments to officers or directors other than reasonable compensation and reimbursements. Net proceeds from the Notes amounted to approximately $1.5 million. Debt issuance costs attributed to the Notes of $111,850 are being amortized to interest expense over the term of the Notes. The debt issue costs consisted of cash payments totaling $75,000 and shares of common stock issued to advisors that were valued at $36,850.

For the six months ended June 30, 2008, the Company recorded interest expense of $27,674 related to the amortization of debt issuance costs, including an acceleration of amortization of the debt issuance costs related to the $20,000 of Notes converted during the first six months of 2008. Unamortized debt issuance costs as of June 30, 2008 amounted to $53,403 and are included in other assets, net on the condensed consolidated balance sheets.

The Notes contain a beneficial conversion discount of $151,650 because the value allocated to the Notes is less than the fair value of the Company’s common stock. This beneficial conversion feature is calculated after the Notes and warrants have been valued with proceeds allocated on a relative basis. The Company allocated $1,396,767 to the Notes and $288,233 to the warrants (see below). The discounts are being amortized to interest expense over the life of the convertible notes. For the six months ended June 30, 2008, the Company recorded interest expense of $71,314 related to the warrants, and interest expense of $37,521 related to the beneficial conversion discount. Interest expense related to the warrants and beneficial conversion discount for the six months ended June 30, 2008 included an acceleration of the amortization related to the $20,000 of Notes converted into common stock during the first six months of 2008.

The $288,233 in proceeds allocated to the warrants was classified as a liability as of the issuance date in accordance with EITF Issue 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”). The warrants may require cash settlement at fair value in the event of certain circumstances, including certain mergers or consolidations, sale of substantially all of the assets of the Company, sale of more than 50% of the outstanding common shares of the Company, or certain other stock purchase or business combinations. Accordingly, the warrants have been accounted for as a derivative instrument liability which is subject to mark-to-market adjustment. The derivative instrument liability was $239,000 at June 30, 2008. The fair value of the warrants was determined by using the Black-Scholes model assuming a risk free interest rate of 3.2%, volatility of 64% and an expected life equal to the May 9, 2012 contractual life of the warrants. No dividend yield was assumed because the Company has never paid a cash dividend. The volatility for the current period was developed using a blend of the Company’s historical volatility and historical volatilities of selected comparable companies. A blended volatility was used because the Company is a newly public company and there is limited historical data available on the publicly traded market prices of the Company’s common stock. For the six months ended June 30, 2008, the Company recorded a pre-tax benefit for derivative instrument income of $1,928,000.

During the first six months of 2008, $20,000 of the Notes were converted to common stock. The Company issued 20,000 shares of common stock in exchange for the Notes. Accordingly, as of June 30, 2008, convertible notes of $1,665,000 are reflected on the condensed consolidated balance sheets net of the unamortized portion ($137,618) of the $288,233 discount on the convertible debt relating to the warrants and net of the unamortized portion ($72,407) of the beneficial conversion discount of $151,650. Because the Notes mature on May 9, 2009, they have been classified as a current liability in the June 30, 2008 condensed consolidated balance sheet.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 6 –	STOCKHOLDERS’ EQUITY

PRIVATE PLACEMENT

During May 2008, the Company closed a private placement with 41 institutional and accredited investors and 3 of its directors. This private placement consisted of the sale of 2,846,952 investment units, each consisting of two shares of the Company’s common stock (the “Shares”) and one warrant to purchase a share of the Company’s common stock (an “ Investor Warrant”, and together with the Shares, a “Unit”), at a price of $2.20 per Unit for gross aggregate proceeds of $6,263,294 (the “Financing”).  Estimated transaction expenses directly related to the Financing were $493,359. In addition, the Company issued warrants to purchase 253,816 shares of the Company’s common stock to the Company’s placement agent for the transaction (the “Agent Warrants”).  Each Investor Warrant has an exercise price of $1.30 per share and each Agent Warrant has an exercise price of $1.10 share, each of which is subject to certain adjustments as set forth in the respective warrant agreements.  The warrants may be exercised for cash or by means of a cashless exercise and will expire five years after the date of issuance.

In connection with the closing of the Financing, the Company entered into a registration rights agreement with the purchasers.  Under the terms of the registration rights agreement, the Company agreed to file a registration statement with the Securities and Exchange Commission for the resale of the Shares issued in the Financing as well as the shares of the Company’s common stock underlying the warrants issued in the Financing. Failure to file the registration statement within 150 days from the closing of the Financing may result in payment by the Company to each investor of liquidated damages, subject to limitations set forth in the registration rights agreement. These liquidated damages will also be payable in the event that the resale registration statement has not been declared effective within certain time periods or if sales cannot be made pursuant to the registration statement following its effectiveness, each as described in the registration rights agreement.

WARRANTS

A summary of warrant activity is as follows.

	Warrants	Exercise Price per Warrant	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding at
January 1, 2008	4,365,219	$-	$1.67	4.6
Issued:
May 2008 to investors in conjunction
with the private placement	2,846,952	$1.30	$1.30	4.9
May 2008 to the agent for the
private placement	253,816	$1.10	$1.10	4.9
Exercised	-	$-	$-	-
Expired	-	$-	$-	-
Outstanding at
June 30, 2008	7,465,987		$1.51	4.4

There were no warrants exercised or expired during the period from January 1, 2008 to June 30, 2008.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 6 –	STOCKHOLDERS’ EQUITY (Continued)

STOCK BASED COMPENSATION

During 2006 and 2007, the Company granted certain key employees and advisors shares of common stock as part of the Company’s offer of employment. The purpose was to enable the Company to retain and motivate such employees. The grants are recognized ratably as compensation expense over the requisite service periods based on the fair value of the grants as of the grant dates. Because grant dates were prior to the Company going public, fair value of shares at the grant date was determined using a discounted cash flow model. Common shares totaling 233,562 will vest at various times through February of 2010.

Shares granted as compensation are as follows:

Grant Date	Fair Value at Grant Date	Shares Granted as of June 30, 2008	Shares Issued during the period from January 1, 2008 through June 30, 2008	Vested Shares as of June 30, 2008	Unvested Shares as of June 30, 2008

2/13/2006	$12,700	77,854	-	77,854	-
4/17/2006	14,800	77,854	-	77,854	-
6/1/2006	15,815	77,854	-	77,854	-
2/1/2007	407,550	506,051	-	272,489	233,562
2/19/2007	583,110	724,042	-	724,042	-
Total	$1,033,975	1,463,655	-	1,230,093	233,562

On March 27, 2008, the Board of Directors approved the adoption of the 2008 Stock Incentive Plan (the “Plan”).  The purpose of the Plan is to promote the long-term growth and profitability of the Company by enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility within the Company or certain affiliates of the Company.  Under the Plan, eligible participants may be awarded options to purchase common stock of the Company, restricted shares, restricted share units, share appreciation rights, phantom shares or performance awards. The Board has authority to administer the Plan and has delegated this authority to the Compensation Committee of the Board.  In addition, the Board or the Compensation Committee may delegate duties to the Company’s chief executive officer or other senior officers of the Company, to the extent permitted by law and the Company’s Bylaws.  Employees, officers, directors and consultants of the Company, or of certain affiliates of the Company, are eligible to participate in the Plan.  However, the actual recipients of awards under the Plan are selected by the Board or the Compensation Committee.  The Plan authorizes the granting of awards for up to a maximum of two million (2,000,000) shares of common stock of the Company.  If any award granted under the Plan expires, terminates or is forfeited, surrendered or canceled, without delivery (or, in the case of restricted shares, vesting) of common stock or other consideration, the common stock of the Company that were underlying the award shall again be available under the Plan.

On April 10, 2008, the Board of Directors of the Company granted incentive stock options for 50,000 shares of Company common stock to an officer of the Company and for 476,554 shares of Company common stock to certain employees of the Company (collectively the “Employee Options”).  The Employee Options were granted pursuant to the 2008 Stock Incentive Plan.  The Employee Options will vest in equal yearly increments over a five-year period beginning on the first anniversary of the initial grant date and will expire on April 10, 2014.  The exercise price per share payable upon the exercise of the Employee Options is $1.25 which is equal to the fair market value as of April 10, 2008 of the Company’s common stock as determined by the April 10, 2008 closing price of the Company’s common stock.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 6 –	STOCKHOLDERS’ EQUITY (Continued)

STOCK BASED COMPENSATION (Continued)

On April 10, 2008, the Board of Directors of the Company granted 745,879 nonqualified stock options to certain non-employee directors of the Company (collectively, the “Non-Employee Director Options”).  The Non-Employee Director Options were granted pursuant to the Company’s 2008 Stock Incentive Plan.  The Non-Employee Director Options will vest in approximately equal yearly increments over a three-year period beginning on the first anniversary of the initial grant date and will expire on April 10, 2012.  The exercise price per share payable upon the exercise of each of the Non-Employee Director Options is $1.25 which is equal to the fair market value as of April 10, 2008 of the Company’s common stock as determined by the April 10, 2008 closing price of the Company’s common stock.

Share information related to options granted under the 2008 Stock Incentive Plan is as follows:

	Employee Options	Weighted Average Exercise Price	Non-Employee Director Options	Weighted Average Exercise Price	Total 2008 Stock Incentive Plan	Weighted Average Exercise Price

Outstanding at January 1, 2008	-	$-	-	$-	-	$-

Granted	526,554	1.25	745,879	1.25	1,272,433	1.25
Forfeited	(156,554)	1.25	-	-	(156,554)	1.25
Exercised	-	-	-	-	-	-

Outstanding at June 30, 2008	370,000	1.25	745,879	1.25	1,115,879	1.25

Available for future grant					884,121

Average remaining term (in
Years)	5.8		3.8		4.4

Exercisable at June 30, 2008	-		-		-

Intrinsic Value:
Outstanding	$-		$-		$-
Exercisable	$-		$-		$-

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 6 –	STOCKHOLDERS’ EQUITY (Continued)

STOCK BASED COMPENSATION (Continued)

The following table summarizes the status of the Company’s non-vested stock options.

	Non-Vested Options
	Number of Shares	Weighted Average Fair Value per Share

Non-vested at January 1, 2008	-	$-

Granted	1,272,433	0.52
Vested	-	-
Forfeited	(156,554)	0.58

Non-vested at June 30, 2008	1,115,879	0.51

The Company estimates the fair value of stock options using the Black-Scholes valuation model. The following table summarizes the assumptions used to compute the weighted average fair value of stock options granted in 2008.

		Non-Employee
	Employee Options	Director Options
Weighted average volatility	54%	55%
Risk free interest rate	.5%	2.0%
Expected holding period	4.5 years	3.0 years
Dividend yield	-	-

No dividend yield was assumed because the Company has never paid a cash dividend. The volatility for the current period was developed using a blend of the Company’s historical volatility and historical volatilities of selected comparable companies. A blended volatility was used because the Company is a newly public company and there is limited historical data available on the publicly traded market prices of the Company’s common stock. The risk-free interest rate was developed using the U.S. Treasury yield for periods equal to the expected life of the stock options on the grant date. The expected holding period was developed based on the mid-point between the vesting date and the expiration date of each respective grant as permitted under the Securities and Exchange Commission’s Staff Accounting Bulletin No. 110, “Share-Based Payment.” This method of determining the expected holding period was utilized because the Company does not have sufficient historical experience from which to estimate the period.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 6 –	STOCKHOLDERS’ EQUITY (Continued)

STOCK BASED COMPENSATION (Continued)

The following table summarizes the components and classification of stock-based compensation expense included in the statement of operations.

	Six months ended June 30,		Three months ended June 30,
	2008	2007	2008	2007

Shares granted as compensation	$44,531	$792,554	$19,516	$68,359
Stock options granted pursuant to
the 2008 Stock Incentive Plan	69,924	-	69,924	-

Total stock-based compensation	$114,455	$792,554	$89,440	$68,359

Cost of revenue	$17,812	$3,949	$17,812	$1,358
Selling, general and administration	96,643	788,605	71,628	67,001

Total stock-based compensation	$114,455	$792,554	$89,440	$68,359

As of June 30, 2008, additional compensation expense of $77,647 related to the unvested portion of shares granted as compensation will be recognized over the remaining requisite future service period ending February, 2010.

Additional compensation expense (net of estimated forfeitures) related to the unvested portion of stock options granted pursuant to the 2008 Stock Incentive Plan totaled $513,645 as of June 30, 2008. Unvested compensation expense related to stock options granted pursuant to the 2008 Stock Incentive Plan is expected to be recognized over a remaining weighted average period of 2.2 years.

As the Company has not achieved profitable operations, management has determined that it is more likely than not that the future benefits arising from any stock based compensation will not be realized and has accordingly recorded a valuation allowance for the full amount of any resulting deferred tax assets.

NOTE 7 –	INCOME (LOSS) PER SHARE

The computation of the basic and diluted net income per common share for the six and three month periods ended June 30, 2008 is based on the weighted average number of common shares outstanding. The shares issuable under the conversion of notes, or exercise of warrants or options, have been excluded from the calculation of diluted shares as their effect would be anti-dilutive. Accordingly, basic and fully diluted shares used in the calculation of weighted average number of common shares outstanding are equal for all periods presented. The weighted average of anti-dilutive common share equivalents excluded from the loss per share calculation for the 6 months ended June 30, 2008 and 2007 was 3,341,514 and 1,271,153, respectively.  The weighted average of anti-dilutive common share equivalents excluded from the loss per share calculation for the 3 months ended June 30, 2008 and 2007 was 2,465,693 and 544,740, respectively.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 8 –	INCOME TAXES

As the Company has not achieved profitable operations, management has determined that it is more likely than not that the future benefits arising from any losses will not be realized. Therefore, the Company has recorded a valuation allowance for the full amount of its deferred tax assets.

The Company complies with the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company has determined that the Company has no uncertain tax positions requiring recognition under FIN 48.  The Company does not expect the amount of unrecognized tax benefits to increase within the next twelve months.

NOTE 9 –	FAIR VALUE MEASUREMENTS

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”).  SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. The FASB has partially delayed the effective date for one year for certain fair value measurements when those measurements are used for financial statement items that are not measured at fair value on a recurring basis.

SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, SFAS 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The fair value of derivative financial instruments is determined using the Black-Scholes model. This model uses inputs such as the underlying price of the shares issued when the warrant is exercised, volatility, risk free interest rate and expected life of the instrument. The Company has determined that the inputs associated with this fair value determination are readily observable and as a result the instrument is classified within Level 2 of the fair-value hierarchy.

VeruTEK Technologies, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 9 –	FAIR VALUE MEASUREMENTS (Continued)

The Company’s financial assets and liabilities that are reported at fair value in the accompanying condensed consolidated balance sheets, as of June 30, 2008, were as follows:

	Level 1	Level 2	Level 3	Balance at June 30, 2008
Liabilities:
Derivative financial instruments	$-	$239,000	$-	$239,000

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“SFAS 159”). This statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity must report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected must be recognized in earnings as incurred and not deferred. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company has concluded there is no impact resulting from the adoption of SFAS 159.

December 31, 2007

Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
VeruTEK Technologies, Inc.

We have audited the accompanying consolidated balance sheet of VeruTEK Technologies, Inc. and subsidiary (the "Company") as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows for the year then ended and for the period from February 1, 2006 (inception) through December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VeruTEK Technologies, Inc. and subsidiary as of December 31, 2007, and the results of their operations and their cash flows for the year then ended and for the period from February 1, 2006 (inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has a working capital deficiency of approximately $2.2 million at December 31, 2007, has sustained net losses of approximately $5.9 million and $4.2 million for the year ended December 31, 2007 and for the period from February 1, 2006 (inception) through December 31, 2006, respectively, and has an accumulated deficit of approximately $10.1 million at December 31, 2007. VeruTEK Technologies, Inc. is also not in compliance with certain provisions of its bank debt agreement which provides the bank with the right to demand repayment currently. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Carlin, Charron & Rosen, LLP

Glastonbury, Connecticut
March 26, 2008

VeruTEK Technologies, Inc.
Consolidated Balance Sheet
December 31, 2007

ASSETS

Current assets:
Cash	$1,182,875
Accounts receivable	126,043
Other current assets	60,590
Total current assets	1,369,508

Property and equipment, net	321,756
Other assets, net	85,583

Total assets	$1,776,847

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
Current portion of long-term debt	$68,504
Accounts payable	206,730
Accrued payroll and benefits	198,500
Due to officers / directors	600,000
Derivative instrument liability	2,167,000
Other current liabilities	359,957
Total current liabilities	3,600,691

Convertible notes, net	1,366,140
Long-term debt, less current portion	18,365
Total liabilities	4,985,196

Stockholders' equity (deficiency):
Preferred stock, $.001 par value; 10,000,000 shares
authorized, none issued and outstanding
Common stock, $.001 par value; 150,000,000 shares
authorized, 21,305,373 issued and outstanding	21,305
Additional paid-in capital	6,884,527
Accumulated deficit	(10,114,181)
Total stockholders' equity (deficiency)	(3,208,349)

Total liabilities and stockholders' equity (deficiency)	$1,776,847

The accompanying notes are an integral part of these consolidated financial statements.

VeruTEK Technologies, Inc.
Consolidated Statements of Operations
For the Year Ended December 31, 2007 and for the Period from
February 1, 2006 (Inception) to December 31, 2006

	2007	2006
Net revenues	$616,331	$1,650,143
Costs and expenses:
Cost of revenues	1,101,303	2,313,609
Selling, general and administration	2,679,316	361,298
Research and development	167,618	3,178,805
Interest expense	677,359	22,580
Derivative instrument expense	1,878,767	-
Total costs and expenses	6,504,363	5,876,292

Loss before income taxes	(5,888,032)	(4,226,149)

Provision for income taxes	-	-

Net loss	$(5,888,032)	$(4,226,149)

Weighted average common shares outstanding - basic and diluted	18,818,130	14,255,067

Net loss per share - basic and diluted	$(0.31)	$(0.30)

The accompanying notes are an integral part of these consolidated financial statements.

VeruTEK Technologies, Inc.
Consolidated Statement of Changes in Stockholders' Equity (Deficiency)
For the Year Ended December 31, 2007 and the Period from February 1, 2006 (Inception) through December 31, 2006

	Common Stock
	Shares Issued	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Common Stock issued in connection with
incorporation (February 1, 2006)	15,570,800	$15,571	$3,084,435	$-	$3,100,006

Stock issued as compensation (Note 9)	116,781	117	36,970	-	37,087

Net loss	-	-	-	(4,226,149)	(4,226,149)

Balance, December 31, 2006	15,687,581	15,688	3,121,405	(4,226,149)	(1,089,056)

Stock issued as compensation (Note 9)	996,531	996	873,713	-	874,709

Reverse acquisition recapitalization
adjustment, net (Note 2)	2,950,678	2,951	(164,669)	-	(161,718)

Conversion of bridge loan to
common stock (Note 7)	750,000	750	599,250	-	600,000

Accrued interest on bridge loan satisfied
with common stock (Note 7)	26,051	26	20,807	-	20,833

Beneficial conversion discount - bridge
loan (Note 7)	-	-	200,345	-	200,345

Issuance of warrants in connection with
bridge loan (Note 7)	-	-	148,567	-	148,567

Beneficial conversion discount -
convertible notes (Note 8)	-	-	151,650	-	151,650

Issuance of common stock and warrants in
connection with private placement, net of
issuance costs of $125,648 (Note 9)	1,373,334	1,373	1,932,980	-	1,934,353

Rescission and cancellation of common
shares (Note 9)	(478,802)	(479)	479	-	-

Net loss	-	-	-	(5,888,032)	(5,888,032)

Balance, December 31, 2007	21,305,373	$21,305	$6,884,527	$(10,114,181)	$(3,208,349)

The accompanying notes are an integral part of these consolidated financial statements.

VeruTEK Technologies, Inc.
Consolidated Statements of Cash Flows
For the Year Ended December 31, 2007 and for the Period from February 1, 2006 (Inception) through December 31, 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,888,032)	$(4,226,149)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	41,890	25,736
Amortization – debt issuance costs	95,773	-
Amortization of debt discounts – warrants	79,300	-
Amortization of beneficial conversion discount	242,068	-
Non-cash interest expense on warrant issuance	148,567	-
Non-cash interest expense on bridge loan	20,833	-
Loss on disposal of property, plant and equipment	3,913	-
Derivative instrument expense	1,878,767	-
Research and development expense - value of transferred technology	-	3,100,000
Compensation expense due to officers / directors	-	600,000
Compensation expense - common stock issued to employees	874,709	37,087
Changes in operating assets and liabilities, net:
Accounts receivable	94,369	(220,412)
Other current assets	(40,355)	-
Other assets, net	(4,000)	(20,741)
Accounts payable	55,314	151,416
Accrued payroll and benefits	(4,476)	202,976
Other current liabilities	312,434	2,885
Net cash used in operating activities	(2,088,926)	(322,202)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(219,466)	(123,663)
Net cash used in investing activities	(219,466)	(123,663)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock and warrants	2,060,001	6
Proceeds from convertible notes	1,685,000	-
Proceeds from long-term debt - bridge loan	510,000	90,000
Proceeds from long-term debt	-	82,500
Proceeds from (repayment of) revolving loan	(349,407)	349,407
Payments directly related to recapitalization	(198,568)	-
Payments for debt issuance costs	(140,000)	-
Payments directly related to private placement issuance costs	(125,648)	-
Repayments of long-term debt	(18,630)	(7,529)
Net cash provided by financing activities	3,422,748	514,384

NET INCREASE IN CASH	1,114,356	68,519
CASH, beginning of period	68,519	-
CASH, end of period	$1,182,875	$68,519

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	$111,651	$22,580
Non-cash investing and financing activities:
Common stock issued upon conversion of bridge loan and accrued interest	620,833	-
Beneficial conversion discount – convertible notes	151,650	-
Discount on bridge loan	148,567	-
Common stock issued to advisors – recapitalization	36,850	-
Property and equipment acquired through the assumption of debt	-	30,528
Property and equipment acquired through capital leases	-	19,638
Fair value of technology contributed as paid-in capital	-	3,100,000

The accompanying notes are an integral part of these consolidated financial statements.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 1 –	ORGANIZATION AND NATURE OF BUSINESS

On May 9, 2007, a Nevada corporation formerly known as Streamscape Minerals, Inc. ("SSMI") and hereinafter referred to as “VeruTEK-Nevada”, entered into and closed a reverse acquisition merger agreement (hereafter defined as the “Merger”) with a Delaware corporation known as VeruTEK Technologies, Inc. ("VeruTEK-Delaware"), and each of VeruTEK-Delaware's shareholders (the "Purchase Agreement"). Pursuant to the Purchase Agreement, VeruTEK-Nevada acquired all of the 21,430 issued and outstanding shares of capital stock of VeruTEK-Delaware from the VeruTEK-Delaware shareholders in exchange for 16,684,112 shares of VeruTEK-Nevada’s common stock (see Note 2). VeruTEK-Delaware was organized as a Delaware corporation on February 1, 2006. VeruTEK-Nevada and its wholly owned subsidiary, VeruTEK-Delaware, are hereinafter referred to as the “Company”.

The Company was formed to develop and commercialize new technologies in the field of environmental remediation. The Company provides technical and consulting services to clients to resolve complex environmental remediation matters at a wide range of waste sites, principally by combining surfactant and oxidant chemistries.

GOING CONCERN / MANAGEMENT’S PLAN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  As shown in the accompanying financial statements, the Company has a working capital deficiency of approximately $2.2 million at December 31, 2007 and has an accumulated deficit of approximately $10.1 million at December 31, 2007.   The working capital deficiency is largely affected by the $2.2 million derivative instrument liability (Note 8) that the Company does not expect to be settled with cash. As is typical with early stage growth companies, these losses are largely a result of business development expenses as well as investments in infrastructure for growing the Company’s business and operations.  The Company is also not in compliance with certain provisions of its term note with its bank which provides the bank with the right to demand repayment.  The Company is pursuing other potential sources of funding with other financial institutions and investors of which there is no guarantee that the Company will be successful in obtaining such financing. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management believes that the Company will be successful in its efforts to adequately meet its capital needs and continue to grow its business.  On January 4, 2007, the Company raised $600,000 through the issuance of convertible debt to accredited investors (Note 7). On May 9, 2007, the Company completed the Merger and raised approximately $1.5 million, net of transaction commissions and expenses, through the issuance of $1.685 million of 6% secured convertible notes and warrants (Note 8).  On October 17, 2007, the Company completed a private placement raising approximately $1.9 million (net of transaction related expenses) in funds from 29 accredited investors (Note 9).

NOTE 2 –	REVERSE ACQUISITION MERGER

In connection with the Merger (Note 1), the Company raised approximately $1.5 million, net of approximately $150,000 in transaction costs. The transaction included a share exchange whereby VeruTEK-Delaware and its shareholders exchanged 100% of their 21,430 common shares outstanding for 16,684,112 common shares of VeruTEK-Nevada. Concurrent with the merger, the Company issued 930,944 shares of its common stock to five advisors to the merger and also issued approximately $1.7 million of 6% secured convertible notes and warrants. The notes will be convertible under certain conditions into shares of the Company’s common stock.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 2–	REVERSE ACQUISITION MERGER (Continued)

The Company agreed to effect the registration of the shares issuable upon the conversion of the 6% secured convertible notes and warrants under the Securities Act of 1933 pursuant to a registration rights agreement. The registration rights agreement required the Company to file a registration statement and have such registration statement declared effective within 60 and 180 days, respectively, following the May 9, 2007 closing of the Merger.  In the event that the Company failed to file by the required filing deadline or have such registration statement declared effective by the required effective deadline, then the Company would be required to make cash payments to holders of the convertible notes equal to 2% of the purchase price for each 30 day period, prorated for partial periods.  However, the Company was entitled to suspend its filing and effective deadline for a period of 10 consecutive business days under certain circumstances.  The Company did not file its registration statement until July 20, 2007 which was not within the 60 day period allowed under the registration rights agreement. The Company believes it was entitled to suspend the filing of such registration period and, as a result, does not owe a cash penalty in accordance with this provision of the registration rights agreement.

Additionally, the Company did not have the registration statement declared effective until January 18, 2008 which was not within 180 days following the May 9, 2007 closing of the Merger. However, the Company received consents it believes extended this registration deadline from investors comprising approximately 70% of the shares of common stock issuable under the issued and outstanding convertible notes and warrants. Accordingly, the Company has provided an accrued liability of $24,250 for penalties related to those convertible notes for which holders did not provide consents extending this deadline.

Prior to the Merger, VeruTEK-Delaware was a non-reporting, privately held company. The post-acquisition Company is accounted for as a recapitalization of VeruTEK-Delaware using accounting principles applicable to reverse acquisitions with VeruTEK-Delaware being treated as the accounting parent (acquirer) and VeruTEK-Nevada (formerly known as SSMI), the legal parent, being treated as the accounting subsidiary (acquiree). Prior to the consummation of the acquisition on May 9, 2007, SSMI had been an inactive public shell with 2,019,734 shares of common stock outstanding and at the date of the Merger, it had no material assets, liabilities, or net stockholders' equity. VeruTEK-Delaware is regarded as the predecessor entity. In accordance with the provisions governing the accounting for reverse acquisitions, the historical figures presented are those of VeruTEK-Delaware.

The key components of the reverse acquisition recapitalization adjustment were as follows:

	Common Stock		Additional Paid-in
	Shares	Amount	Capital
Public company shares already outstanding on date of Merger (May 9, 2007), par value $.001	2,019,734	$2,020	$(2,020)

Shares issued and cash paid - Merger costs	930,944	931	(162,649)*

Public company shares issued in a exchange for private company shares, par value $.001	16,684,112	16,684	(16,684)

Private company shares exchanged, par value $.001	(16,684,112)	(16,684)	16,684

Reverse acquisition recapitalization adjustment, net	2,950,678	$2,951	$(164,669)

*Includes cash payments for transaction related costs of $198,568, less $36,850 for stock issued to advisors to the transaction.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 3–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements for the periods prior to the Merger reflect the accounts of VeruTEK-Delaware and for periods subsequent to the Merger, reflect the consolidated accounts of VeruTEK-Nevada and its wholly owned subsidiary, VeruTEK-Delaware, collectively herein referred to as the “Company.” All significant inter-company balances and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Such principles require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of bank deposits with original maturities of three months or less. All amounts shown as cash on the December 31, 2007 balance sheet are held as immediately available deposits. There are no restrictions on cash balances shown on the December 31, 2007 consolidated balance sheet.

REVENUE RECOGNITION

The Company generates revenue by providing technical and consulting services related to environmental remediation. Revenues related to technical and consulting services are generally recognized on a time and materials basis in accordance with agreed-upon billing rates and in the period such services were provided. It is the Company’s normal and customary business practice to enter into service agreements that have been approved by authorized representatives of the Company and its customer to be binding. In the absence of an approved service agreement, or approved change order, the Company recognizes revenue only when persuasive evidence of an arrangement exists.

Certain technical services provided by the Company are provided on a fixed price basis and the customer is billed a specific fee upon the completion of the agreed-upon service. For these fixed price contracts, the Company recognizes revenue when applicable tasks are completed in accordance with the completed contract method. The Company bears the risk of cost overruns and inflation with respect to its fixed price contracts.  If circumstances indicate a loss on a fixed price contract, a provision is made at that time for the entire loss.  Revenues related to such fixed price contracts comprised approximately 43% of the Company’s total revenues for the twelve months ended December 31, 2007 and approximately one percent for the period from February 1, 2006 (inception) to December 31, 2006.  At December 31, 2007, the Company has $87,500 of deferred revenue in the form of customer deposits received relating to future services to be provided by the Company. This deferred revenue is included in deposits have been recorded as other current liabilities in the consolidated balance sheet as of December 31, 2007. The deferred revenue will be recognized as revenue  upon completion of the services at a future date.

Deferred revenue is comprised of amounts related to technical and consulting services which have been billed to customers prior to the recognition of revenue.  Deferred costs are comprised of costs incurred prior to the recognition of the related revenue. Deferred revenue at December 31, 2007 amounted to $44,525 and is included in other current liabilities in the consolidated balance sheet. Deferred costs at December 31, 2007 amounted to $37,335 and are included in other current assets in the consolidated balance sheet.

PROPERTY AND EQUIPMENT

Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over asset lives that range from 5 to 7 years. Renewals and improvements that extend the useful lives of assets are capitalized. Capitalized leased assets are depreciated over the estimated useful life of the related equipment. Expenditures for maintenance and repairs are charged to expense as incurred. Leasehold improvements are depreciated over the remaining life of the lease, excluding any renewal options.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 3–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ADVERTISING EXPENSE

The Company expenses advertising costs as incurred. Advertising expense for year ended December 31, 2007 amounted to $68,100. There was no advertising expense for 2006.

DERIVATIVE INSTRUMENT EXPENSE

The Company accounts for derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities, as amended,” which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of the hedging relationship designation. Accounting for changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of relationships designated are based on the exposures hedged. At December 31, 2007, the Company did not have any derivative instruments that were designated as hedges.

Derivative instrument expense of $1,878,767 for the year ended December 31, 2007 reflects a non-cash mark-to-market charge for the derivative instrument liability related to warrants issued in conjunction with the May 9, 2007 convertible notes (see Note 8)

FINANCIAL INSTRUMENTS

The carrying amounts for cash, accounts receivable, other current assets, accounts payable, other current liabilities and long term debt approximate their fair value because of the short term maturities of these instruments. The fair value of convertible notes is not determinable because of the lack of any quoted market price or trading activity in the instruments (see Note 8 for a description of these instruments).

Proceeds allocated to the warrants issued on May 9, 2007 in conjunction with the Merger are accounted for as a derivative instrument liability in accordance with EITF Issue 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s own Stock.” The warrants may require cash settlement at fair value in the event of certain circumstances (see Note 8). The warrants are subject to mark-to-market adjustment based on the fair value of the warrants as determined by using the Black-Scholes model.

RECENT ACCOUNTING DEVELOPMENTS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This statement does not require any new fair value measurements. The effective date of this statement is for fiscal years beginning after November 15, 2007, but the FASB has partially delayed the effective date for one year for certain fair value measurements when those measurements are used for financial statement items that are not measured at fair value on a recurring basis. The Company is currently evaluating the impact, if any, of the adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). This statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity must report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected must be recognized in earnings as incurred and not deferred. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, but the FASB has partially delayed the effective date for one year for certain fair value measurements when those measurements are used for financial statement items that are not measured at fair value on a recurring basis. The Company is currently evaluating the impact, if any, of the adoption of SFAS 159.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 3–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECENT ACCOUNTING DEVELOPMENTS (Continued)

On December 4, 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS No. 160). These new standards will significantly change  the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. The Company will be required to adopt SFAS No.141(R) and SFAS No. 160 on or after December 15, 2008. The Company has not yet determined the effect, if any, that the adoption of SFAS 141(R) and SFAS No.  160 will have on its consolidated financial statements.

INCOME TAXES

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN No. 48”). The interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with FASB Statement No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company has adopted FIN No. 48 as of January 1, 2007. The adoption of FIN No. 48 did not have any material impact on the Company’s financial statements.

Deferred income taxes are computed in accordance with SFAS No. 109, Accounting for Income Taxes and reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. The Company establishes a valuation allowance if it believes that it is more likely than not that some or all of the deferred tax assets will not be realized (see Note 12).

Prior to the Merger, the Company had elected to be treated as an S corporation under sections of the federal and state income tax laws which provide that, in lieu of federal and state corporate income taxes, all income, deductions, losses and credits pass through to the stockholders for them to report on their personal tax returns. Accordingly, the financial statements do not include any provision for federal or state corporate income taxes for the period prior to the Merger.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred. The amount of such costs charged to expense totaled $167,618 and $3,178,805 for the year ended December 31, 2007 and the period from February 1, 2006 (inception) to December 31, 2006, respectively.

SHARE BASED COMPENSATION

The Company applies the provisions of Statement of Financial Accounting Standards No. 123(Revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) to all share based payment awards made to employees and directors. Under SFAS 123(R) the Company is required to record compensation costs for all share based payments based on the grant date fair value.  The Company accounts for common stock issued to employees for services based on the fair value of the common shares issued. Due to the absence of available arms-length transactions with unrelated parties for the period prior to the Merger, the Company utilized a discounted cash flow method to determine the fair value of common stock shares as of the date such shares were granted to employees. Appropriate discount rates were utilized reflecting venture capital discount rates in the start-up or early development stages. The Company utilized a start-up venture capital discount rate of 70% for the period up to and including September 30, 2006. Subsequent to September 30, 2006 through the date of the Merger, the Company adjusted its discount rate to 50% as a result of the successful completion of a pilot remediation project at a client location, thereby substantiating the effectiveness of the Company’s technology and know-how. Subsequent to the Merger, the Company determines the fair value of common stock shares granted to employees using the adjusted close price from an active market.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 3–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SHARE BASED COMPENSATION (Continued)

Since the Company has not generated any taxable income to date and has not paid any federal or state taxes based on income since inception, it has provided a valuation allowance for the full amount of its net deferred tax assets and, accordingly, no tax benefits related to stock compensation expense have been recorded in its consolidated financial statements.

RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the current year presentation.

NOTE 4 -          CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash accounts at high quality financial institutions with balances, at times, in excess of federally insured limits. The Company controls this risk by selecting high quality financial institutions to hold such cash deposits. The Company controls credit risk associated with trade receivables through credit approvals, customer limits and monitoring procedures. The Company has two customers that accounted for approximately 83% of its revenues for the twelve months ended December 31, 2007. The Company records an allowance for doubtful accounts based on the Company’s estimated losses resulting from the inability of its customers to make required payments. The Company did not require an allowance for doubtful accounts as of December 31, 2007.

NOTE 5 –	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2007 consists of the following:

Machinery and equipment	$119,758
Automobiles	30,529
Laboratory equipment	25,231
Office furniture and equipment	64,864
Leasehold improvements	82,055
Construction in process	66,603
389,040
Less: accumulated depreciation	67,284

Property and equipment, net	$321,756

Depreciation expense for the year ended December 31, 2007 and for the period from February 1, 2006 (inception) through December 31, 2006 totaled $41,890 and $25,736, respectively.

NOTE 6 -	REVOLVING CREDIT FACILITY NOTE

On May 26, 2006, the Company entered into a $350,000 revolving credit facility with a bank. The facility expired on May 25, 2007 and all amounts owed were repaid.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 7 –	DEBT

A summary of long-term debt as of December 31, 2007 is as follows:

Term note due on demand (see “Bank Default”), interest at 9.25%, collateralized by substantially all of the assets of the Company and a personal guarantee of certain officers and a director of the Company	$63,760
Vehicle financing loan due May 9, 2012, interest at 7.99%, collateralized by the vehicle and a personal guarantee of an officer and director.	23,109
86,869
Less: current portion	68,504
$18,365

At December 31, 2007, the scheduled maturities of long-term debt during the next five fiscal years were as follows.

Year ending December 31:
2008	$19,954
2009	21,903
2010	24,037
2011	19,382
2012	1,593
Total	$86,869

BANK DEFAULT

As a result of the Company issuing the convertible notes associated with the Merger, the Company is not in compliance with certain provisions of the Term Note and thus is in default. As a result, the stated interest rates for the Term Note may be increased and repayment of the Term Note may be subject to acceleration. Accordingly, the Company’s bank could elect to increase the stated interest rate for the Term note to 13.25%. Should the Company’s bank choose to accelerate the Term Note, all interest and principal would become due and payable immediately. The Term Note has been classified as a current liability as of December 31, 2007. As of the date of this filing, the Company has not received any notice that the bank has elected to increase the interest rate or accelerate the repayment of the Term Note.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 7 –	DEBT (Continued)

BRIDGE LOAN

On January 4, 2007, the Company secured a $600,000 Bridge Loan (the “Bridge Loan”) to support development plans and fund operations. The Bridge Loan had a stated interest rate of 10% which, under the terms of the Bridge Loan, was payable beginning on May 31, 2007. The Bridge Loan was to mature upon the earlier of (a) completion of an equity financing transaction, or (b) May 31, 2008. As a result of the May 9, 2007 Merger (Note 2), the Bridge Loan was converted into 750,000 shares of the Company’s common stock. In addition, as a result of the conversion, accrued interest expense of $20,833 was paid through the issuance of 26,051 shares of the Company’s common stock and the Company accelerated the amortization of the remaining $51,040 of unamortized debt issuance costs. In accordance with the terms of the Bridge Loan, the Company also issued warrants to the holders of the Bridge Loan. The warrants have a 5 year life (expiring in May 9, 2012) and entitle the holders to purchase shares of common stock of the Company equal to the number of shares issued from conversion of the Bridge Loan (776,051 shares) at a price of $1.20 per share. The terms of the warrants do not provide holders with the option to exercise on a cashless basis, nor do they include any requirement to redeem the warrants based on a Black Scholes calculation. In addition, the Bridge Loan warrants specifically contemplate settlement of the warrants in unregistered shares. The Company has accordingly concluded that these warrants meet the tests in EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, for equity classification.

The Bridge Loan had a beneficial conversion discount because the conversion price of the Bridge Loan was less than the fair value of the Company’s common stock. The value of the beneficial conversion discount and associated warrants was dependent upon the conversion ratio of existing shares of the Company’s common stock to shares of the Company’s common stock after completion of an equity financing transaction. The value of the warrants, and consequently the value of the beneficial conversion discount, could not be determined until a conversion ratio for an equity financing transaction had been established. Accordingly, the total value of the beneficial conversion discount of $200,345 was recognized as interest expense in the second quarter of 2007 as a result of the Merger. The $148,567 allocated to the warrants was based on the fair value of the warrants and was recorded as a charge to interest expense and additional paid-in capital in the second quarter of 2007. The fair value of the warrants was determined by using the Black-Scholes model assuming a risk free interest rate of 4.9%, volatility of 50% and an expected life equal to the May 9, 2012 contractual life of the warrants.

NOTE 8 –          CONVERTIBLE NOTES

On May 9, 2007 the Company issued $1,685,000 of convertible notes (the “Notes”) and related warrants in conjunction with the Merger. The Notes carry a stated interest rate of 6%, mature two years from the date of issuance, and, at the option of the holders, are convertible into common stock of the Company at $1.00 per share. The warrants entitle the holder to purchase the number of shares of the Company’s common stock equal to 50% of the number of shares of common stock into which the Notes are convertible. The warrants have a 5 year life and have an exercise price of $1.20 per share. The holders of the Notes have been granted a security interest in substantially all of the assets of the Company. The Notes contain covenants that limit the ability of the Company to enter into certain transactions and to further encumber the Company’s assets. The covenants include restrictions on incurring additional indebtedness, payment of dividends, distributions of capital stock, repurchases of capital stock and payments to officers or directors other than reasonable compensation and reimbursements. Net proceeds resulting from the Notes and the Merger amounted to approximately $1.5 million. Debt issuance costs attributed to the Notes of $111,850 are being amortized to interest expense over the term of the Notes. The debt issue costs consisted of cash payments totaling $75,000 and shares of common stock issued to advisors that were valued at $36,850. For the year ended December 31, 2007, the Company recorded interest expense of $30,773 related to the amortization of debt issuance costs. Unamortized debt issuance costs as of December 31, 2007 amounted to $81,077 and are included in other assets, net on the consolidated balance sheet.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 8 –          CONVERTIBLE NOTES (Continued)

The Notes contain a beneficial conversion discount of $151,650 because the value allocated to the Notes is less than the fair value of the Company’s common stock. The Company valued the warrants at $288,233 (see below) and  allocated $1,396,767 to the Notes. The beneficial conversion discount will be amortized over the life of the Notes through a charge to interest expense. The convertible notes of $1,685,000 are reflected on the consolidated balance sheet net of the unamortized portion ($208,933) of the $288,233 discount on the convertible debt relating to the warrants and net of the unamortized portion ($109,927) of the beneficial conversion discount of $151,650. The discounts are being amortized to interest expense over the life of the convertible notes. For the year ended December 31, 2007, the Company recorded interest expense of $79,300 related to the warrants, and interest expense of $41,723 related to the beneficial conversion discount.

The $288,233 in proceeds allocated to the warrants was classified as a liability as of the Merger date in accordance with EITF Issue 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”). The warrants may require cash settlement at fair value in the event of certain circumstances, including certain mergers or consolidations, sale of substantially all of the assets of the Company, sale of more than 50% of the outstanding common shares of the Company, or certain other stock purchase or business combinations. Accordingly, the warrants have been accounted for as a derivative instrument liability which is subject to mark-to-market adjustment. As a result, for the year ended December 31, 2007, the Company recorded a pre-tax charge for derivative instrument expense of $1,878,767. The resulting derivative instrument liability was $2,167,000 at December 31, 2007.  The fair value of the warrants was determined by using the Black-Scholes model assuming a risk free interest rate of 3.3%, volatility of 50% and an expected life equal to the May 9, 2012 contractual life of the warrants.

NOTE 9 –          STOCKHOLDERS’ EQUITY

STOCK ISSUANCES

The Company is authorized to issue 150,000,000 shares of common stock with a par value of $0.001 per share. There were 21,305,373 and 15,687,581 shares issued at December 31, 2007 and 2006, respectively. The Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001 per share. There were no shares of preferred stock issued or outstanding as of December 31, 2007.

On October 17, 2007, the Company completed a private placement of investment units to 29 accredited investors at the price of $1.50 per investment unit. Each investment unit is comprised of one common share; a five year non-callable warrant to purchase one common share at an exercise price of $1.80 per share; and a five year non-callable warrant to purchase one common share at an exercise price of $2.10 per share. The Company raised $1,934,353 net of transaction related expenses, primarily legal fees, totaling $125,648 in exchange for 1,373,334 of the aforementioned investment units. There were no underwriting discounts or commissions incurred in the transaction. The securities issued in conjunction with the transaction are not subject to any registration rights. The terms of the warrants do not provide holders with the option to exercise on a cashless basis, nor do they include any requirement to redeem the warrants based on a Black-Scholes calculation. In addition, the warrants specifically contemplate settlement of the warrants in unregistered shares. The Company has accordingly concluded that these warrants meet the tests in EITF 00-19 for equity classification.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 9 –          STOCKHOLDERS’ EQUITY (Continued)

STOCK RESCISSION

On May 9, 2007, the Company issued to John Collins, the Chief Executive Officer of the Company, 1,848,643 shares of the Company’s common stock.  Subsequently, the Company determined that, because such shares of common stock were unregistered, Mr. Collins would be unable to sell a portion of such shares to pay the related income taxes with respect to the issuance of 478,802 of such shares of common stock.  As a result, on December 31, 2007, the Company’s Board of Directors and Mr. Collins agreed to rescind the issuance of such 478,802 shares and Mr. Collins returned the shares to the Company for no consideration and such shares were cancelled on December 31, 2007. The 478,802 shares granted to Mr. Collins were fully vested when granted and compensation expense of $385,605 was recognized in the first quarter 2007 with respect to the 478,802 shares granted.

STOCK BASED COMPENSATION

The Company granted certain key employees and advisors shares of common stock as part of the Company’s offer of employment. The purpose was to enable the Company to retain and motivate such employees. The grants are recognized ratably as compensation expense over the requisite service periods based on the fair value of the grants as of the grant dates. Because grant dates were prior to the Merger and such shares were not publicly traded, fair value of shares at the grant date was determined using a discounted cash flow model. Compensation expense of $874,709  and $37,087 was recognized for the year ended December 31, 2007 and for the period from February 1, 2006 (inception) to December 31, 2006, respectively. Common shares totaling 311,416 will vest at various times through February of 2010. Additional compensation expense for unvested shares amounting to $122,179 will be recognized over the remaining requisite future service periods for each respective grant.

Shares granted as compensation expense are as follows:
Grant Date	Fair Value at Grant Date	Shares Granted as of December 31, 2007	Shares Issued during the period from January 1, 2007 through December 31, 2007	Vested Shares as of December 31, 2007	Unvested Shares as of December 31, 2007

2/13/2006	$12,700	77,854	38,927	77,854	-
4/17/2006	14,800	77,854	38,927	77,854	-
6/1/2006	15,815	77,854	38,927	77,854	-
2/1/2007	407,550	506,051	506,051	194,635	311,416
2/19/2007	583,110	724,042	724,042	724,042	-
Total	$1,033,975	1,463,655	1,346,874	1,152,239	311,416

On February 19, 2007, Dr. George Hoag, a founder of the Company and Senior Vice President and Director of Research and Development, returned 350,343 common shares to the Company for no consideration. Dr. Hoag received these shares on February 1, 2006 (inception). These shares were reissued to the parties receiving the 724,042 common shares granted on February 19, 2007. Consequently, the total number of shares issued by the Company for stock compensation for the period from January 1, 2007 through December 31, 2007 was 996,531 shares (1,346,874 shares issued as stock compensation less 350,343 shares returned to the Company by Dr. Hoag).

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 9 –          STOCKHOLDERS’ EQUITY (Continued)

WARRANTS

A summary of warrant activity is as follows.

	Warrants	Exercise Price per Warrant	Weighted Average Exercise Price	Weighted Average Remaining Life

Outstanding at January 1, 2007	-	$-	$-	-
Issued:
May 9, 2007 in conjunction with
the Bridge Loan (Note 7)	776,051	$1.20	$1.20	4.4
May 9, 2007 in conjunction with the
Convertible Notes (Note 8)	842,500	$1.20	$1.20	4.4
October 17, 2007 in conjunction with
the sale of equity securities (Note 9)	1,373,334	$1.80	$1.80	4.8
October 17, 2007 in conjunction with
the sale of equity securities (Note 9)	1,373,334	$2.10	$1.80	4.8
Exercised	-	$-	$-	-
Expired	-	$-	$-	-
Outstanding at December 31, 2007	4,365,219		$1.67	4.60

NOTE 10 –	OPERATING LEASE COMMITMENTS

The Company leases its facilities and certain office equipment under operating leases which expire in July of 2012 and March of 2010, respectively. The Company has an option to renew its facility lease for an additional 5 years. Future minimum rental commitments under these operating leases are as follows.

Year ending December 31:
2008	$41,485
2009	42,485
2010	41,184
2011	41,417
2012	24,500
Total minimum lease payments	$191,071

Rental expenses under operating leases totaled $30,902 and $13,302 for the year ended December 31, 2007 and for the period from February 1, 2006 (inception) through December 31, 2006, respectively.

Real estate taxes, insurance, utilities, repairs and maintenance expenses are generally obligations of the Company, and accordingly, are not included above as part of rental commitments and expenses.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 11 –	LOSS PER SHARE

The computation of basic net loss per common share is based on the weighted-average number of common shares outstanding. The shares issuable upon conversion of notes or exercise of warrants have been excluded from the calculation of diluted shares as their effect would be anti-dilutive. Accordingly, basic and fully diluted shares used in the calculation of weighted-average number of common shares outstanding are equal for all periods presented. The weighted average of anti-dilutive common share equivalents excluded from the loss per share calculations for the year ended December 31, 2007 totaled 2,115,077 equivalent shares.

Shares outstanding in all prior periods presented have been revised to reflect the exchange ratio of the May 9, 2007 Merger (Note 2). In accordance with the terms of the Merger, each share of VeruTEK common stock was exchanged for 778.54 shares of the Company’s common stock.

NOTE 12 –        INCOME TAXES

For the period January 1, 2006 through May 9, 2007, the Company was an S-Corporation under Subchapter S of the Internal Revenue Code.  Under those provisions, the Company did not pay federal or state corporate income taxes on its taxable income.

The provision for income taxes differs from the amount computed by applying the statutory rate as follows:

2007

Income taxes using U.S. federal statutory rate	$(2,007,730)
State income taxes, net of federal benefit	(76,032)
Valuation allowance	599,572
S Corporation income	432,830
Stock compensation	253,672
Stock based expenses	788,953
Other	8,735
Total	$-

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2007 are as follows:

Deferred income tax liabilities:
Fixed assets	$(10,000)
Deferred income tax assets:
Deferred compensation	297,000
Net operating losses	844,000
1,141,000
Net deferred income tax assets	1,131,000
Valuation allowance	(1,131,000)
Net deferred income tax assets/(liabilities)	$-

As the Company has not achieved profitable operations, management has determined that it is more likely than not that the future benefits will not be realized. Therefore, the Company recorded a valuation allowance for the full amount of the deferred tax assets.

As of December 31, 2007, the Company had net operating loss carry-forwards for federal and state income tax purposes of approximately $2,000,000 which is available to offset future federal taxable income through 2027.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 12 –        INCOME TAXES (Continued)

The Company has a tax benefit of approximately $382,000 related to the grant of common stock to certain key employees and advisors.  Pursuant to SFAS No. 123 (R), the benefit will be recognized and recorded to APIC when the benefit is realized through the reduction of taxes payable.

The Company complies with the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company's management has determined that the Company has no uncertain tax positions requiring recognition under FIN No. 48.

The Company is subject to U.S. federal income tax as well as income tax of certain state jurisdictions. The Company has not been audited by the U.S. Internal Revenue Service or any states in connection with income taxes. The periods from February 1, 2006 (inception) to December 31, 2006, January 1, 2007 to May 9, 2007 and May 10, 2007 to December 31, 2007 remain open to examination by the U.S. Internal Revenue Service and state authorities.

We recognize interest accrued related to unrecognized tax benefits and penalties, if incurred, as a component of income tax expense.

NOTE 13 –        DUE TO OFFICERS / DIRECTORS

The Company has employment agreements dated May 4, 2007 with Mr. John Collins, President and Chief Executive Officer (Mr. Collins) and Mr. George Hoag, Senior Vice President, Research and Development (Mr. Hoag) (collectively the “Agreements”). The agreements expire on December 31, 2016. Mr. Collins’ agreement includes a base salary of $250,000 per annum and Mr. Hoag’s agreement includes a base salary of $350,000 per annum. Mr. Collins and Mr. Hoag are also owed $300,000 for compensation earned in 2006, payable at a future unspecified date and subject to the approval of convertible note holders under the terms of the Merger. These amounts totaling $600,000 are included in due to officers/directors in the accompanying balance sheet.

NOTE 14 -         EMPLOYEE RETIREMENT PLAN

The Company offers certain employees the opportunity to contribute to a 401(k) plan that is administered by a third party. At a future date, the Company will match 100% of the first $5,000 contributed by such employees and 25% of additional contributions made by such employees up to a maximum additional contribution of $2,500. As of December 31, 2007, the Company has not funded the matching contributions and, as a result, has recorded $72,983 in accrued payroll and benefits in the accompanying balance sheet. Expenses related to such matching contributions totaled $44,689 and $28,294 for the year ended December 31, 2007 and for the period from February 1, 2006 (inception) through December 31, 2006, respectively.

NOTE 15 -         CONTRIBUTED TECHNOLOGY

Effective February 1, 2006, Mr. Collins and Mr. Hoag transferred proprietary technology and “know-how” to the Company. In accordance with SFAS No. 2, “Accounting for Research and Development Costs,” the fair value of the transferred technology at February 1, 2006 (inception) of $3,100,000 was immediately recognized as research and development expense and additional paid-in capital.

VeruTEK Technologies, Inc.
Notes to Consolidated Financial Statements

NOTE 16 -   RELATED PARTIES

Certain officers and directors have provided personal guarantees in connection with certain of the Company’s financing transactions.

Douglas Anderson, Mark Ain, and Carlos Naudon, each a director of the Company, purchased investment units issued as part of the October 17, 2007 sale of equity securities. Douglas Anderson purchased 200,000 investment units, Mark Ain purchased 133,000 investment units and Carlos Naudon purchased 134,000 investment units.  Each investment unit is comprised of one Common Share; a five year non-callable warrant to purchase one Common Share at an exercise price of $1.80 per share; and a five year non-callable warrant to purchase one Common Share at an exercise price of $2.10 per share (See Note 9).

During 2006, Mr. Peter G. Perakos, a former director of the Company, arranged for certain legal services that were provided to the Company by a third party and for the payment of certain filing fees on behalf of the Company. Mr. Perakos was reimbursed $15,552 for services arranged and fees paid on behalf of the Company.

During 2006, Mr. Perakos and Mr. Hoag provided working capital loans to the Company. All such loans were repaid during 2006.

NOTE 17 –      SUBSEQUENT EVENT

On March 3, 2008, the Company and Keyspan Corporate Services LLC (“Keyspan”) entered into an agreement, dated as of February 22, 2008, (the “Agreement”) pursuant to which the Company agreed to provide Keyspan with professional services for the purpose of implementing the Company’s Surfactant Enhanced In-Situ Chemical Oxidation (S-ISCO) remedial measures at Operable Unit number 4 (“OU-4”) Cesspool area of the Bay Shore former manufactured gas plant (MGP) site in Bay Shore, New York.  The Company’s services will be performed in accordance with the New York State Department of Environmental Conservation approved Bay shore/Brightwaters Former MGP Site OU-4, Former Cesspool, S-ISCO Work Plan, dated February 19, 2008.  The Company’s work under this Agreement will focus on the Company’s implementation of S-ISCO at the former OU-4 cesspool area to remediate the MGP-related impacts.  The Agreement contains customary terms and conditions as applied to independent contractors of professional services, including, but not limited to, warranties by the Company regarding the performance of its services in a workmanlike and professional manner, covenants regarding the Company’s compliance with applicable law, indemnification of Keyspan by the Company with respect to, among other things, materials, goods, work and services provided by the Company pursuant to the Agreement, and non-disclosure obligations under the Agreement.  The term of the Agreement will remain in effect until December 31, 2009, unless extended or earlier terminated pursuant to the Agreement’s terms.  The Agreement may be terminated in connection with certain specified events of default, including, but not limited to, any failure by the Company to perform any material covenant for period of thirty (30) days after notice of such failure and any breach by the Company of its non-disclosure obligations under the Agreement.  Keyspan may also terminate the Agreement for convenience upon ten (10) days prior written notice.

December 31, 2006

Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
VeruTEK Technologies, Inc.

We have audited the accompanying balance sheet of VeruTEK Technologies, Inc. (the "Company") as of December 31, 2006, and the related statements of operations, changes in stockholders' deficiency, and cash flows for the period from February 1, 2006 (inception) through December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VeruTEK Technologies, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the period from February 1, 2006 (inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has a working capital deficiency of $1,206,987 as of December 31, 2006 and sustained a net loss of $4,226,149 for the period from February 1, 2006 (inception) through December 31, 2006. VeruTEK Technologies, Inc. is also not in compliance with certain provisions of its bank debt agreement which provides the bank with the right to demand repayment currently. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Carlin, Charron & Rosen, LLP

Glastonbury, Connecticut
May 7, 2007

VeruTEK Technologies, Inc.
Balance Sheet
December 31, 2006

ASSETS

Current assets:
Cash	$68,519
Accounts receivable	220,412
Other current assets	20,235
Total current assets	309,166

Property and equipment, net	148,093

Other assets	506
Total assets	$457,765

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Revolving credit facility note	$349,407
Current portion of capital lease obligations	7,480
Current portion of long-term debt	172,180
Due to officers/directors	600,000
Accounts payable	151,416
Accrued payroll and benefits	202,976
Other current liabilities	32,694
Total current liabilities	1,516,153

Other Liabilities:
Capital lease obligations, less current portion	7,349
Long term debt, less current portion	23,319
Total liabilities	1,546,821

Stockholders' Deficiency:
Common stock, $.001 par value;
150,000,000 shares authorized, 15,687,581 shares issued and outstanding	15,688
Additional paid-in capital	3,121,405
Accumulated deficit	(4,226,149)
Total stockholders' deficiency	(1,089,056)
Total liabilities and stockholders' deficiency	$457,765

See accompanying notes to financial statements.

VeruTEK Technologies, Inc.
Statement of Operations
For the Period From February 1, 2006 (Inception) through
December 31, 2006

Net revenues	$1,650,143

Costs and expenses:
Costs of revenues	2,313,609
Selling, general and administration	361,298
Research and development	3,178,805
Interest expense	22,580
Total costs and expenses	5,876,292

Net loss	$(4,226,149)

Weighted average common shares outstanding	14,255,067

Basic net loss per common share	$(.30)

See accompanying notes to financial statements.

VeruTEK Technologies, Inc.
Statement of Changes in Stockholders' Deficiency
For the Period From February 1, 2006 (Inception) through December 31, 2006

	Common Stock,
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Common stock issued in connection with
Incorporation (February 1, 2006):	15,570,800	$15,571	$3,084,435	$-	$3,100,006

Stock issued - employee compensation	116,781	117	21,540	-	21,657

Employee compensation - unvested share-based payments	-	-	15,430	-	15,430

Net loss	-	-	-	(4,226,149)	(4,226,149)
Balance, December 31, 2006	15,687,581	$15,688	$3,121,405	$(4,226,149)	$(1,089,056)

See accompanying notes to financial statements.

VeruTEK Technologies, Inc.
Statement of Cash Flows
For the Period From February 1, 2006 (Inception) through
December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,226,149)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	25,736
Research and development expense - value of transferred technology	3,100,000
Compensation expense due to officers/directors	600,000
Compensation expense pursuant to common stock issued to employees	37,087
Changes in operating assets and liabilities:
Accounts receivable	(220,412)
Other current assets	(20,741)
Accounts payable	151,416
Accrued payroll and benefits	202,976
Other current liabilities	32,694
Net cash used in operating activities	(317,393)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(123,663)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility note, net	349,407
Proceeds from long-term debt	172,500
Proceeds from issuance of common stock	6
Repayments of long-term debt	(7,529)
Repayments on capital lease obligations	(4,809)
Net cash provided by financing activities	509,575

NET INCREASE IN CASH	68,519

CASH, beginning of period (inception)	-
CASH, end of period	$68,519

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$22,580

Noncash disclosure of investing and financing activities:
Purchase of property and equipment through the assumption of capital
lease obligations	19,638
Purchase of property and equipment through the assumption of long-term debt	30,528

See accompanying notes to financial statements.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION OF BUSINESS

VeruTEK Technologies, Inc. (the “Company”) was incorporated as a Delaware Corporation on February, 1, 2006. The Company was formed to develop and commercialize new technologies in the field of environmental remediation. The Company provides technical and consulting services to clients to resolve complex environmental remediation matters at a wide range of waste sites, principally by combining surfactant and oxidant chemistries.

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE

The Company records an allowance for doubtful accounts based on the Company’s estimated losses resulting from the inability of its customers to make required payments. The Company did not require an allowance for doubtful accounts as of December 31, 2006.

PROPERTY AND EQUIPMENT

Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method utilizing asset lives that range from 5 to 7 years. Renewals and improvements that extend the useful lives of assets are capitalized. Capitalized leased assets are depreciated over the estimated useful lives of the equipment. Expenditures for maintenance and repairs are charged to expense as incurred.

REVENUE RECOGNITION

The Company generates revenue by providing technical and consulting services related to environmental remediation. Revenues related to technical and consulting services are generally recognized on a time and materials basis in accordance with agreed-upon billing rates and recognized in the period such services were provided.

Certain technical services provided by the Company are provided on a fixed price basis and the customer is billed a specific fee upon the completion of the agreed-upon service. For fixed price contracts, the Company recognizes revenue when applicable tasks are completed in accordance with the completed contract method. Revenues related to fixed price contracts comprise approximately 1.3% of the Company’s total revenues for the period from February 1, 2006 (inception) through December 31, 2006.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RESEARCH AND DEVELOPMENT

Research and development expenses includes the fair value of proprietary technology and “know-how” transferred to the Company by its officers/directors (see Note 12) , and payroll, employee benefits, depreciation and direct expenses associated with the discovery and development of new technologies related to environmental remediation. Research and development costs are expensed as incurred.

INCOME TAXES

The Company has elected to be treated as an S corporation under sections of the federal and state income tax laws which provide that, in lieu of federal and state corporate income taxes, all income, deductions, losses and credits pass through to the stockholders for them to report on their personal tax returns. Therefore, these financial statements do not include any provision for federal or state corporate income taxes.

NOTE 2 -	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As shown in the accompanying financial statements, the Company has a working capital deficiency of $1,206,987 and has sustained a net loss of $4,226,149 for the period from February 1, 2006 (inception) through December 31, 2006. As is typical with early stage growth companies, the 2006 loss is largely a result of business development expenses as well as investment in infrastructure for growing the Company’s business and operations. The Company is also not in compliance with certain provisions of its revolving credit facility and term note with Webster Bank which provides the bank with the right to demand repayment currently (See Notes 7 and 8) . These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management believes that the Company will be successful in its efforts to adequately meet its capital needs and continue to grow its business. In the first quarter of 2007, the Company raised $600,000 through the issuance of convertible debt to accredited investors (See Note 8) .

The Company has also executed a letter of understanding to effect a reverse merger transaction (see Note 15) pursuant to which the Company expects to raise approximately $1.35 million, net of transaction commissions and expenses. The reverse merger will be with an unrelated public company following which the Company will become the sole operating entity. Concurrent with the reverse merger, the Company will issue $1.6 million of 6% secured convertible notes and warrants. The notes will be convertible under certain conditions into shares of the Company’s common stock. The Company would agree to effect the registration of the shares to be converted through notes and warrants under the Securities Act of 1933 pursuant to a registration rights agreement. The transaction (collectively referred to as the “Merger”) is expected to close on or about May 8, 2007.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 3 -	CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

The Company maintains its cash accounts at high quality financial institutions with balances, at times, in excess of federally insured limits. The Company controls this risk by selecting high quality financial institutions to hold such cash deposits.

The Company controls credit risk associated with trade receivables through credit approvals, customer limits and monitoring procedures. The Company has three customers that accounted for one hundred percent of its revenues for the period from February 1, 2006 (inception) through December 31, 2006.

NOTE 4 -	LOSS PER SHARE

The computation of basic net loss per common share is based on the weighted-average number of common shares outstanding. The Company did not issue any potentially dilutive common stock instruments during the period from February 1, 2006 (inception) through December 31, 2006.

Shares outstanding in all prior periods presented have been revised to reflect the exchange ratio of the May 9, 2007 Merger. In accordance with the terms of the Merger, each share of VeruTEK common stock was exchanged for 778.54 shares of the Company’s common stock.

NOTE 5 -	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2006 consists of the following:

Machinery and equipment	$136,913
Furniture and fixtures	36,916
173,829
Less: accumulated depreciation	25,736

Net property and equipment	$148,093

Depreciation expense for the period from February 1, 2006 (inception) through December 31, 2006 totaled $25,736.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 6 -	LEASE COMMITMENTS

CAPITAL LEASES

The Company is obligated under various capital leases for computer equipment. The leases require monthly payments ranging from $303 to $477, expiring on various dates through April, 2009. The net book value of equipment under capital leases at December 31, 2006 was $16,948.

The future minimum lease payments and the present value of the payments at December 31, 2006 are as follows:

Year ending December 31,
2007	$9,358
2008	6,329
2009	2,386

Total minimum lease payments	18,073
Less: amount representing interest	3,244
Present value of minimum lease payments	14,829
Less: current portion	7,480
Long-term portion	$7,349

OPERATING LEASES

The Company leases certain office equipment under operating leases which expire through 2010. Future minimum lease payments under these operating leases are as follows:

Year ending December 31,
2007	$2,895
2008	2,895
2009	2,895
2010	83
Total minimum lease payments	$8,768

The Company also leases its office premises under a month-to-month lease.

Rent expense for the period from February 1, 2006 (inception) through December 31, 2006 totaled $13,926.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 7 -	REVOLVING CREDIT FACILITY NOTE

On May 26, 2006 the Company entered into a $350,000 revolving credit facility (the “Facility”) with Webster Bank of Waterbury, Connecticut (the “Bank”). The Facility will be available through May 25, 2007 and carries an interest rate equal to the prime rate (as announced day to day by the Bank), plus one percent. The Facility is collateralized by the assets of the Company, including but not limited to all accounts receivable, inventories, fixed assets, intangible assets, patents, licenses and trade secrets, as applicable. The Facility is also subject to personal guarantees of certain officers and directors of the Company. Amounts due under the Facility note totaled $349,407 as of December 31, 2006.

The Company is subject to certain financial and non-financial covenants. The Company was not in compliance with one of the covenants (See Note 8) .

NOTE 8 -	LONG-TERM DEBT

A summary of long-term debt as of December 31, 2006 is as follows:

T Term note due August 16, 2011, interest at 9.25% - subject to acceleration for covenant default (see subsection below entitled "Webster Bank Default")	$77,796
Vehicle financing loan due May 9, 2012, interest at 7.99%	27,703
Advance on bridge loan due May 31, 2008, interest at 10.0%	90,000

Long-term debt	195,499
Less: current portion	172,180
$23,319

TERM NOTE

On September 16, 2006 the Company entered into a term note agreement (the “Term Note”) with the Bank in an original principal amount of $82,500 to finance certain equipment purchases. The Term Note carries an interest rate of 9.25% and requires 60 monthly payments of principal and interest. The Term Note is collateralized by the assets of the Company, including but not limited to all accounts receivable, inventories, fixed assets, intangible assets, patents, licenses and trade secrets, as applicable. The Term Note is also subject to personal guarantees of certain officers and directors of the Company.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 8 -	LONG-TERM DEBT (Continued)

VEHICLE FINANCING

On March 25, 2006 the Company completed financing for the purchase of a vehicle used in its operations. The loan carries a 7.99% interest rate. The loan is collateralized by the vehicle and a personal guarantee of a director.

BRIDGE LOAN

On January 4, 2007 the Company secured a $600,000 bridge loan (the “Bridge Loan”) to support development plans and fund operations. The Bridge Loan is intended to provide the Company with capital until it secures additional financing. The Bridge Loan carries a stated interest rate of 10% which, under the terms of the Bridge Loan, is payable beginning on May 31, 2007. The Company incurred $65,000 in debt issuance costs which will be amortized through May 31, 2008. The Bridge Loan matures upon the earlier of (a) completion of an equity financing transaction, or (b) May 31, 2008. Upon completion of an equity financing transaction, the Bridge Loan is convertible to common shares of the Company at 80% of the market price of the Company’s common shares. In accordance with the terms of the Bridge Loan, the Company has issued warrants to the holders of the Bridge Loan which are exercisable upon the completion of an equity financing transaction. The warrants entitle the holders to purchase shares of common stock of the Company equal to the number of shares converted under the Bridge Loan at a price of $1.50 per share. The Bridge Loan is collateralized by the assets of the Company, including but not limited to all accounts receivable, inventories, fixed assets, intangible assets, patents, licenses and trade secrets, as applicable. As of December 31, 2006, holders of the notes had advanced the Company $90,000 in anticipation of the Company entering into the Bridge Loan agreement. Since the amount represents an advance, it has been reflected in the current portion of long-term debt as of December 31, 2006.

The Bridge Loan contains an embedded beneficial conversion feature because the conversion price of the Bridge Loan is less than the fair value of the Company’s common stock. The value of the beneficial conversion feature and associated warrants is dependent upon the conversion ratio of existing shares of the Company’s common stock to shares of the Company’s common stock after completion of an equity financing transaction. The value of the warrants and consequently the value of the beneficial conversion feature cannot be determined until a conversion ratio for an equity financing transaction has been established. Accordingly, the total value of the beneficial conversion feature will be recognized as interest expense upon completion of an equity financing transaction Conversion of the Bridge Loan to common stock and exercising of the attached warrants by holders of the Bridge Loan could potentially dilute earnings per share in future periods. Dilution would occur as additional common share equivalents are included in the earnings per share calculation. The dilution from such an occurrence is dependent upon the market price realized assuming a future equity financing transaction.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 8 -	LONG-TERM DEBT (Continued)

WEBSTER BANK DEFAULT

As a result of the Company entering into the Bridge Loan financing arrangement on January 4, 2007, the Company is not in compliance with certain provisions of the Facility and the Term Note and thus is in default. As a result, the stated interest rates for the Facility and the Term Note may be increased and repayment of the Facility and Term Note may be subject to acceleration. As a result of this default, the Bank could elect to increase the stated interest rate for the Facility to the prime rate plus 5% and increase the stated rate for the Term note to 13.25%. Should the Bank choose to accelerate the Facility or the Term Note, all interest and principal would become due and payable immediately. Accordingly, the Term Note and the Facility have been classified as current liabilities as of December 31, 2006. As of May 7, 2007, the Bank has not yet elected to increase the respective interest rates or accelerate the repayment of the Facility or the Term Note.

NOTE 9 -	COMMON STOCK

The Company is authorized to issue 150,000,000 shares of common stock with a par value of $0.001 per share. As of December 31, 2006 there were 15,687,581 common shares outstanding.

NOTE 10 -	STOCK BASED COMPENSATION

The Company granted certain key employees and advisors shares of common stock as part of the Company’s offer of employment. The purpose was to enable the Company to retain and motivate such employees. The grants are recognized ratably as compensation expense over the requisite service periods based on the fair value of the grants as of the grant dates. Because the Company's shares were not publicly traded at the grant dates, fair value of the shares at the grant date was determined  using a discounted cash flow model. Compensation expense of $37,087 was recognized for the period from February 1, 2006 (inception) through December 31, 2006. Common shares totaling 1,346,874 will vest at various times through February  2010. Additional compensation expense for unvested shares amounting to $996,888 will be recognized over the remaining requisite future service periods for each respective grant.

Shares granted for compensation expense are as follows.

Grant Date	Fair Value at Grant Date	Shares Granted as of December 31, 2006	Shares Issued during the period from February 1, 2006 (inception) through December 31, 2006	Vested Shares as of December 31, 2006	Unvested Shares as of December 31, 2006

2/13/2006	12,700	77,854	38,927	38,927	38,927
4/17/2006	14,800	77,854	38,927	38,927	38,927
6/1/2006	15,815	77,854	38,927	38,927	38,927
2/1/2007	407,550	-	-	-	506,051
2/19/2007	583,110	-	-	-	724,042

Total	1,033,975	233,562	116,781	116,781	1,346,874

The total number of shares issued by the Company for stock compensation for the period from February 1, 2006 (inception) through December 31, 2006 amounted to 116,781.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 11-	EMPLOYMENT AGREEMENTS

The Company has employment agreements dated May 4, 2007 with Mr. John Collins, President and Chief Executive Officer (Mr. Collins) and Mr. George Hoag, Senior Vice President, Research and Development (Mr. Hoag) (collectively the “Agreements”). Mr. Collins’ agreement includes a base salary of $250,000 per annum and Mr. Hoag’s agreement includes a base salary of $350,000 per annum. Mr. Collins and Mr. Hoag are also owed $300,000 for compensation earned in 2006, payable at a future unspecified date and subject to the approval of convertible note holders under the terms of the anticipated reverse merger (see Note 15) . These amounts totaling $600,000 are included in due to officers/directors in the accompanying balance sheet. The Agreements also include the following:

a.	annual incentive payments equal to 50% of base salary to be paid at the discretion of the Board of Directors;

b.	participation in any future stock option program offered by the Company, so long as their respective equity holding is less than 10% of the total equity of the Company;

c.	participation in a profit sharing plan, if approved and implemented by the Board of Directors;

d.	twenty days of paid vacation annually;

e.	severance payment in the event of termination not for cause of one year’s salary and bonus compensation which coincides with a one year non-compete agreement;

f.	a provision whereby the parties agreed that the Agreements shall supersede any other prior or contemporaneous agreements regarding the employees’ provision of services to the Company.

NOTE 12 -	CONTRIBUTED TECHNOLOGY

Effective February 1, 2006, Mr. Collins and Mr. Hoag transferred proprietary technology and “know-how” to the Company. In accordance with FAS 2, “Accounting for Research and Development Costs,” the fair value of the transferred technology at February 1, 2006 (inception) of $3,100,000 was immediately recognized as research and development expense and additional paid-in capital.

NOTE 13 -	RELATED PARTIES

Certain officers and directors have provided personal guarantees in connection with certain of the Company’s financing transactions (See Notes 7 and 8) .
At December 31, 2006, there are amounts due to certain officers and directors in connection with employment agreements (See Note 11) .

During 2006, Mr. Peter G. Perakos, a director of the Company, arranged for certain legal services that were provided to the Company by a third party and for the payment of certain filing fees on behalf of the Company. Mr. Perakos was reimbursed $15,552 for services arranged and fees paid on behalf of the Company.
During 2006, Mr. Perakos and Mr. Hoag provided working capital loans to the Company. All such loans were repaid during 2006.

VeruTEK Technologies, Inc.
Notes to Financial Statements
December 31, 2006

NOTE 14 -	EMPLOYEE RETIREMENT PLAN

The Company offers employees the opportunity to contribute to a 401(k) plan that is administered by a third party. The Company matches 100% of the first $5,000 contributed by employees and matches 25% of additional contributions made by employees up to a maximum of $2,500. As of December 31, 2006, the Company has not funded the matching contributions and, as a result, has recorded $28,294 in accrued payroll and benefits in the accompanying balance sheet.

NOTE 15 -	SUBSEQUENT EVENTS

BRIDGE LOAN

As described in Note 8, the Company entered into a Bridge Loan financing arrangement on January 4, 2007. Also, as discussed in Note 8, the execution of this arrangement resulted in the default of certain provisions of the revolving Loan Facility and Term Note. All interest and principal would become immediately due and payable if Webster Bank should choose to accelerate the Facility or the Term Note.

REVERSE MERGER

On March 28, 2007, the Company executed a letter of understanding for the purpose of securing additional financing. Pursuant to this letter, the Company expects to raise approximately $1.35 million, net of transaction commissions and expenses. The transaction includes a share exchange whereby the Company and its shareholders will become the majority owners of an unrelated public company. Concurrent with the acquisition, the Company will issue approximately $1.6 million of 6% secured convertible notes and warrants. The notes will be convertible under certain conditions into shares of the Company’s common stock. The Company would agree to effect the registration of the shares to be converted through notes and warrants under the Securities Act of 1933 pursuant to a registration rights agreement. The transaction (collectively referred to as the “Reverse Merger”) is expected to close on or about May 8, 2007.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by VeruTEK Technologies, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares).  All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$242
Legal fees and expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous expenses	$5,000
Total expenses	$30,242

 Item 14.  Indemnification of Directors and Officers.

  Under Section 78.138 of the Nevada Revised Statutes, or NRS, a director or officer of a corporation is generally not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that (i) his or her act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our articles of incorporation, as amended, provide that none of our directors or officers shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer, except (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the NRS.

Our directors and officers may be indemnified as provided by the NRS and our bylaws.

Under NRS Section 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, under NRS Section 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under NRS Section 78.7502, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Under NRS Section 78.751, any discretionary indemnification pursuant to NRS Section 78.7502, unless ordered by a court, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made (i) by the stockholders, (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.  Notwithstanding the foregoing, the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

Our bylaws provide that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of us, by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, in each case to the fullest extent permissible under NRS Sections 78.7502 or 78.751, as amended from time to time, or the indemnification provisions of any successor statutes, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

In addition, our bylaws provide that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of us to procure a judgment in its favor by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, provided that no indemnification shall be made with respect to any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our bylaws also provide that to the extent that a director, officer, employee or agent of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, we must indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

In addition, our bylaws provide that expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding referred to above must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

Our bylaws provide the indemnification provisions set forth therein must be liberally construed in favor of indemnification and the payment of expenses incurred in connection with a proceeding in advance of its final disposition and there shall be a rebuttable presumption that a claimant under the indemnification provisions set forth in our bylaws is entitled to such indemnification and we shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

We have no agreements with any of our directors or officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

 Item 15.  Recent Sales of Unregistered Securities.

On January 4, 2007, VeruTEK-Delaware raised $600,000 through the issuance of the Bridge Loan to accredited investors.  On May 9, 2007, upon acquiring VeruTEK-Delaware, the Bridge Loan was converted into 776,051 shares of our common stock.  In addition, we issued common stock purchase warrants, or Bridge Warrants, to purchase 776,051 shares of common stock exercisable at $1.20 per share. The Bridge Warrants are exercisable for a period of five years for cash only.

On May 9, 2007, we entered into and closed a share exchange agreement with VeruTEK-Delaware, and each of VeruTEK-Delaware's shareholders.  Pursuant to a share exchange agreement, we acquired all of the issued and outstanding capital stock of VeruTEK-Delaware from the VeruTEK-Delaware shareholders in exchange for 16,684,112 shares of our common stock.

On May 9, 2007, we received gross proceeds of approximately $1,685,000 in connection with the financing, or the May 2007 Financing, from Nite Capital Master, Ltd., Meadowbrook Opportunity Fund LLC, Joel Appel, Icon Capital Partners, LP, Redwood Investment Capital, LP, Jack Herchenbach, Mark Munson and Thomas S. Perakos Living Trust, or collectively, the May 2007 Investors. Pursuant to a securities purchase agreement we entered into with the May 2007 Investors, we sold the Notes, and warrants, or the May 2007 Warrants, to each of the May 2007 Investors.

The Notes are convertible under certain conditions into shares of our common stock. The May 2007 Warrants issued to each May 2007 Investor will entitle the holder thereof to purchase a number of shares of our common stock, or the Warrant Shares, equal to 50% of the number of shares of common stock into which the Notes purchased by such May 2007 Investor is convertible. The exercise price for the May 2007 Warrants is $1.20 per share, subject to adjustment as provided therein. The conversion price for the Notes is $1.00 per share, subject to adjustment as provided therein.

The Notes bear interest at 6%, mature two years from the date of issuance, and are convertible into our common stock, at the investors' option, at $1.00 per share. The full principal amount of the Notes is due upon default. In addition, we have granted the May 2007 Investors a security interest in substantially all of our assets. After commissions and expenses, we received net proceeds of approximately $1,500,000 from the May 2007 Financing.

The May 2007 Investors each have contractually agreed to restrict its ability to convert its securities and receive shares of our common stock such that the number of shares of our Common Stock held by it and its affiliates after such conversion does not exceed 9.99% of our then issued and outstanding shares of common stock.

Effective October 17, 2007, we completed a private placement of investment units to accredited investors consisting of investment units at the price of $1.50 per investment unit. Each investment unit is comprised of one (1) share of common stock, a five year non-callable warrant to purchase one share of common stock at an exercise price of $1.80 per share and a five year non-callable warrant to purchase one share of common stock at an exercise price of $2.10 per share.  We raised in the private placement approximately $1.9 million (net of transaction related expenses) from 29 accredited investors, who were issued 1,373,334 investment units. No underwriting discounts or commissions were applicable to this private placement.  Douglas Anderson, Mark Ain, and Carlos Naudon (each a director of our company) purchased shares of our common stock and were issued warrants.

On February 29, 2008, we issued 5,500 shares of our common stock upon the conversion of $5,500 of convertible notes issued on May 9, 2007 by the holder thereof.  No additional consideration was paid by the note holder in connection with the issuance of such shares of common stock.

During May 2008, we closed the Financing with 41 institutional and accredited investors and 3 of our directors. The Financing consisted of the Units, each Unit consisting of the Shares and an Investor Warrant, at a price of $2.20 per Unit for gross aggregate proceeds of approximately $6.2 million.  Estimated transaction expenses directly related to the Financing were $493,359. In addition, we issued the Needham Warrants to purchase 253,816 shares of our common stock to the placement agent for the transaction, Needham & Company LLC.  Each Investor Warrant has an exercise price of $1.30 per share and each Needham Warrant has an exercise price of $1.10 share, each of which is subject to certain adjustments as set forth in the respective warrant agreements.  The warrants may be exercised for cash or by means of a cashless exercise and will expire in five years after the date of issuance.

During the three-month period ended June 30, 2008, we issued 14,500 shares of our common stock upon the conversion of $14,500 of convertible notes issued on May 9, 2007 by the holder thereof.  No additional consideration was paid by the note holder in connection with the issuance of such shares of common stock.

 All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors or a limited number of unaccredited investors, our business associates or our executive officers, and we restricted transfer in accordance with the requirements of the Securities Act. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our SEC filings.

 Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits

EXHIBIT NUMBER	DESCRIPTION
2.1(1)
Agreement and Plan of Exchange, dated as of May 9, 2007, by and among VeruTEK Technologies, Inc. and the shareholders of VeruTEK Technologies, Inc., on the one hand, and the Registrant, Ezio Montagliani and Peter Keller on the other hand

3.1(2)	Articles of Incorporation of the Registrant

3.2(3)	Certificate of Amendment to Articles of Incorporation of the Registrant

3.3(4)	Bylaws of the Registrant

4.1(5)	Securities Purchase Agreement, dated as of May 9, 2007, by and among the Registrant, the purchasers party thereto and Nite Capital Master, LTD as collateral agent

4.2(6)	Form of Secured Convertible Note

4.3(7)	Form of Warrant to Purchase Common Stock

4.4(8)	Form of Registration Rights Agreement, dated as of May 9, 2007, by and between the Registrant and the purchasers party thereto

4.5(9)	Form of Security Agreement, dated as of May 9, 2007, by and among the Registrant and Nite Capital Master, LTD as collateral agent

4.6(10)	Form of Common Stock Purchase Warrant

4.7(11)	Form of Registration Rights Agreement, dated as of May 12, 2008, by and between the Registrant and the subscribers party thereto

4.8(12)	Form of Subscription Agreement

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

10.1(13)	Employment Agreement between the Registrant and George Hoag

10.2(14)	Employment Agreement between the Registrant and John Collins

10.3(15)	Employment Agreement between the Registrant and Michael Vagnini

10.4(16)	Lease dated June 29, 2007 between the Registrant and Wales Realty, LLC

10.5(17)	Agreement dated as of February 22, 2008 between the Registrant and Keyspan Corporate Services LLC

10.6(18)	VeruTEK Technologies, Inc. 2008 Stock Incentive Plan

16.1(19)	Letter From Manning Elliot LP, dated September 10, 2007

21.1(20)	Subsidiaries of the Registrant

23.1	Consent of CCR LLP

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP, included in Exhibit 5.1 filed herewith

24.1	Power of Attorney (See page II-9 of this Registration Statement)

(1)           Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(2)           Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed onDecember 16, 2005.

(3)           Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 10,2007.

(4)           Incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on September28, 2007.

(5)           Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(6)           Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(7)           Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(8)           Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(9)           Incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form SB-2 filed onJuly 20, 2007.

(10)         Incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed on May 16,2008.

(11)         Incorporated by reference to Exhibit 4.4 of the Registrant’s Current Report on Form 8-K filed on May 16,2008.

(12)         Incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K filed on May 16,2008.

(13)         Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(14)         Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(15)         Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(16)         Incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-KSB for the fiscalyear ended December 31, 2007.

(17)         Incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-KSB for the fiscalyear ended December 31, 2007.

(18)         Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed onApril 2, 2008.

(19)         Incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K/A filed onSeptember 11, 2007.

(20)         Incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form SB-2 filed onJuly 20, 2007.

(b)  Financial Statement Schedules

No financial statement schedules are required.

 Item 17.  Undertakings.

Item 512(a) of Regulation S-K.  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield, State of Connecticut, on October 9, 2008.

VERUTEK TECHNOLOGIES, INC.

By:	/s/ John Collins
John Collins
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of VeruTEK Technologies, Inc., hereby severally constitute and appoint John Collins and Michael Vagnini and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable VeruTEK Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Collins	President, Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2008
John Collins

/s/ Michael Vagnini	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 9, 2008
Michael Vagnini

/s/ Douglas Anderson	Chairman of the Board	October 9, 2008
Douglas Anderson

/s/ Mark Ain	Director	October 9, 2008
Mark Ain

/s/ Carlos Naudon	Director	October 9, 2008
Carlos Naudon

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

2.1(1)
Agreement and Plan of Exchange, dated as of May 9, 2007, by and among VeruTEK Technologies, Inc. and the shareholders of VeruTEK Technologies, Inc., on the one hand, and the Registrant, Ezio Montagliani and Peter Keller on the other hand

3.1(2)	Articles of Incorporation of the Registrant

3.2(3)	Certificate of Amendment to Articles of Incorporation of the Registrant

3.3(4)	Bylaws of the Registrant

4.1(5)	Securities Purchase Agreement, dated as of May 9, 2007, by and among the Registrant, the purchasers party thereto and Nite Capital Master, LTD as collateral agent

4.2(6)	Form of Secured Convertible Note

4.3(7)	Form of Warrant to Purchase Common Stock

4.4(8)	Form of Registration Rights Agreement, dated as of May 9, 2007, by and between the Registrant and the purchasers party thereto

4.5(9)	Form of Security Agreement, dated as of May 9, 2007, by and among the Registrant and Nite Capital Master, LTD as collateral agent

4.6(10)	Form of Common Stock Purchase Warrant

4.7(11)	Form of Registration Rights Agreement, dated as of May 12, 2008, by and between the Registrant and the subscribers party thereto

4.8(12)	Form of Subscription Agreement

5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

10.1(13)	Employment Agreement between the Registrant and George Hoag

10.2(14)	Employment Agreement between the Registrant and John Collins

10.3(15)	Employment Agreement between the Registrant and Michael Vagnini

10.4(16)	Lease dated June 29, 2007 between the Registrant and Wales Realty, LLC

10.5(17)	Agreement dated as of February 22, 2008 between the Registrant and Keyspan Corporate Services LLC

10.6(18)	VeruTEK Technologies, Inc. 2008 Stock Incentive Plan

16.1(19)	Letter From Manning Elliot LP, dated September 10, 2007

21.1(20)	Subsidiaries of the Registrant

23.1	Consent of CCR LLP

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP, included in Exhibit 5.1 filed herewith

24.1	Power of Attorney (See page II-9 of this Registration Statement)

(1)           Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(2)           Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed onDecember 16, 2005.

(3)           Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 10,2007.

(4)           Incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on September28, 2007.

(5)           Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(6)           Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(7)           Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(8)           Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(9)           Incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form SB-2 filed onJuly 20, 2007.

(10)         Incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed on May 16,2008.

(11)         Incorporated by reference to Exhibit 4.4 of the Registrant’s Current Report on Form 8-K filed on May 16,2008.

(12)         Incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K filed on May 16,2008.

(13)         Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(14)         Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 15, 2007.

(15)         Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 15,2007.

(16)         Incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-KSB for the fiscalyear ended December 31, 2007.

(17)         Incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-KSB for the fiscalyear ended December 31, 2007.

(18)         Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 filed onApril 2, 2008.

(19)         Incorporated by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K/A filed onSeptember 11, 2007.

(20)         Incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form SB-2 filed onJuly 20, 2007.

II-1